                                               Filed Pursuant to Rule 424(b)(3)
                                                  Registration Number 333-71280
                                [LOGO] ILLUMINET

                           Illuminet Holdings, Inc.
                               4501 Intelco Loop
                            Lacey, Washington 98503

                               October 30, 2001

To Our Stockholders:

   You are cordially invited to attend the special meeting of stockholders of Illuminet Holdings, Inc. to be held at the principal executive offices of Illuminet, 4501 Intelco Loop, Lacey, Washington 98503 on Wednesday, December 12, 2001 at 9:00 a.m., local time.

   At the special meeting, Illuminet stockholders will be asked to consider and vote upon the following items:

    1. A proposal to approve the merger of Illinois Acquisition Corporation, a wholly owned subsidiary of VeriSign, Inc., with and into Illuminet Holdings, Inc. and to approve and adopt a merger agreement with VeriSign. The merger agreement relating to the proposed merger is included as Annex A to the attached prospectus/proxy statement. In the merger, VeriSign will issue 0.93 shares of common stock for each share of outstanding Illuminet common stock;

    2. A proposal to grant Illuminet management the discretionary authority to adjourn the special meeting to a date not later than January 11, 2002 in order to enable the Illuminet board of directors to continue to solicit additional proxies in favor of the merger; and

    3. Any other matters that may properly come before the special meeting or any adjournment or postponement of the special meeting.

   These matters are described in detail in the attached notice of special meeting of stockholders and prospectus/proxy statement. In particular, you should carefully consider the discussion in the section entitled "Risk Factors" beginning on page 12 of the prospectus/proxy statement.

   After careful consideration, your board of directors has approved the merger and merger agreement with VeriSign and determined the merger to be fair to and in the best interests of Illuminet and its stockholders. The board of directors recommends that you vote "FOR" each of these proposals.

   The board of directors has chosen October 16, 2001 as the date used to determine the stockholders that will be able to vote at the special meeting and any adjournment of the special meeting. If you own stock in Illuminet at the close of business on that date, you are invited to attend the special meeting and vote on the merger.

   It is important that you use this opportunity to take part in the affairs of Illuminet by voting on the business to come before this meeting. Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting. Your vote is very important. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

                                          Very truly yours,

                                          /s/ Roger H. Moore

                                          Roger H. Moore
                                          President & CEO

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or the securities of VeriSign to be issued in the merger, or determined if this prospectus/proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

   This prospectus/proxy statement is dated October 30, 2001, and is first being mailed to stockholders on or about October 31, 2001.

                                [LOGO] ILLUMINET

                               -----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                               -----------------

                               December 12, 2001

To Our Stockholders:

   We will hold a special meeting of stockholders of Illuminet Holdings, Inc. at the principal executive offices of Illuminet, 4501 Intelco Loop, Lacey, Washington 98503 on December 12, 2001, at 9:00 a.m., local time, for the following purposes:

    1. To approve the merger of Illinois Acquisition Corporation, a wholly owned subsidiary of VeriSign, Inc., with and into Illuminet Holdings, Inc. and to approve and adopt a merger agreement with VeriSign. The merger agreement relating to the proposed merger is included as Annex A to the attached prospectus/proxy statement. In the merger, VeriSign will issue 0.93 shares of common stock for each share of outstanding Illuminet common stock.

    2. To grant Illuminet management the discretionary authority to adjourn the special meeting to a date not later than January 11, 2002 in order to enable the Illuminet board of directors to continue to solicit additional proxies in favor of the merger.

    3. To transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

   The merger cannot be completed unless the holders of two-thirds of the total outstanding shares of Illuminet common stock approve the merger. The holders of a majority of the votes cast on the adjournment proposal must approve the adjournment proposal.

   The board of directors recommends a "FOR" vote on the merger proposal and a "FOR" vote on the adjournment proposal. The merger is discussed in more detail in the sections of the attached prospectus/proxy statement entitled "Proposal One--The Merger" and "The Merger Agreement." The adjournment proposal is discussed in more detail in the section of the attached prospectus/proxy statement entitled "Proposal Two--Adjournment of the Special Meeting." You should read the attached prospectus/proxy statement carefully.

   Only stockholders of record at the close of business on October 16, 2001, the record date for the special meeting, are entitled to notice of and to vote at the special meeting or any adjournment of the special meeting.

   All stockholders are cordially invited to attend the special meeting. Whether or not you expect to attend the special meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the meeting. A postage-paid envelope is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the special meeting.

                                          By Order of the Board of Directors,

                                          /s/ Daniel E. Weiss
                                          Daniel E. Weiss
                                          Secretary

Olympia, Washington, October 30, 2001

                               TABLE OF CONTENTS

                                                                                                 Page
                                                                                                 ----
Documents Incorporated by Reference in this Prospectus/Proxy Statement..........................  ii
Where You Can Find More Information............................................................. iii
Questions and Answers about the Merger..........................................................  iv
Summary of the Prospectus/Proxy Statement.......................................................   1
    The companies...............................................................................   1
    Summary of the transaction..................................................................   2
    VeriSign's selected historical consolidated financial data..................................   8
    Illuminet's selected historical consolidated financial data.................................   9
    Comparative historical and unaudited pro forma per share data...............................  10
Statements Regarding Forward-Looking Information................................................  11
Risk Factors....................................................................................  12
    Risks related to the proposed merger........................................................  12
    Risks related to VeriSign's business........................................................  14
    Additional risks related to Illuminet's business............................................  26
The Illuminet Special Meeting...................................................................  31
Proposal One--The Merger........................................................................  34
    Background of the merger....................................................................  34
    Illuminet's reasons for the merger..........................................................  35
    Recommendation of Illuminet's board of directors............................................  36
    Opinion of Illuminet's financial advisor....................................................  37
    Interests of certain persons in the merger..................................................  43
    Completion and effectiveness of the merger..................................................  44
    Structure of the merger and conversion of Illuminet common stock............................  44
    Exchange of Illuminet stock certificates for VeriSign stock certificates....................  44
    United States federal income tax consequences of the merger.................................  45
    Accounting treatment of the merger..........................................................  46
    Regulatory filings and approvals required to complete the merger............................  46
    Restrictions on sales of shares by affiliates of Illuminet and VeriSign.....................  47
    Listing on the Nasdaq National Market of VeriSign common stock to be issued in the merger...  47
    Delisting and deregistration of Illuminet common stock after the merger.....................  47
The Merger Agreement............................................................................  48
    The merger..................................................................................  48
    Representations and warranties..............................................................  48
    Conduct of Illuminet's business before the closing of the merger............................  50
    No dividends by VeriSign....................................................................  51
    No other negotiations.......................................................................  51
    Public disclosure...........................................................................  53
    Employee benefit plans......................................................................  53
    Treatment of Illuminet stock options........................................................  53
    Indemnification of Illuminet Directors and Officers.........................................  53
    Conditions to completion of the merger......................................................  54
    Termination of the merger agreement.........................................................  55
    Termination fee.............................................................................  56
    Amendment, extension and waiver of the merger agreement.....................................  57
Related Agreements..............................................................................  58
    The stock option agreement..................................................................  58
    Voting agreements...........................................................................  59
Proposal Two--Adjournment of the Special Meeting................................................  60
Comparative Per Share Market Price Data.........................................................  61
Comparison of Rights of Holders of VeriSign Common Stock and Illuminet Common Stock.............  63
Share Ownership by Principal Stockholders, Management and Directors of Illuminet................  68
Illuminet Stockholder Proposals.................................................................  69
Legal Opinion...................................................................................  69
Experts.........................................................................................  69
Annex A--Agreement and Plan of Merger........................................................... A-1
Annex B--Stock Option Agreement................................................................. B-1
Annex C--Form of Voting Agreement............................................................... C-1
Annex D--Opinion of Robertson Stephens, Inc..................................................... D-1

                  DOCUMENTS INCORPORATED BY REFERENCE IN THIS
                          PROSPECTUS/PROXY STATEMENT

   This prospectus/proxy statement incorporates by reference important business and financial information that is not presented in or delivered with this document.

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different.

   The following documents, which have been filed by VeriSign with the Securities and Exchange Commission, are incorporated by reference into this prospectus/proxy statement:

  .  VeriSign's annual report on Form 10-K for the year ended December 31, 2000;

  . VeriSign's quarterly reports on Form 10-Q for the quarters ended March 31 and June 30, 2001;

  .  VeriSign's current reports on Form 8-K dated June 1 and September 27, 2001;

  . VeriSign's registration statement on Form 8-A, SEC file number 000-23593, dated January 6, 1998, which describes VeriSign's common stock; and

  . VeriSign's definitive proxy statement for the 2001 meeting of VeriSign stockholders filed with the SEC on April 12, 2001.

   The following documents, which have been filed by Illuminet with the Securities and Exchange Commission, are incorporated by reference into this prospectus/proxy statement:

  . Illuminet's annual report on Form 10-K for the year ended December 31, 2000;

  . Illuminet's quarterly reports on Form 10-Q for the quarters ended March 31 and June 30, 2001;

  . Illuminet's current reports on Form 8-K dated July 19, 2001 (with respect to the Item 5 disclosure only), August 28, 2001, September 24, 2001 and October 2, 2001;

  . Illuminet's registration statement on Form 8-A, SEC file number 000-27555, dated October 5, 1999, as amended on Form 8-A/A dated October 7, 1999, which describes Illuminet's common stock; and

  . Illuminet's definitive proxy statement for the 2001 meeting of Illuminet stockholders filed with the SEC on March 26, 2001.

   All documents filed by VeriSign or Illuminet under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus/proxy statement and before the date of the Illuminet special meeting are incorporated by reference into and deemed to be a part of this prospectus/proxy statement from the date of filing of those documents.

   Any statement contained in a document incorporated or deemed to be incorporated in this document by reference will be deemed to be modified or superseded for purposes of this prospectus/proxy statement to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated in this document by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus/proxy statement.

                               -----------------

   Unless otherwise indicated, all information in this document reflects 2-for-1 stock splits of VeriSign's common stock effected in May 1999 and December 1999.

                               -----------------

   VeriSign and the Verisign logo are registered trademarks of VeriSign, Inc. and Illuminet is a registered service mark of Illuminet Holdings, Inc. This prospectus/proxy statement also contains trademarks of other companies and organizations.

                      WHERE YOU CAN FIND MORE INFORMATION

   The documents incorporated by reference into this prospectus/proxy statement are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus/proxy statement not including exhibits to the information unless those exhibits are specifically incorporated by reference into this prospectus/proxy statement, to you, without charge, upon written or oral request. You should make any request for documents by December 2, 2001 to ensure timely delivery of the documents.

Requests for documents relating to Illuminet      Requests for documents relating to VeriSign
should be directed to:                            should be directed to:

Illuminet Holdings, Inc.                          VeriSign, Inc.
4501 Intelco Loop                                 487 East Middlefield Road
Lacey, Washington 98503                           Mountain View, California 94043
Attn: Investor Relations                          Attn: Investor Relations
(360) 493-6000                                    (650) 961-7500

   Illuminet and VeriSign file reports, proxy statements and other information with the SEC. Copies of our reports, proxy statements and other information may be inspected and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.

   Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding each of us. The address of the SEC website is http://www.sec.gov.

   VeriSign has filed a registration statement under the Securities Act with the SEC with respect to VeriSign's common stock to be issued to Illuminet stockholders in the merger. This prospectus/proxy statement constitutes the prospectus of VeriSign filed as part of the registration statement. This prospectus/proxy statement does not contain all of the information set forth in the registration statement because some parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may inspect and copy the registration statement at any of the addresses listed above.

   This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the VeriSign common stock or the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make the offer, solicitation of an offer or proxy solicitation in that jurisdiction. Neither the delivery of this prospectus/proxy statement nor any distribution of securities means, under any circumstances, that there has been no change in the information set forth or incorporated in this document by reference or in our affairs since the date of this prospectus/proxy statement. The information contained in this document with respect to Illuminet and its subsidiaries was provided by Illuminet and the information contained in this document with respect to VeriSign and its subsidiaries was provided by VeriSign.

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What is the merger?

    A: In the merger, Illuminet will become a wholly owned subsidiary of VeriSign and Illuminet stockholders will become VeriSign stockholders.

Q: What will Illuminet's stockholders receive in the merger?

    A: Illuminet's stockholders will receive 0.93 shares of VeriSign common stock for each share of Illuminet common stock they own. VeriSign will not issue fractional shares of stock. Illuminet's stockholders will receive cash based on the market price of VeriSign common stock instead of any fractional share.

       For example, a holder of 100 shares of Illuminet common stock will receive 93 shares of VeriSign common stock.

       Based on the capitalization of VeriSign and Illuminet as of October 16, 2001, the former stockholders of Illuminet will receive in the merger a number of shares of VeriSign common stock representing approximately 13.0% of VeriSign's outstanding common stock.

       The number of shares of VeriSign common stock to be issued for each share of Illuminet common stock is fixed and will not be adjusted based upon changes in the value of these shares. As a result, the value of the shares that Illuminet's stockholders will receive in the merger will not be known prior to the time of the merger and may go up or down as the market price of VeriSign common stock goes up or down. Illuminet is not permitted to terminate its obligations to complete the merger or resolicit the vote of its stockholders based solely on changes in the value of Illuminet common stock.

Q: Does the board of directors of Illuminet recommend voting in favor of the merger?

    A: Yes. After careful consideration, Illuminet's board of directors recommends that its stockholders vote in favor of the merger agreement and the proposed merger.

       For a more complete description of the recommendations of the board of directors of Illuminet, see the sections entitled "Proposal One--The Merger--Illuminet's reasons for the merger" beginning on page 35 and "Proposal One--The Merger--Recommendation of Illuminet's board of directors" on page 36.

Q: Are there risks I should consider in deciding whether to vote for the merger?

    A: Yes. For example, the number of shares of VeriSign common stock that Illuminet stockholders will receive will not change even if the market price of VeriSign common stock increases or decreases before the completion of the merger. We urge you to obtain current market quotations of VeriSign common stock and Illuminet common stock.

       In evaluating the merger, you should also carefully consider these and other factors discussed in the section entitled "Risk Factors" beginning on page 12.

Q: What do I need to do now?

    A: Sign your proxy card and mail it in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. If you do not include instructions on how to vote your properly signed proxy, your shares will be voted "FOR" your approval and adoption of the merger agreement and approval of the merger and "FOR" your approval of adjournment of the special meeting if the number of shares of Illuminet common stock present or represented and voting in favor of approval of the merger is insufficient to approve the merger.

       For a more complete description of voting at the meeting, see the section entitled "The Illuminet Special Meeting" beginning on page 31.

Q: What do I do if I want to change my vote?

    A: If you want to change your vote, send the secretary of Illuminet a later-dated, signed proxy card before the special meeting or attend the special meeting in person. You may also revoke your proxy by sending written notice to the secretary of Illuminet before the special meeting.

       For a more complete description of how to change your vote, see the section entitled "The Illuminet Special Meeting" beginning on page 31.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

    A: Your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

       For a more complete description of voting shares held in "street name," see the section entitled "The Illuminet Special Meeting" beginning on page 31.

Q: Should I send in my Illuminet stock certificates now?

    A: No. After the merger is completed, we will send you written instructions for exchanging your Illuminet stock certificates for VeriSign stock certificates.

Q: When do you expect the merger to be completed?

    A: We are working toward completing the merger as quickly as possible. We hope to complete the merger during the fourth quarter of 2001.

       For a more complete description of the conditions to the merger, see the section entitled "The Merger Agreement--Conditions to completion of the merger" beginning on page 54.

Q: Will I recognize a gain or loss on the transaction?

    A: We expect that if the merger is completed, you will not recognize gain or loss for United States federal income tax purposes, except that you will recognize gain or loss with respect to cash received instead of fractional shares. However, you are urged to consult your own tax advisors to determine your particular tax consequences.

       For a more complete description of the tax consequences, see the section entitled "Material United States federal income tax consequences of the merger" beginning on page 45.

Q: Am I entitled to dissenters' or appraisal rights?

    A: Under Delaware law, holders of Illuminet common stock are not entitled to dissenters' or appraisal rights in the merger.

Q: Whom should I call with questions?

    A: Illuminet's stockholders should call Illuminet Investor Relations at
       (360) 493-6165 with any questions about the merger.

       You may also obtain additional information about VeriSign and Illuminet from documents each of us files with the Securities and Exchange Commission by following the instructions in the section entitled "Where you can find more information" on page iii.

                   SUMMARY OF THE PROSPECTUS/PROXY STATEMENT

   This summary may not contain all of the information that is important to you. You should read carefully this entire document and the other documents we refer to for a more complete understanding of the merger.

                                 The Companies


[LOGO] VeriSign Logo                                      [LOGO] ILLUMINET

VeriSign, Inc.                                            Illuminet Holdings, Inc.
487 East Middlefield Road                                 4501 Intelco Loop
Mountain View, California 94043                           Lacey, Washington 98503
Tel: (650) 961-7500                                       Tel: (360) 493-6000

  VeriSign is a leading provider of trusted                 Founded in 1981, Illuminet is a leading provider
infrastructure services to website owners, enterprises,   of advanced nationwide signaling and intelligent
electronic commerce service providers and individuals.    network services to the communications industry.
Its domain name registration, digital certificate, global Connection to the Illuminet network gives carriers
registry and payment services provide the critical web    access to the system of signaling networks of nearly
identity, authentication and transaction infrastructure   the entire U.S. public-switched telecommunications
that online businesses need to establish their web        infrastructure through a single source. Illuminet
identities and to conduct secure electronic commerce,     specializes in SS7 network services and intelligent
or e-commerce, and communications. VeriSign's             network solutions for services such as calling name
services support businesses and consumers from the        delivery, calling card validation, wireless roaming,
moment they first establish an Internet presence          number portability, network usage measurement,
through the entire lifecycle of e-commerce activities.    network management, Operations Support System, or
                                                          OSS, interconnection services, clearinghouse
  VeriSign was incorporated in Delaware on                services, toll-free database and other specialized
April 12, 1995, and has acquired several other            database access functions. Illuminet also provides
businesses since its incorporation. VeriSign is based in  prepaid wireless services including real-time account
Mountain View, California, and has more than              management, through its subsidiary National
2,500 employees worldwide. Its common stock is            Telemanagement Corporation, based in Dallas, TX.
traded on the Nasdaq National Market under the ticker
symbol "VRSN." Its web site can be accessed at
verisign.com.



                          Summary of the Transaction

The merger (see page 34)

   VeriSign and Illuminet have entered into a merger agreement that provides for the merger of Illinois Acquisition Corporation, a newly formed and wholly owned subsidiary of VeriSign, with and into Illuminet. As a result of the merger, the separate corporate existence of Illinois Acquisition Corporation will cease and Illuminet will survive the merger as a wholly owned subsidiary of VeriSign.

   Upon completion of the merger, Illuminet stockholders will become VeriSign stockholders, and each outstanding share of Illuminet common stock, other than shares held by Illuminet and its subsidiaries, will be converted into the right to receive 0.93 shares of fully paid and nonassessable VeriSign common stock. Also, VeriSign will convert each outstanding option to purchase Illuminet common stock into an option to purchase shares of VeriSign common stock.

   The merger agreement is attached to this prospectus/proxy statement as Annex
A. We urge you to read it carefully.

Special meeting of Illuminet stockholders (see page 31)

   Illuminet will hold a special meeting of its stockholders on Wednesday, December 12, 2001 at 9:00 a.m., local time, at our principal executive offices, 4501 Intelco Loop, Lacey, Washington 98503. At the meeting, Illuminet stockholders will consider and vote on a proposal to approve and adopt the merger agreement and the merger. In addition, Illuminet stockholders will consider and vote on a proposal to grant Illuminet management the discretionary authority to adjourn the special meeting to a date not later than January 11, 2002 in order to enable the Illuminet board of directors to continue to solicit additional proxies in favor of the merger.

   Only holders of record of Illuminet common stock at the close of business on October 16, 2001, the record date for the special meeting, are entitled to notice of and to vote at the special meeting.

Votes required for approval (see page 32)

   The holders of two-thirds of the outstanding shares of Illuminet common stock must approve the merger agreement and the merger. The holders of a majority of the votes cast on the adjournment proposal must approve the adjournment proposal. Illuminet stockholders are entitled to cast one vote per share of Illuminet common stock owned as of the record date for the special meeting.

   Stockholders of Illuminet that own approximately 0.1% of the outstanding Illuminet common stock as of the record date have agreed to vote in favor of the approval and adoption of the merger agreement and the merger. Directors and executive officers of Illuminet collectively beneficially owned approximately 6.6% of the outstanding Illuminet common stock as of the record date.

Recommendation of Illuminet's board of directors (see page 36)

   Illuminet's board of directors believes that the merger is fair to Illuminet stockholders and in their best interests. The Illuminet board has voted to approve the merger agreement and the merger and recommends that its stockholders vote FOR the approval and adoption of the merger agreement and the merger. The Illuminet board also recommends that Illuminet stockholders vote FOR the adjournment proposal.

Opinion of Illuminet's financial advisor (see page 37)

   In deciding to approve the merger, Illuminet's boards of directors considered, among other things, an opinion from Robertson Stephens, Inc., its financial advisor, as to the fairness of the exchange ratio, from a financial point of view and as of the date of the opinion, to the holders of Illuminet common stock. The opinion of Robertson Stephens, Inc. is attached as Annex D. We urge you to read it carefully in its entirety to understand the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Robertson Stephens in providing its opinion. The opinion of Robertson Stephens is directed to the Illuminet board of directors and is not a recommendation to any stockholder with respect to any matter relating to the merger.

No other negotiations (see page 51)

   Until the merger is completed or the merger agreement is terminated, Illuminet has agreed, with limited exceptions, not to take any action, directly or indirectly, with respect to an Acquisition Proposal, as described on page 52 of this document.

   If Illuminet receives an unsolicited, written, bona fide Acquisition Proposal that its board reasonably concludes after consultation with its financial advisor may constitute a Superior Offer, as described on page 52 of this document, Illuminet may furnish non-public information regarding itself and may enter into discussions with the person or group who has made the Acquisition Proposal if it provides written notice to VeriSign and follows other specified procedures.

   Illuminet has agreed to inform VeriSign promptly as to any Acquisition Proposal, or request for non-public information or inquiry that it reasonably believes would lead to an Acquisition Proposal. Illuminet has agreed to inform VeriSign of the status and details of any Acquisition Proposal and to provide VeriSign with a copy of all written materials provided to Illuminet in connection with any request or inquiry.

   The board of Illuminet may change its recommendation in favor of the merger if it receives a Superior Offer and VeriSign does not respond with a corresponding offer at least as favorable as the Superior Offer.

Conditions to completion of the merger (see page 54)

   The completion of the merger depends upon meeting a number of conditions, including:

  . the merger agreement and the merger must be approved and adopted by Illuminet's stockholders;

  . no governmental entity shall have enacted a law, regulation or order that has the effect of making the merger illegal, and the applicable waiting periods under antitrust laws must have expired or been terminated;

  . Illuminet must have received from its tax counsel an opinion to the effect that the merger will qualify as a tax-free reorganization;

  . the representations and warranties of each party in the merger agreement must be true and correct in all material respects;

  . the parties must have performed or complied in all material respects with their respective agreements and covenants in the merger agreement;

  . no material adverse effect with respect to VeriSign or Illuminet shall have occurred;

  . VeriSign shall have received from Illuminet's regulatory counsel an opinion as to specified regulatory matters; and

  . all material required approvals or consents of any governmental entity or other person shall have been obtained and become final, and are not on terms reasonably likely to materially affect the ownership or operations of business by VeriSign.

   If either VeriSign or Illuminet waives any conditions, VeriSign and Illuminet will consider the facts and circumstances at that time and make a determination as to whether a resolicitation of proxies from stockholders is appropriate.

Termination of the merger agreement (see page 55)

   The merger agreement may be terminated at any time prior to closing the merger, whether before or after the requisite approval of Illuminet's stockholders:

  . by mutual written consent duly authorized by the boards of VeriSign and Illuminet;

  . by either VeriSign or Illuminet, if the merger is not completed by September 30, 2002, except that the right to terminate the merger agreement under this provision is not available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur on or by September 30, 2002, and this action or failure to act constitutes a breach of the merger agreement;

  . by VeriSign or Illuminet, if a governmental authority has issued an order, decree or ruling or taken any other action that is final and nonappealable, having the effect of permanently enjoining, restraining or prohibiting the merger;

  . by VeriSign or Illuminet, if the merger is not approved by the stockholders of Illuminet, except that the right to terminate the merger agreement under this provision is not available to Illuminet where the failure to obtain stockholder approval was caused by an action or failure to act by Illuminet that constitutes a breach of the merger agreement, or a breach of the voting agreements described under "Related Agreements--Voting Agreements";

  . by VeriSign at any time prior to the adoption and approval of the merger agreement and the merger by the required vote of stockholders of Illuminet, if a Triggering Event, as described on page 56 of this document, occurs; or

  . by Illuminet, on the one hand, or VeriSign, on the other, upon a breach of any representation, warranty, covenant or agreement on the part of the other in the merger agreement, or if any of the other's representations or warranties are or become untrue, so that the corresponding condition to closing the merger would not be met. However, if the breach or inaccuracy is curable by the breaching party through the exercise of its commercially reasonable efforts, and such party continues to exercise commercially reasonable efforts, then the other party may not terminate the merger agreement if the breach or inaccuracy is cured within 30 days after delivery of the notice of breach or inaccuracy.

Termination fee (see page 56)

   If the merger agreement is terminated by VeriSign because of any Triggering Event, Illuminet will be obligated to pay VeriSign a termination fee of $45.5 million.

   Illuminet is also obligated to pay a termination fee equal to $45.5 million if:

  . prior to termination of the merger agreement, an Acquisition Proposal is publicly announced;

  . the merger agreement was terminated because (1) the merger did not close by September 30, 2002; (2) approval of the merger by Illuminet's stockholders was not obtained; or (3) of a breach of a representation, warranty, covenant or agreement of Illuminet; and

  . within 18 months of the termination of the merger agreement, Illuminet completes an Acquisition, as described on page 56 of this document, or enters into an agreement providing for an Acquisition and that Acquisition is later consummated with the person with whom the agreement was entered into, regardless of when the consummation occurs, if Illuminet had entered into the agreement during the 18-month period.

The stock option agreement (see page 58)

   VeriSign and Illuminet have entered into a stock option agreement that grants VeriSign the right to buy shares of Illuminet common stock equal to 19.9% of the shares of Illuminet common stock outstanding on the date of exercise at an exercise price of $35.62 per share. The option becomes exercisable only upon the occurrence of specified events. The amount of profit that VeriSign may realize under the option together with the termination fee is subject to a profit cap of $65.0 million. VeriSign required Illuminet to grant the option as a condition for entering into the merger agreement. The option may discourage third parties who are interested in acquiring a significant stake in Illuminet and is intended by VeriSign to increase the likelihood that the merger will be consummated. The stock option agreement is attached to this document as Annex B. We urge you to read it carefully.

The voting agreements (see page 59)

   Illuminet stockholders, who are also directors and executive officers of Illuminet, Roger Moore, Theodore Berns, Jack Blumenstein, Terry Kremian, Richard Lumpkin, David Nicol, James Strand and Greg Wilkinson, entered into voting agreements with VeriSign. The voting agreements require these stockholders to vote all of the shares of Illuminet common stock they own in favor of the merger and against competing proposals or proposals in opposition to the merger. These stockholders own approximately 0.1% of the outstanding Illuminet common stock as of the record date. The form of voting agreement is attached to this document as Annex C. We urge you to read it carefully.

Interests of certain persons in the merger (see page 43)

   When considering the recommendations of Illuminet's boards of directors, you should be aware that some of the Illuminet directors and officers have interests in the merger that are different from, or are in addition to, yours. For example, Roger Moore, who is the chief executive officer and a director of Illuminet, will become a member of the VeriSign board of directors and some executive officers of Illuminet will become employees of VeriSign.

   In addition, Roger Moore, Terry Kremian and Dan Weiss, executive officers of Illuminet, could receive severance payments under certain circumstances in connection with the merger. If Mr. Moore elects to resign after the merger, or if he is terminated without cause, he would receive a lump sum severance payment equal to two times his then current annual base salary. If Mr. Kremian or Mr. Weiss are terminated after the merger, other than for cause, they would each receive a lump sum severance payment equal to one and one-half times their then current annual base salary. Other executive officers may also receive severance benefits in accordance with their existing employment agreements.

   As a result, these executive officers and directors could be more likely to vote to approve, and recommend the approval of, the merger agreement and the merger, than if they did not hold these interests.

Government approvals required to complete the merger (see page 46)

   The merger is subject to antitrust laws. We have made the required filings with the Department of Justice and the Federal Trade Commission and we will make any necessary filings with foreign regulatory agencies. However, the Department of Justice or the Federal Trade Commission, as well as a foreign regulatory agency or government, state or private person, may challenge the merger at any time before or after its completion. We have also made filings with the Federal Communications Commission, or FCC, to transfer two authorizations, one of which relates to services offered through one of Illuminet's subsidiaries, National Telemanagement Corporation, or NTC, and the other relates to a two way radio license used internally by Illuminet for internal purposes.

Restrictions on the ability to sell VeriSign stock (see page 47)

   All shares of VeriSign common stock received by Illuminet stockholders in connection with the merger will be freely transferable unless the holder is considered an affiliate of either VeriSign or Illuminet under the Securities Act.

Listing on the Nasdaq National Market (see page 47)

   VeriSign will list the shares of VeriSign common stock to be issued in the merger for trading on the Nasdaq National Market.

Accounting treatment of the merger (see page 46)

   VeriSign intends to account for the merger as a "purchase" for financial accounting purposes under generally accepted accounting principles.

Comparison of rights of VeriSign stockholders and Illuminet stockholders (see page 63)

   The rights of Illuminet stockholders are determined by Delaware law and Illuminet's certificate of incorporation and bylaws. If the merger is completed, Illuminet stockholders will receive shares of VeriSign common stock. As stockholders of VeriSign, their rights will be governed by Delaware law and VeriSign's amended and restated certificate of incorporation and bylaws.

Comparative market price information (see page 61)

   Shares of both VeriSign and Illuminet common stock are listed on the Nasdaq National Market. On September 21, 2001, the last full trading day prior to the public announcement of the proposed merger, VeriSign's common stock closed at $38.30 per share, and Illuminet's common stock closed at $34.98 per share. On October 26, 2001, VeriSign's common stock closed at $42.82 per share, and Illuminet's common stock closed at $39.63 per share. We urge you to obtain current market quotations.

Forward-looking statements in this prospectus/proxy statement (see page 11)

   This prospectus/proxy statement and the documents incorporated in this document by reference contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business, and on the expected impact of the merger on the combined company's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. In evaluating the merger, you should carefully consider the discussion of these and other factors in the section entitled "Risk Factors" beginning on page 12. You are cautioned not to place undue reliance on these forward looking statements, which reflect the views of VeriSign's or Illuminet's management only as of the date of this prospectus/proxy statement. Neither VeriSign nor Illuminet undertakes any obligation to update these statements or publicly release the results of any revisions to the forward-looking statements that they may make to reflect events or circumstances after the date of this prospectus/proxy statement or to reflect the occurrence of unanticipated events.

   This summary may not contain all of the information that is important to you. You should read carefully this entire document and the other documents we refer to for a more complete understanding of the merger. In particular, you should read the documents attached to this prospectus/proxy statement, including the merger agreement, which is attached as Annex A, the stock option agreement, which is attached as Annex B, the form of voting agreement, which is attached as Annex C and the opinion of Robertson Stephens, Inc., which is attached as Annex D.

   In addition, we incorporate important business and financial information about VeriSign and Illuminet into this prospectus/proxy statement by reference. See "Documents incorporated by reference in this prospectus/proxy statement" on page ii. You may obtain the information incorporated into this prospectus/proxy statement by reference without charge by following the instructions in the section entitled "Where you can find more information" on page iii.

          VeriSign's Selected Historical Consolidated Financial Data

   The following selected historical consolidated financial data of VeriSign has been derived from VeriSign's historical consolidated financial statements and related notes, and should be read together with those consolidated financial statements and related notes that are incorporated by reference in this prospectus/proxy statement. The consolidated statements of operations data for the years ended December 31, 1996, 1997, 1998, 1999 and 2000 and the consolidated balance sheet data as of December 31, 1996, 1997, 1998, 1999 and 2000 have been derived from VeriSign's audited consolidated financial statements. The consolidated statement of operations data for the six months ended June 30, 2000 and 2001 and the balance sheet data as of June 30, 2001 have been derived from VeriSign's unaudited condensed consolidated financial statements. The consolidated statement of operations data for the years ended December 31, 1996 and 1997 and the consolidated balance sheet data as of December 31, 1996, 1997 and 1998 are derived from VeriSign's audited consolidated financial statements that have not been incorporated by reference in this prospectus/proxy statement. VeriSign's operating results for the six months ended June 30, 2001 are not necessarily indicative of results for the full year ending December 31, 2001.

                                                                                  Six Months Ended
                                       Years Ended December 31,                       June 30,
                          --------------------------------------------------  -----------------------
                            1996      1997      1998     1999       2000        2000         2001
                          --------  --------  --------  -------  -----------  ---------  ------------
                                                                                    (unaudited)
                                             (In thousands, except per share data)
Consolidated Statement
  of Operations Data:
Revenues................. $  1,356  $ 13,356  $ 38,930  $84,776  $   474,766  $ 104,325  $    444,610
Total costs and expenses.   12,415    34,657    62,075   88,086    3,675,075    625,159    13,034,795
Operating loss...........  (11,059)  (21,301)  (23,145)  (3,310)  (3,200,309)  (520,834)  (12,590,185)
Minority interest in net
  (income) loss of
  subsidiary.............      838     1,538     1,282      836       (1,334)        90          (519)
Net income (loss)........  (10,288)  (18,589)  (19,743)   3,955   (3,115,474)  (479,093)  (12,568,107)
Basic net income (loss)
  per share..............     (.52)     (.65)     (.24)     .04       (19.57)     (3.94)       (62.65)
Diluted net income (loss)
  per share..............     (.52)     (.65)     (.24)     .03       (19.57)     (3.94)       (62.65)


                                                      December 31,
                                      --------------------------------------------  June 30,
                                       1996    1997    1998     1999      2000        2001
                                      ------- ------- ------- -------- ----------- -----------
                                                                                   (unaudited)
                                                           (In thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term
  investments........................ $30,006 $12,893 $41,745 $156,480 $ 1,026,275 $  798,174
Working capital......................  24,788   6,160  31,085  140,163     520,953    358,954
Total assets.........................  36,537  26,904  64,295  341,166  19,195,222  6,768,748
Other long-term liabilities..........      --      --      --      128      59,135    138,387
Stockholders' equity.................  28,520  13,541  40,728  298,359  18,470,608  5,972,454

          Illuminet's Selected Historical Consolidated Financial Data

   The following selected historical consolidated financial data of Illuminet has been derived from Illuminet's historical consolidated financial statements and related notes, and should be read together with those financial statements and the related notes that are incorporated by reference in this prospectus/proxy statement. The consolidated statement of operations data for the years ended December 31, 1996, 1997, 1998, 1999 and 2000 and the consolidated balance sheet data as of December 31, 1996, 1997, 1998, 1999 and 2000 are derived from Illuminet's audited consolidated financial statements. The consolidated statement of operations data for the years ended December 31, 1996 and the consolidated balance sheet data as of December 31, 1996 and 1997, have been recast from the audited financial statements for such periods to reflect the pooling of interests with National Telemanagement Corporation. The consolidated statement of operations data for the six-month periods ended June 30, 2000 and 2001 and the consolidated balance sheet data as of June 30, 2001 are derived from Illuminet's unaudited consolidated financial statements. The consolidated statement of operations data for the years ended December 31, 1996 and 1997 and the consolidated balance sheet data as of December 31, 1996, 1997 and 1998 are derived from Illuminet's audited consolidated financial statements that have not been incorporated by reference in this prospectus/proxy statement. Illuminet's results for the six months ended June 30, 2001 are not necessarily indicative of results for the full year ending December 31, 2001.

                                                                             Six Months Ended
                                           Years Ended December 31,              June 30,
                                   ----------------------------------------- ----------------
                                    1996    1997    1998     1999     2000     2000    2001
                                   ------- ------- ------- -------- -------- -------  -------
                                             (In thousands, except per share data)
Consolidated Statement of
  Operations Data:
Total revenues.................... $39,146 $63,020 $82,215 $116,700 $153,141 $70,786  $91,704
Total expenses....................  35,939  54,754  71,807   94,893  108,597  52,852   64,293
Operating income..................   3,207   8,266  10,408   21,807   44,544  17,934   27,411
Net income........................   2,911   7,673   5,383   13,635   30,282  11,530   18,951
Earnings per share--Basic.........     .13     .33     .22      .52      .95     .36      .59
Earnings per share--Diluted.......     .13     .30     .19      .45      .89     .33      .56


                                                            December 31,
                                              ----------------------------------------- June 30,
                                               1996    1997    1998     1999     2000     2001
                                              ------- ------- ------- -------- -------- --------
                                                                (In thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and available for sale
  securities................................. $12,622 $11,412 $13,589 $103,961 $116,889 $122,294
Working capital..............................   5,028   9,992  12,958  107,877  124,306  138,175
Total assets.................................  75,637  84,947  98,471  197,130  231,361  253,680
Long-term obligations, less current portion,
  and redeemable preferred stock.............  21,437  18,945  24,762   20,650    8,555    7,145
Stockholders' equity.........................  21,748  30,058  34,935  135,516  176,674  202,063

         Comparative Historical and Unaudited Pro Forma Per Share Data

   The following tables reflect (1) the historical net income and book value per share of VeriSign common stock and the historical net income and book value per share of Illuminet common stock in comparison with the unaudited pro forma net loss and book value per share after giving effect to the proposed merger, and (2) the equivalent historical net loss from continuing operations and book value per share attributable to the 0.93 shares of VeriSign common stock that will be received for each share of common stock of Illuminet.

   Neither company has paid any cash dividends.

   The information presented in the following tables should be read in conjunction with the historical financial statements and related notes of VeriSign and Illuminet that are incorporated by reference in this document.

                                                                     Year Ended     Six Months Ended
                                                                  December 31, 2000  June 30, 2001
                                                                  ----------------- ----------------
                           VERISIGN
Historical per Share Data:
   Net loss per share:
       Basic and diluted.........................................      $(19.57)         $(62.65)
   Book value per share(1).......................................        92.99            29.47

                           ILLUMINET
Historical per Share Data:
   Net income per share:
       Basic.....................................................      $  0.95            $0.59
       Diluted...................................................         0.89             0.56
   Book value per share(1).......................................         5.50             6.20

                           PRO FORMA
Combined Pro Forma per Share Data:
   Net loss per share--basic and diluted.........................      $(16.38)         $(54.36)
   Net loss per equivalent Illuminet share--basic and diluted(2).       (15.23)          (50.56)
   Book value per share(1).......................................        86.38            31.37
   Book value per equivalent Illuminet share(2)..................        80.33            29.17

--------
(1) The historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at December 31, 2000, split adjusted. The pro forma combined book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at December 31, 2000.

(2) The Illuminet equivalent pro forma combined per share amounts are calculated by multiplying the VeriSign share amounts by the exchange ratio of 0.93.

               STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

   This prospectus/proxy statement and the documents incorporated in this document by reference contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business, and on the expected impact of the merger on the combined company's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include:

  . the possibility that the value of the VeriSign common stock to be issued to Illuminet stockholders in the merger will decrease prior to completion of the merger and no corresponding adjustment to the number of shares of VeriSign stock to be received by Illuminet stockholders will be made;

  .  the possibility that the merger will not be consummated;

  . the possibility that the anticipated benefits from the merger cannot be fully realized;

  . the possibility that costs or difficulties related to the integration of our businesses are greater than expected;

  . the combined companies' dependence on the timely development, introduction and customer acceptance of new telecommunications and Internet services;

  .  the impact of competition on revenues and margins;

  . rapidly changing technology and shifting demand requirements and telecommunications and Internet usage patterns;

  . other risks and uncertainties, including the impact of competitive services, products and prices, the unsettled conditions in telecommunications, the Internet and other high-technology industries and the ability to attract and retain key personnel; and

  . other risk factors as may be detailed from time to time in VeriSign's and Illuminet's public announcements and filings with the Securities and Exchange Commission.

   In evaluating the merger, you should carefully consider the discussion of these and other factors in the following section, entitled "Risk Factors."

                                 RISK FACTORS

   The merger involves a high degree of risk. Also, by voting in favor of the merger, Illuminet's stockholders will be choosing to invest in VeriSign common stock. An investment in VeriSign common stock involves a high degree of risk. In addition to the other information contained or incorporated by reference in this prospectus/proxy statement, Illuminet's stockholders should carefully consider the following risk factors in deciding whether to vote for the merger.

Risks related to the proposed merger

   Illuminet's stockholders will receive a fixed ratio of 0.93 shares of VeriSign common stock per share of Illuminet common stock even if there are changes in the market value of Illuminet common stock or VeriSign common stock before the closing of the merger.

   There will be no adjustment to the exchange ratio if the market price of either Illuminet common stock or VeriSign common stock fluctuates. The specific dollar value of VeriSign common stock that Illuminet stockholders will receive upon completion of the merger will depend on the market value of VeriSign common stock at the time of the merger. The share prices of both Illuminet common stock and VeriSign common stock are subject to price fluctuations in the market for publicly traded equity securities and have each experienced significant volatility. Neither company can predict the market prices for either Illuminet common stock or VeriSign common stock at any time before the completion of the merger or the market price for VeriSign common stock after the completion of the merger. VeriSign and Illuminet encourage you to obtain current market quotations of VeriSign common stock and Illuminet common stock.

   VeriSign will face technical, operational and strategic challenges that may prevent it from successfully integrating Illuminet with VeriSign.

   The merger involves risks related to the integration and management of acquired technology, operations and personnel. The integration of VeriSign and Illuminet will be a complex, time consuming and expensive process and may disrupt VeriSign's business if not completed in a timely and efficient manner. Following the merger, VeriSign and Illuminet must operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices. VeriSign and Illuminet may encounter substantial difficulties, costs and delays involved in integrating their operations, including:

  .  potential incompatibility of business cultures;

  . managing the combined company's growth and managing larger, more geographically dispersed operations;

  .  perceived adverse changes in business focus;

  . failure of the combined company to successfully manage relationships with customers and suppliers, and other important relationships;

  . failure of the combined company's customers to accept new services or to continue using the products and services of the combined company; and

  . the loss of key employees and diversion of the attention of management from other ongoing business concerns.

   The acquisitions that VeriSign and Illuminet have recently completed may increase the integration difficulties associated with the proposed merger.

   The challenges of integrating the operations of VeriSign and Illuminet will be increased by each companies' ongoing efforts to continue integrating other recent acquisitions by VeriSign and Illuminet.

In addition, VeriSign anticipates that it will continue to consider other acquisitions of businesses and assets to expand its business and to acquire complementary technologies and personnel. The integration of multiple organizations requires a substantial amount of management resources and attention. These acquisitions, as well as other potential future acquisitions, will require VeriSign to manage and integrate the acquired businesses and their personnel, which are and may be located in diverse geographic locations, and will also require VeriSign to develop and market services to new markets with which it may not be familiar.

   Illuminet officers and directors have different interests from yours.

   The directors and officers of Illuminet have interests in the merger and participate in arrangements that are different from, or are in addition to, those of Illuminet stockholders generally. These interests include:

  . Roger Moore, who is the chief executive officer and a director of Illuminet, will become a member of the VeriSign board of directors;

  . Roger Moore, Terry Kremian and Daniel Weiss, executive officers of Illuminet, will be entitled to receive a severance payment following the completion of the merger in specified circumstances;

  . directors and officers of Illuminet are entitled to specified indemnification rights; and

  .  some executive officers of Illuminet will become employees of VeriSign.

   As a result, these executive officers and directors could be more likely to vote to approve, and recommend the approval of, the merger agreement and the merger than if they did not hold these interests.

   If the merger's benefits do not meet the expectations of financial or industry analysts, the market price of VeriSign common stock may decline.

   The market price of VeriSign common stock may decline as a result of the merger if:

  .  the integration of VeriSign and Illuminet is unsuccessful;

  . VeriSign does not achieve the perceived benefits of the merger as rapidly as, or to the extent, anticipated by financial or industry analysts; or

  . the effect of the merger on VeriSign's financial results is not consistent with the expectations of financial or industry analysts.

   Illuminet faces risks relating to the proposed merger.

   The announcement of the proposed merger may have a negative impact on Illuminet's ability to sell its services and products, attract and retain employees and clients, and maintain strategic relationships with third parties. For example, its employees may experience uncertainty about their future role with VeriSign until VeriSign's strategies with regards to Illuminet's employees are announced or executed. The announcement may also have an adverse effect on Illuminet's relationships with significant customers and business partners.

   Failure to complete the proposed merger could adversely affect Illuminet's and VeriSign's stock prices and future business and operations.

   The merger is subject to approval by Illuminet's stockholders and regulatory agencies, and we cannot assure you that the merger will be successfully completed. In the event that the merger is not successfully completed, Illuminet and VeriSign may be subject to a number of material risks, including the following:

  .  Illuminet may be required to pay VeriSign a termination fee;

  . the price of Illuminet's common stock may decline to the extent that the current market price for its common stock reflects a market assumption that the proposed merger will be completed; and

  . costs related to the proposed merger, such as legal, accounting, and advisory fees, must be paid, even if the merger is not completed.

Risks related to VeriSign's business

   If the merger is successfully completed, holders of Illuminet's common stock will become holders of VeriSign's common stock. VeriSign's business differs from Illuminet's business, and VeriSign's results of operations, as well as the price of VeriSign's common stock, may be affected by factors different than those affecting Illuminet's results of operations and the price of its common stock before the merger.

   VeriSign has a limited operating history under its current business structure.

   VeriSign was incorporated in April 1995, and began introducing its trusted infrastructure services in June 1995. In addition, VeriSign completed several acquisitions in 2000 and 2001. Therefore, VeriSign has only a limited operating history on which to base an evaluation of its consolidated business and prospects. VeriSign's success will depend on many factors, including, but not limited to, the following:

  .  the successful integration of the acquired companies;

  . the rate and timing of the growth and use of Internet protocol, or IP, networks for electronic commerce and communications;

  . the extent to which digital certificates and domain names are used for these communications or e-commerce;

  .  the continued growth in the number of web sites;

  .  the growth in demand for VeriSign's payment services;

  . the continued evolution of electronic commerce as a viable means of conducting business;

  . the demand for VeriSign's Internet infrastructure services, digital certificates and web presence services;

  .  the competition for any of VeriSign's services;

  . the perceived security of electronic commerce and communications over IP networks;

  . the perceived security of VeriSign's services, technology, infrastructure and practices; and

  . VeriSign's continued ability to maintain its current, and enter into additional, strategic relationships.

   To address these risks VeriSign must, among other things:

  . successfully market its Internet infrastructure services, its digital certificates and its web presence services to new and existing customers;

  .  attract, integrate, train, retain and motivate qualified personnel;

  .  respond to competitive developments;

  . successfully introduce new Internet infrastructure services and web presence services; and

  . successfully introduce enhancements to its existing Internet infrastructure services, digital certificates and web presence services to address new technologies and standards and changing market conditions.

   VeriSign cannot be certain that it will successfully address these risks.

   VeriSign's business depends on the future growth of the Internet and adoption and continued use of IP networks.

   VeriSign's future success substantially depends on the continued growth in the use of the Internet and IP networks. If the use of and interest in the Internet and IP networks does not continue to grow, its business would be harmed. To date, many businesses and consumers have been deterred from utilizing the Internet and IP networks for a number of reasons, including, but not limited to:

  .  potentially inadequate development of network infrastructure;

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  .  security concerns, particularly for online payments, including the potential for merchant or user impersonation and fraud or theft of stored data and information communicated over IP networks;

  . privacy concerns, including the potential for third parties obtaining personally identifiable information about users to disclose or sell data without notice to or the consent of such users;

  .  other security concerns such as attacks on popular websites by "hackers;"

  .  inconsistent quality of service;

  .  lack of availability of cost-effective, high-speed systems and service;

  .  limited number of local access points for corporate users;

  .  inability to integrate business applications on IP networks;

  .  the need to operate with multiple and frequently incompatible products;

  .  government regulation; and

  .  a lack of tools to simplify access to and use of IP networks.

   The widespread acceptance of the Internet and IP networks will require a broad acceptance of new methods of conducting business and exchanging information. Organizations that already have invested substantial resources in other methods of conducting business may be reluctant to adopt new methods. Also, individuals with established patterns of purchasing goods and services and effecting payments may be reluctant to change.

   Verisign may not be able to sustain its revenue growth and VeriSign's near-term success depends, in part, on the growth of the web presence services business.

   VeriSign may not be able to sustain the revenue growth it has experienced in recent periods. In addition, past revenue growth may not be indicative of future operating results. If VeriSign does not successfully maintain its current position as a leading provider of domain name registration services or develop or market additional value-added web presence services and products, its business could be harmed.

   VeriSign's web presence services will account for a significant portion of its revenue in at least the near term. VeriSign's future success will depend largely on:

  .  continued new domain name registrations;

  .  re-registration rates of its customers;

  . VeriSign's ability to maintain its current position as a leading registrar of domain names;

  . the successful development, introduction and market acceptance of new web presence services that address the demands of Internet users;

  .  VeriSign's ability to provide robust domain name registration systems; and

  . VeriSign's ability to provide a superior customer service infrastructure for its web presence services.

   Issues arising from implementing agreements with ICANN and the Department of Commerce could harm VeriSign's registration business.

   The Department of Commerce, or DOC, has adopted a plan for a phased transition of the DOC's responsibilities for the domain name system to the Internet Corporation for Assigned Names and Numbers, or ICANN. VeriSign faces risks from this transition, including the following:

  . ICANN could adopt or promote policies, procedures or programs that are unfavorable to VeriSign's role in the registration of domain names or that are inconsistent with VeriSign's current or future plans;

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

  . the DOC or ICANN could terminate VeriSign's agreements to be the registry or a registrar in the .com, .net and .org top-level domains if they find that VeriSign is in violation of its agreements with them;

  . if VeriSign's agreements to be the registry for the .com, .org or .net, or a registrar for existing and new top-level domains are terminated, it may not be able to sustain the revenue growth it experienced in recent periods;

  . the terms of the registrar accreditation contract could change, as a result of an ICANN-adopted policy, in a manner that is unfavorable to VeriSign;

  . the DOC's or ICANN's interpretation of provisions of VeriSign's agreements with either of them could differ from VeriSign's;

  . the DOC could revoke its recognition of ICANN, as a result of which the DOC would take the place of ICANN for purposes of the various agreements described above, and could take actions that are harmful to VeriSign;

  . ICANN has approved new top-level domains and VeriSign may not be permitted to act as a registrar with respect to some of those top-level domains;

  . the U.S. Government could refuse to transfer certain responsibilities for domain name system administration to ICANN due to security, stability or other reasons, resulting in fragmentation or other instability in domain name system administration; and

  . VeriSign's registry business could face legal or other challenges resulting from the activities of registrars.

   Challenges to ongoing privatization of Internet administration could harm VeriSign's web presence services business.

   Risks VeriSign faces from challenges by third parties, including other domestic and foreign governmental authorities, to VeriSign's role in the ongoing privatization of the Internet include:

  . legal, regulatory or other challenges could be brought, including challenges to the agreements governing VeriSign's relationship with the DOC or ICANN, or to the legal authority underlying the roles and actions of the DOC, ICANN or VeriSign;

  . Congress has held several hearings in which various issues about the domain name system and ICANN's practices have been raised and Congress could take action that is unfavorable to VeriSign;

  . Congress has issued a Conference Report directing the General Accounting Office to review the relationship between the DOC and ICANN and the adequacy of security arrangements under existing DOC cooperative agreements. An adverse report could cause Congress to take action that is unfavorable to VeriSign or the stability of the domain name system;

  . ICANN could fail to maintain its role, potentially resulting in instability in domain name system administration; and

  . some foreign governments and governmental authorities have in the past disagreed with, and may in the future disagree with, the actions, policies or programs of ICANN, the U.S. Government and VeriSign relating to the domain name system. These foreign governments or governmental authorities may take actions or adopt policies or programs that are harmful to VeriSign's business.

   VeriSign's quarterly operating results may fluctuate and its future revenues and profitability are uncertain.

   VeriSign's quarterly operating results have varied and may fluctuate significantly in the future as a result of a variety of factors, many of which are outside its control. These factors include the following:

  .  continued market acceptance of its trusted infrastructure services;

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

  . the long sales and implementation cycles for, and potentially large order sizes of, some of VeriSign's Internet trust services and the timing and execution of individual contracts;

  . volume of domain name registrations through VeriSign's web presence services business and its Global Registry Service business;

  . customer renewal rates for VeriSign's Internet infrastructure services and web presence services;

  . competition in the web presence services business from competing registrars and registries;

  .  the introduction of additional alternative Internet naming systems;

  . the timing of releases of new versions of Internet browsers or other third-party software products and networking equipment that include VeriSign's digital certificate service interface technology;

  .  the mix of all VeriSign's offered services sold during a quarter;

  . VeriSign's success in marketing other Internet infrastructure services and web presence value-added services to its existing customers and to new customers;

  . continued development of its direct and indirect distribution channels, both in the U.S. and abroad;

  . market acceptance of VeriSign's Internet infrastructure services and new service offerings or its competitors' products and services;

  . a decrease in the level of spending for IT related products and services by enterprise customers;

  .  VeriSign's ability to expand operations;

  . VeriSign's success in assimilating the operations and personnel of any acquired businesses;

  . the amount and timing of expenditures related to expansion of its operations;

  . the impact of price changes in VeriSign's Internet infrastructure services and web presence services or its competitors' products and services; and

  . general economic and market conditions as well as economic and market conditions specific to IP network and Internet industries.

   In addition, VeriSign expects a significant increase in its operating expenses as it:

  .  increases its sales and marketing operations and activities; and

  .  continues to update its systems and infrastructure.

   If the increase in VeriSign's expenses is not accompanied by a corresponding increase in its revenues, VeriSign's operating results will suffer, particularly as revenues from many of its services are recognized ratably over the term of the service, rather than immediately when the customer pays for them, unlike its sales and marketing expenditures, which are expensed in full when incurred.

   Due to all of the above factors, VeriSign's quarterly revenues and operating results are difficult to forecast. Therefore, VeriSign believes that period-to-period comparisons of VeriSign's operating results will not necessarily be meaningful, and you should not rely upon them as an indication of future performance. Also, operating results may fall below VeriSign's expectations and the expectations of securities analysts or investors in one or more future quarters. If this were to occur, the market price of VeriSign common stock would likely decline.

   In addition, the terrorist acts of September 11, 2001 have created an uncertain economic environment and VeriSign cannot predict the impact of these events, any subsequent terrorist acts or of any related military action, on its customers or business. VeriSign believes that, in light of these events, some businesses may curtail spending on information technology, which could also affect VeriSign's quarterly results in the future.

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

   VeriSign faces significant competition.

   VeriSign anticipates that the market for services that enable trusted and secure electronic commerce and communications over IP networks will remain intensely competitive. VeriSign competes with larger and smaller companies that provide products and services that are similar to some aspects of its Internet infrastructure services. VeriSign's competitors may develop new technologies in the future that are perceived as being more secure, effective or cost efficient than the technology underlying its trust services. VeriSign expects that competition will increase in the near term, and that its primary long-term competitors may not yet have entered the market.

   Increased competition could result in pricing pressures, reduced margins or the failure of VeriSign's Internet trust services to achieve or maintain market acceptance, any of which could harm its business. Several of VeriSign's current and potential competitors have longer operating histories and significantly greater financial, technical, marketing and other resources. As a result, VeriSign may not be able to compete effectively.

   In connection with VeriSign's first round of financing, RSA contributed certain technology to VeriSign and entered into a non-competition agreement with VeriSign under which RSA agreed that it would not compete with VeriSign's certificate authority business for a period of five years. This non-competition agreement expired in April 2000. VeriSign believes that, because RSA, which is now a wholly owned subsidiary of RSA Security, has already developed expertise in the area of cryptography, its barriers to entry would be lower than those that would be encountered by VeriSign's other potential competitors should RSA choose to enter the digital certificate market. If RSA were to enter into the digital certificate market, VeriSign's business could be materially harmed.

   Seven new top-level domain registries, .aero, .biz, .coop, .info, .museum, .name and .pro, are expected to begin accepting domain name registrations in the near future. Since VeriSign will not serve as a registry for these new top-level domains, VeriSign will not receive the annual registry fee for domain name registrations under these top-level domains. The commencement of registrations in these new top-level domains could have the effect of reduced demand for .com and .net domain name registrations. If the new top-level domains do reduce the demand for domain name registrations in .com and .net, VeriSign's business could be materially harmed.

   The agreements among ICANN, the DOC, VeriSign and other registrars permit flexibility in pricing for and term of registrations. VeriSign's revenues, therefore, could be reduced due to pricing pressures, bundled service offerings and variable terms from its competitors. Some registrars and resellers in the
 .com, .net and .org top-level domains are already charging lower prices for web presence services in those domains. In addition, other entities are bundling, and may in the future bundle, domain name registrations with other products or services at reduced rates or for free.

   Acquisitions could harm VeriSign's business.

   VeriSign made several acquisitions in 2000 and 2001. VeriSign could experience difficulty in integrating the personnel, products, technologies or operations of these companies. In addition, assimilating acquired businesses involves a number of other risks, including, but not limited to:

  .  the potential disruption of VeriSign's business;

  . the potential impairment of relationships with VeriSign's employees, customers and strategic partners;

  .  unanticipated costs or the incurrence of unknown liabilities;

  . the need to manage more geographically-dispersed operations, such as VeriSign's offices in Virginia, North Carolina, South Africa and Europe;

  .  diversion of management's resources from other business concerns;

  .  the inability to retain the employees of the acquired businesses;

  .  adverse effects on existing customer relationships of acquired companies;

  . the difficulty of assimilating the operations and personnel of the acquired businesses;

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

  .  the potential incompatibility of business cultures;

  .  any perceived adverse changes in business focus;

  . VeriSign's inability to incorporate acquired technologies successfully into its Internet infrastructure services; and

  . the inability to maintain uniform standards, controls, procedures and policies.

   If VeriSign is unable to successfully address any of these risks for future acquisitions, its business could be harmed.

   Additionally, VeriSign is required under generally accepted accounting principles to review its intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. For example, there is a risk that VeriSign may incur additional expenses associated with a write-off of a portion of goodwill and other intangible assets due to changes in market condition, as was the case when VeriSign recorded a non-cash charge of $9.9 billion related to write downs of goodwill for stock-based acquisitions in the second quarter of 2001.

   VeriSign's Internet infrastructure services market is new and evolving.

   VeriSign targets its Internet infrastructure services at the market for trusted and secure electronic commerce and communications over IP networks. This is a new and rapidly evolving market that may not continue to grow. Accordingly, the demand for VeriSign's Internet infrastructure services is very uncertain. Even if the market for electronic commerce and communications over IP networks grows, VeriSign's Internet infrastructure services may not be widely accepted. The factors that may affect the level of market acceptance of digital certificates and, consequently, VeriSign's Internet infrastructure services include the following:

  . market acceptance of products and services based upon authentication technologies other than those VeriSign uses;

  .  public perception of the security of digital certificates and IP networks;

  . the ability of the Internet infrastructure to accommodate increased levels of usage; and

  . government regulations affecting electronic commerce and communications over IP networks.

   Even if digital certificates achieve market acceptance, VeriSign's Internet infrastructure services may fail to address the market's requirements adequately. If digital certificates do not sustain or increase their acceptance, or if VeriSign's Internet infrastructure services in particular do not achieve or sustain market acceptance, VeriSign's business would be materially harmed.

   System interruptions and security breaches could harm VeriSign's business.

   VeriSign depends on the uninterrupted operation of its various domain name registration systems, secure data centers and other computer and communications systems. VeriSign must protect these systems from loss, damage or interruption caused by fire, earthquake, power loss, telecommunications failure or other events beyond its control. Most of VeriSign's systems are located at, and most of its customer information is stored in, its facilities in Mountain View, California and Kawasaki, Japan, both of which are susceptible to earthquakes, and Dulles and Herndon, Virginia. Though it has back-up power resources, VeriSign's California locations are susceptible to recent electric power shortages. All of VeriSign's web presence services systems, including those used in its domain name registry and registrar business are located at its Dulles and Herndon, Virginia facilities. Any damage or failure that causes interruptions in any of these facilities or VeriSign's other computer and communications systems could materially harm its business.

   In addition, VeriSign's ability to issue digital certificates and register domain names depends on the efficient operation of the Internet connections from customers to its secure data centers and its various

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

registration systems as well as from customers to VeriSign's registrar and from VeriSign's registrar and other registrars to the shared registration system. These connections depend upon efficient operation of web browsers, Internet service providers and Internet backbone service providers, all of which have had periodic operational problems or experienced outages in the past. Any of these problems or outages could decrease customer satisfaction.

   A failure in the operation of VeriSign's various registration systems, VeriSign's domain name zone servers, the domain name root servers or other events could result in deletion of one or more domain names from the Internet for a period of time. A failure in the operation of VeriSign's shared registration system could result in the inability of one or more other registrars to register and maintain domain names for a period of time. A failure in the operation or update of the master database that VeriSign maintains could result in deletion of one or more top-level domains from the Internet and the discontinuation of second-level domain names in those top-level domains for a period of time. The inability of VeriSign's registrar systems, including its back office billing and collections infrastructure, and telecommunications systems to meet the demands of a large number of domain name registration requests and corresponding customer e-mails and telephone calls, including speculative, otherwise abusive and repetitive e-mail domain name registration and modification requests, could result in substantial degradation in VeriSign's customer support service and its ability to process, bill and collect registration requests in a timely manner.

   VeriSign retains certain confidential customer information in its secure data centers and various registration systems. It is critical to VeriSign's business strategy that its facilities and infrastructure remain secure and are perceived by the marketplace to be secure. VeriSign's domain name registration operations also depend on its ability to maintain its computer and telecommunications equipment in effective working order and to reasonably protect its systems against interruption and potentially depends on protection by other registrars in the shared registration system. The root zone servers and top-level domain name zone servers that VeriSign operates are critical hardware to its web presence operations. Therefore, VeriSign may have to expend significant time and money to maintain or increase the security of its facilities and infrastructure.

   Despite VeriSign's security measures, its infrastructure may be vulnerable to physical break-ins, computer viruses, and attacks by hackers or similar disruptive problems. It is possible that VeriSign may have to expend additional financial and other resources to address such problems. Any physical or electronic break-ins or other security breaches or compromises of the information stored at VeriSign's secure data centers and domain name registration systems may jeopardize the security of information stored on its premises or in the computer systems and networks of its customers. In such an event, VeriSign could face significant liability and customers could be reluctant to use its Internet infrastructure services and web presence services. Such an occurrence could also result in adverse publicity and therefore adversely affect the market's perception of the security of electronic commerce and communications over IP networks as well as of the security or reliability of VeriSign's services.

   VeriSign relies on a continuous power supply to conduct its operations, and California's current energy crisis could disrupt VeriSign's operations and increase its expenses.

   California is in the midst of an energy crisis that could disrupt VeriSign's operations and increase its expenses. In the event of an acute power shortage, that is, when power reserves for the State of California fall below 1.5%, California has on some occasions implemented, and may in the future continue to implement, rolling blackouts throughout the state. If blackouts interrupt VeriSign's power supply, it may be temporarily unable to operate. Any such interruption in VeriSign's ability to continue operations could delay the development of its products. Future interruptions could damage VeriSign's reputation, harm its ability to retain existing customers and to obtain new customers, and could result in lost revenue, any of which could substantially harm VeriSign's business and results of operations.

   Furthermore, the deregulation of the energy industry instituted in 1996 by the California government and shortages in wholesale electricity supplies have caused power prices to increase. If wholesale prices continue to increase, VeriSign's operating expenses will likely increase, as its headquarters and many of its employees are based in California.

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

   Some of VeriSign's investments in other companies resulted in losses and may result in losses in the future.

   VeriSign has equity and debt investments in a number of companies. In most instances, these investments are in the form of equity and debt securities of private companies for which there is no public market. These companies are typically in the early stage of development and may be expected to incur substantial losses. Therefore, these companies may never become publicly traded companies. Even if they do, an active trading market for their securities may never develop and VeriSign may never realize any return on these investments. Further, if these companies are not successful, VeriSign could incur charges related to write-downs or write-offs of these types of assets. Due to the recent volatility in the stock market in general, and the market prices of securities of technology companies in particular, in the first quarter of 2001, VeriSign determined that the decline in value of some of its public and private equity security investments was other than temporary and recognized a loss of $74.7 million related to the decline in value of these investments. Due to the inherent risk associated with some of its investments, and in light of current stock market conditions, VeriSign may incur future losses on the sales, write-downs or write-offs of its investments.

   Technological changes will affect VeriSign's business.

   The emerging nature of the Internet, digital certificate business, the domain name registration business and payment services business, and their rapid evolution, require VeriSign continually to improve the performance, features and reliability of its Internet infrastructure services and web presence services, particularly in response to competitive offerings. VeriSign must also introduce any new Internet infrastructure services and web presence services, as quickly as possible. The success of new Internet infrastructure services and web presence services depends on several factors, including proper new service definition and timely completion, introduction and market acceptance. VeriSign may not succeed in developing and marketing new Internet infrastructure services and web presence services that respond to competitive and technological developments and changing customer needs. This could harm VeriSign's business.

   VeriSign must manage its growth and expansion.

   VeriSign's historical growth has placed, and any further growth is likely to continue to place, a significant strain on its resources. VeriSign has grown from 26 employees at December 31, 1995 to over 2,500 employees at September 30, 2001, excluding those from VeriSign's non-wholly owned subsidiaries. In addition to internal growth, VeriSign's employee base grew through acquisitions. VeriSign has also opened additional sales offices and has significantly expanded its operations, both in the U.S. and abroad, during this time period. To be successful, VeriSign will need to implement additional management information systems, continue the development of its operating, administrative, financial and accounting systems and controls and maintain close coordination among its executive, engineering, accounting, finance, marketing, sales and operations organizations. Any failure to manage growth effectively could harm VeriSign's business.

   VeriSign depends on key personnel.

   VeriSign depends on the performance of its senior management team and other key employees. VeriSign's success will also depend on its ability to attract, integrate, train, retain and motivate these individuals and additional highly skilled technical and sales and marketing personnel, both in the U.S. and abroad. There is intense competition for these personnel. In addition, VeriSign's stringent hiring practices for some of its key personnel, which consist of background checks into prospective employees' criminal and financial histories, further limit the number of qualified persons for these positions.

   VeriSign has no employment agreements with any of its key executives that prevent them from leaving VeriSign at any time. In addition, VeriSign does not maintain key person life insurance for any of its officers or key employees other than its President and Chief Executive Officer. The loss of the services of any of its senior management team or other key employees or failure to attract, integrate, train, retain and motivate additional key employees could harm VeriSign's business.

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

   VeriSign relies on third parties who maintain and control root zone servers and route Internet communications.

   VeriSign currently administers and operates only two of the 13 root zone servers. The others are administered and operated by independent operators on a volunteer basis. Because of the importance to the functioning of the Internet of these root zone servers, VeriSign's global registry services business could be harmed if these volunteer operators fail to maintain such servers properly or abandon such servers which would place additional capacity demand on the two root zone servers VeriSign operates.

   Further, VeriSign's global registry services business could be harmed if any of these volunteer operators fails to include or provide accessibility to the data that it maintains in the root zone servers that it controls. In the event and to the extent that ICANN is authorized to set policy with regard to an authoritative root server system, as provided in the registry agreement between ICANN and VeriSign, it is required to ensure that the authoritative root will point to the top-level domain zone servers designated by it. If ICANN does not do this, VeriSign's business could be harmed.

   VeriSign's web presence services and registry services businesses also could be harmed if a significant number of Internet service providers decided not to route Internet communications to or from domain names registered by it or if a significant number of Internet service providers decided to provide routing to a set of domain name servers that did not point to VeriSign's domain name zone servers.

   VeriSign must establish and maintain strategic and other relationships.

   One of VeriSign's significant business strategies has been to enter into strategic or other similar collaborative relationships in order to reach a larger customer base than it could reach through its direct sales and marketing efforts. VeriSign may not be able to enter into additional, or maintain its existing, strategic relationships on commercially reasonable terms. If VeriSign fails to enter into additional relationships, VeriSign would have to devote substantially more resources to the distribution, sale and marketing of its Internet infrastructure services and web presence services than it would otherwise.

   VeriSign's success in obtaining results from these relationships will depend both on the ultimate success of the other parties to these relationships, particularly in the use and promotion of IP networks for trusted and secure electronic commerce and communications, and on the ability of these parties to market VeriSign's Internet infrastructure services successfully.

   Furthermore, VeriSign's ability to achieve future growth will also depend on its ability to continue to establish direct seller channels and to develop multiple distribution channels, particularly with respect to its web presence services business. To do this VeriSign must maintain relationships with Internet access providers and other third parties. Failure of one or more of VeriSign's strategic relationships to result in the development and maintenance of a market for its Internet infrastructure services or web presence services could harm VeriSign's business. Many of VeriSign's existing relationships do not, and any future relationships may not, afford it any exclusive marketing or distribution rights. In addition, the other parties may not view their relationships with VeriSign as significant for their own businesses. Therefore, they could reduce their commitment to VeriSign at any time in the future. These parties could also pursue alternative technologies or develop alternative products and services either on their own or in collaboration with others, including VeriSign's competitors. If VeriSign is unable to maintain its relationships or to enter into additional relationships, this could harm its business.

   Some of VeriSign's Internet trust services have lengthy sales and implementation cycles.

   VeriSign markets many of its Internet infrastructure services directly to large companies and government agencies. The sale and implementation of its services to these entities typically involves a lengthy education process and a significant technical evaluation and commitment of capital and other resources. This process is also subject to the risk of delays associated with customers' internal budgeting and other procedures for approving large capital expenditures, deploying new technologies within their networks and testing and accepting new technologies that affect key operations. As a result, the sales and implementation cycles associated with certain of VeriSign's Internet trust services can be lengthy, potentially lasting from three to six months. VeriSign's quarterly and annual operating results could be materially harmed if orders forecasted for a specific customer for a particular quarter are not realized.

   VeriSign's services could have unknown defects.

   Services as complex as those VeriSign offers or develops frequently contain undetected defects or errors. Despite testing, defects or errors may occur in VeriSign's existing or new services, which could result in loss of or delay in revenues, loss of market share, failure to achieve market acceptance, diversion of development resources, injury to VeriSign's reputation, tort or warranty claims, increased insurance costs or increased service and warranty costs, any of which could harm VeriSign's business. Furthermore, VeriSign often provides implementation, customization, consulting and other technical services in connection with the implementation and ongoing maintenance of its services, which typically involves working with sophisticated software, computing and communications systems. VeriSign's failure or inability to meet customer expectations in a timely manner could also result in loss of or delay in revenues, loss of market share, failure to achieve market acceptance, injury to its reputation and increased costs.

   Public key cryptography technology is subject to risks.

   VeriSign's Internet infrastructure services depend on public key cryptography technology. With public key cryptography technology, a user is given a public key and a private key, both of which are required to perform encryption and decryption operations. The security afforded by this technology depends on the integrity of a user's private key and that it is not lost, stolen or otherwise compromised. The integrity of private keys also depends in part on the application of specific mathematical principles known as "factoring." This integrity is predicated on the assumption that the factoring of large numbers into their prime number components is difficult. Should an easy factoring method be developed, the security of encryption products utilizing public key cryptography technology would be reduced or eliminated. Furthermore, any significant advance in techniques for attacking cryptographic systems could also render some or all of VeriSign's existing Internet trust services obsolete or unmarketable. If improved techniques for attacking cryptographic systems were ever developed, VeriSign would likely have to reissue digital certificates to some or all of its customers, which could damage VeriSign's reputation and brand or otherwise harm its business. In the past there have been public announcements of the successful attack upon cryptographic keys of certain kinds and lengths and of the potential misappropriation of private keys and other activation data. This type of publicity could also hurt the public perception as to the safety of the public key cryptography technology included in VeriSign's digital certificates. This negative public perception could harm VeriSign's business.

   VeriSign's international operations are subject to certain risks.

   Revenues from international subsidiaries and affiliates accounted for approximately 13% of its revenues in the second quarter of 2001 and approximately 12% of its revenues in the first six months of 2001. VeriSign intends to expand its international operations and international sales and marketing activities. For example, with its acquisition of THAWTE VeriSign has additional operations in South Africa and with its acquisition of Network Solutions, VeriSign has additional operations in Asia and Europe. Expansion into these markets has required and will continue to require significant management attention and resources. VeriSign may also need to tailor its Internet infrastructure trust services and web presence services for a particular market and to enter into international distribution and operating relationships. VeriSign has limited experience in localizing its services and in developing international distribution or operating relationships. VeriSign may not succeed in expanding its services into international markets. Failure to do so could harm VeriSign's business. In addition, there are risks inherent in doing business on an international basis, including, among others:

  . competition with foreign companies or other domestic companies entering the foreign markets in which VeriSign operates;

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

  .  regulatory requirements;

  .  legal uncertainty regarding liability and compliance with foreign laws;

  . export and import restrictions on cryptographic technology and products incorporating that technology;

  .  tariffs and other trade barriers and restrictions;

  .  difficulties in staffing and managing foreign operations;

  .  longer sales and payment cycles;

  .  problems in collecting accounts receivable;

  . currency fluctuations, as all of VeriSign's international revenues from VeriSign Japan, K.K., THAWTE (South Africa) are not denominated in U.S. dollars;

  .  difficulty of authenticating customer information;

  .  political instability;

  . failure of foreign laws to protect VeriSign's U.S. proprietary rights adequately;

  .  more stringent privacy policies in foreign countries;

  . additional vulnerability from terrorist groups targeting American interests abroad;

  .  seasonal reductions in business activity; and

  .  potentially adverse tax consequences.

   VeriSign has licensed to its affiliates the VeriSign Processing Center platform, which is designed to replicate its own secure data centers and allows the affiliate to offer back-end processing of Internet infrastructure services. The VeriSign Processing Center platform provides an affiliate with the knowledge and technology to offer Internet infrastructure services similar to those offered by VeriSign. It is critical to VeriSign's business strategy that the facilities and infrastructure used in issuing and marketing digital certificates remain secure and VeriSign is perceived by the marketplace to be secure. Although VeriSign provides the affiliate with training in security and trust practices, network management and customer service and support, these practices are performed by the affiliate and are outside of VeriSign's control.

   Any failure of an affiliate to maintain the privacy of confidential customer information could result in negative publicity and therefore adversely affect the market's perception of the security of VeriSign's services as well as the security of electronic commerce and communication over IP networks generally.

   VeriSign's Internet infrastructure services could be affected by government regulation.

   Exports of software products utilizing encryption technology are generally restricted by the United States and various non-United States governments. Although VeriSign has obtained approval to export its Global Server digital certificate service, and none of VeriSign's other Internet infrastructure services are currently subject to export controls under United States law, the list of products and countries for which export approval is required could be revised in the future to include more digital certificate products and related services. It is possible that the terrorist acts of September 11, 2001 will increase the scrutiny of, and further government restrictions on, exportation of software products utilizing encryption technology. If VeriSign does not obtain required approvals it may not be able to sell specific Internet infrastructure services in international markets. There are currently no federal laws or regulations that specifically control certificate authorities, but a limited number of states have enacted legislation or regulations with respect to certificate authorities. If the market for digital certificates grows, the United States federal or state or non-United States governments may choose to enact further regulations governing certificate authorities or other providers of digital certificate products and related services. These regulations or the costs of complying with these regulations could harm VeriSign's business.

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

   VeriSign faces risks related to intellectual property rights.

   VeriSign's success depends on its internally developed technologies and other intellectual property. Despite its precautions, it may be possible for a third party to copy or otherwise obtain and use VeriSign's trade secrets or other forms of its intellectual property without authorization. In addition, it is possible that others may independently develop substantially equivalent intellectual property. If VeriSign does not effectively protect its intellectual property, its business could suffer.

   In the future VeriSign may have to resort to litigation to enforce its intellectual property rights, to protect its trade secrets or to determine the validity and scope of the proprietary rights of others. This type of litigation, regardless of its outcome, could result in substantial costs and diversion of management and technical resources.

   VeriSign also licenses third-party technology, such as public key cryptography technology licensed from RSA and other technology that is used in VeriSign's products, to perform key functions. These third-party technology licenses may not continue to be available to VeriSign on commercially reasonable terms or at all. VeriSign's business could suffer if it lost the rights to use these technologies. A third party could claim that the licensed software infringes a patent or other proprietary right. Litigation between the licensor and a third party or between VeriSign and a third party could lead to royalty obligations for which it is not indemnified or for which indemnification is insufficient, or VeriSign may not be able to obtain any additional license on commercially reasonable terms or at all. The loss of, or its inability to obtain or maintain, any of these technology licenses could delay the introduction of VeriSign's Internet infrastructure services until equivalent technology, if available, is identified, licensed and integrated. This could harm VeriSign's business.

   From time to time, VeriSign has received, and may receive in the future, notice of claims of infringement of other parties' proprietary rights.

   Infringement or other claims have been made against us and could be made against VeriSign in the future. Any claims, with or without merit, could be time-consuming, result in costly litigation and diversion of technical and management personnel, cause product shipment delays or require VeriSign to develop non-infringing technology or enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on acceptable terms or at all. If a successful claim of product infringement were made against VeriSign and it could not develop non-infringing technology or license the infringed or similar technology on a timely and cost- effective basis, VeriSign's business could be harmed.

   In addition, legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights in Internet-related businesses are uncertain and still evolving. Because of the growth of the Internet and Internet-related businesses, patent applications are continuously and simultaneously being filed in connection with Internet-related technology. There are a significant number of U.S. and foreign patents and patent applications in VeriSign's areas of interest, and VeriSign believes that there has been, and is likely to continue to be, significant litigation in the industry regarding patent and other intellectual property rights. For example, VeriSign recently had a complaint filed against it alleging patent infringement.

   VeriSign has implemented anti-takeover provisions.

   VeriSign's amended and restated certificate of incorporation and bylaws, contain provisions that could make it more difficult for a third party to acquire VeriSign without the consent of its board of directors. These provisions include:

  . VeriSign's stockholders may take action only at a meeting and not by written consent;

  . VeriSign's board must be given advance notice regarding stockholder-sponsored proposals for consideration at annual meetings and for stockholder nominations for the election of directors;

  . VeriSign has a classified board of directors, with the board being divided into three classes that serve staggered three-year terms;

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

  . vacancies on its board may be filled until the next annual meeting of stockholders only by majority vote of the directors then in office; and

  . special meetings of VeriSign's stockholders may be called only by the chief executive officer, the President or the board, not by VeriSign's stockholders.

   While VeriSign believes these provisions provide for an opportunity to receive a higher bid by requiring potential acquirors to negotiate with its board of directors, these provisions may apply even if the offer may be considered beneficial by some stockholders.

Additional Risks Related to Illuminet

   System failures, delays and other problems could harm Illuminet's reputation and business, cause it to lose customers and expose it to customer liability.

   Illuminet's success depends on its ability to provide reliable services. Illuminet's operations could be interrupted by any damage to or failure of:

  .  its network;

  .  its connections to third parties; and

  . its computer hardware or software or its customers' or suppliers' computer hardware or software.

   Illuminet's systems and operations are also vulnerable to damage or interruption from:

  .  power loss, transmission cable cuts and other telecommunications failures;

  .  fires, earthquakes, floods and other natural disasters;

  .  computer viruses or software defects;

  . physical or electronic break-ins, sabotage, intentional acts of vandalism and similar events; and

  .  errors by its employees or third-party service providers.

Any such damage or failure or the occurrence of any of these events could disrupt the operation of Illuminet's network and the provision of its services and result in the loss of current and potential customers.

   From time to time, Illuminet experiences outages of service. For example, on two occasions, once in 1997 and once in 1998, flaws in third-party software caused network outages that disrupted the ability of its customers to use Illuminet's network to connect to other parts of the U.S. telecommunications system. As a result of these outages, some of its customers reduced their use of Illuminet's network. More recently, in June 2000, several of Illuminet's customers in the Northeast region of the United States experienced a similar disruption when a road maintenance crew cut a carrier's fiber cable bundle that contained multiple links servicing Illuminet's two pairs of signal transfer points to its SS7 network in that region. Because several of these links were routed by the carrier through the severed cable bundle, the redundant design of Illuminet's network did not prevent a service interruption. Illuminet's emergency response procedures were immediately activated. At other times Illuminet has experienced minor, customer specific outages which have not had a material adverse impact on its customer relations.

   Illuminet's contracts with customers generally contain provisions designed to limit its exposure to potential product liability claims. These provisions include disclaimers of warranties and limitations on liability for special, consequential and incidental damages. In addition, Illuminet's agreements generally limit the amounts recoverable for damages to the amounts paid by the customer to it for the product or service giving rise to the damages. However, a court or arbitrator may not enforce these contractual limitations on liability, and Illuminet may be subject to claims based on errors in its software or mistakes in performing its services. Any of those claims, including any relating to damages to its customers' internal systems, whether or not successful, could harm Illuminet's business by increasing its costs and distracting its management.

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

   Illuminet's reliance on third party communications infrastructure, hardware and software exposes it to a variety of risks it cannot control.

   Illuminet's success will depend on its network infrastructure, including the capacity leased from telecommunications suppliers. In particular, Illuminet relies on AT&T, WorldCom, Sprint and other telecommunications providers for leased long-haul and local loop transmission capacity. These companies provide the dedicated links that connect Illuminet's network components to each other and to its customers.

   Illuminet's business also depends upon the capacity, reliability and security of the infrastructure owned by third parties that is used to connect telephone calls. Specifically, Illuminet currently leases capacity from regional partners on seven of the thirteen mated pairs of SS7 signal transfer points that comprise its network. Illuminet has no control over the operation, quality or maintenance of a significant portion of that infrastructure and whether or not those third parties will upgrade or improve their equipment.

   Illuminet depends on these companies to maintain the operational integrity of its connections. If one or more of these companies is unable or unwilling to supply or expand its levels of service to Illuminet in the future, Illuminet's operations could be severely interrupted. In addition, rapid changes in the telecommunications industry have led to the merging of many companies. These mergers may cause the availability, pricing and quality of the services Illuminet uses to vary and could cause the length of time it takes to deliver the services that it uses to increase significantly.

   Illuminet relies on links, equipment and software provided to it from its vendors, the most important of which are gateway equipment and software from Tekelec and Agilent Technologies, Inc. Illuminet cannot assure you that it will be able to continue to purchase equipment from these vendors on acceptable terms, if at all. If Illuminet is unable to maintain current purchasing terms or ensure product availability with these vendors, it may lose customers and experience an increase in costs in seeking alternative suppliers of products and services.

   The costs and difficulties of acquiring and integrating complementary businesses and technologies could impede Illuminet's future growth and adversely affect its competitiveness.

   Illuminet may make investments in complementary companies, technologies or other assets, exposing it to several risks, including:

  . greater than expected costs and management time and effort involved in identifying, completing and integrating acquisitions;

  . potential disruption of its ongoing business and difficulty in maintaining its standards, controls, information systems and procedures;

  . entering into markets and acquiring technologies in areas in which it has little experience;

  . acquiring intellectual property which may be subject to various challenges from others in the telecommunications industry;

  . the inability to successfully integrate the services, products and personnel of any acquisition into its operations;

  . a need to incur debt, which may reduce its cash available for operations and other uses, or issue equity securities, which may dilute the ownership interests of existing stockholders; and

  .  realizing little, if any, return on its investment.

   Illuminet's business depends on the acceptance of its SS7 network and the telecommunications market's continuing use of SS7 technology.

   Illuminet's future growth depends on the commercial success and reliability of its SS7 network. Illuminet's SS7 network is a vital component of its intelligent network services, which have been an increasing source of

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

revenue for it. Illuminet's business will suffer if its target customers do not use its SS7 network. Illuminet's future financial performance will also depend on the successful development, introduction and customer acceptance of new and enhanced SS7-based products and services. Illuminet is not certain that its target customers will choose its particular SS7 network solution or continue to use its SS7 network. In the future, Illuminet may not be successful in marketing its SS7 network or any new or enhanced products or services.

   If Illuminet does not adapt to rapid technological change in the telecommunications industry, it could lose customers or market share.

   Illuminet's industry is characterized by rapid technological change and frequent new product and service announcements. Significant technological changes could make its technology obsolete. Illuminet must adapt to its rapidly changing market by continually improving the responsiveness, reliability and features of its network and by developing new network features, services and applications to meet changing customer needs. Illuminet cannot assure you that it will be able to adapt to these challenges or respond successfully or in a cost-effective way to adequately meet them. Its failure to do so would adversely affect its ability to compete and retain customers or market share.

   Illuminet sells its products and services primarily to traditional telecommunications companies. Many emerging companies are providing convergent Internet protocol-based telecommunications services. Illuminet's future revenues and profits, if any, could depend upon its ability to provide products and services to these Internet protocol-based telephony providers.

   The market for SS7 network services and related products is competitive and many of Illuminet's competitors have significant advantages that could adversely affect its business.

   Illuminet competes in markets that are intensely competitive and rapidly changing. Increased competition could result in fewer customer orders, reduced gross margins and loss of market share, any of which could harm Illuminet's business. Illuminet faces competition from large, well-funded regional providers of SS7 network services and related products, such as regional Bell operating companies, TSI and Southern New England Telephone, a unit of SBC Communication. The prepaid wireless account management and unregistered user services of National Telemanagement Corporation, a subsidiary of Illuminet, face competition from Boston Communications Group, Priority Call, InterVoice-Brite and TSI. Illuminet is aware of major Internet service providers, software developers and smaller entrepreneurial companies that are focusing significant resources on developing and marketing products and services that will compete with Illuminet. Illuminet anticipates continued growth of competition in the telecommunications industry and the entrance of new competitors into its business. It expects that competition will increase in the near term and that its primary long-term competitors may not yet have entered the market. Many of its current and potential competitors have significantly more employees and greater financial, technical, marketing and other resources than it does. Illuminet's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than it can. Also, many of Illuminet's current and potential competitors have greater name recognition and more extensive customer bases that they can use to their advantage.

   Illuminet's failure to achieve or sustain market acceptance at desired pricing levels could impact its ability to maintain profitability or positive cash flow.

   Competition and industry consolidation could result in significant pricing pressure and an erosion in Illuminet's market share. Pricing pressure from competition could cause large reductions in the selling price of Illuminet's services. For example, Illuminet's competitors may provide customers with reduced communications costs for Internet access or private network services, reducing the overall cost of solutions and significantly increasing pricing pressures on Illuminet. Illuminet may not be able to offset the effects of any price reductions by increasing the number of its customers, generating higher revenues from enhanced services or reducing its costs. Illuminet believes that the business of providing network connectivity and related network services will

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

likely see increased consolidation in the future. Consolidation could decrease selling prices and increase competition in these industries, which could erode its market share, revenues and operating margins.

   The inability of Illuminet's customers to successfully implement its services with their existing systems could adversely affect Illuminet's business.

   Significant technical challenges exist in Illuminet's business because many of its customers:

  .  purchase and implement SS7 network services in phases;

  . deploy SS7 connectivity across a variety of telecommunication switches and routes; and

  . integrate its SS7 network with a number of legacy systems, third-party software applications and engineering tools.

   Customer implementation currently requires participation by Illuminet's order management and its engineering and operations groups, each of which has limited resources. Some customers may also require Illuminet to develop costly customized features or capabilities, which increase Illuminet's costs and consume a disproportionate share of its limited customer service and support resources. Also, Illuminet typically charges one-time flat rate fees for initially connecting a customer to its SS7 network and a monthly recurring flat rate fee after the connection is established. If new or existing customers have difficulty deploying Illuminet's products or require significant amounts of its engineering service support, it may experience reduced operating margins. Illuminet's customers' ability to deploy Illuminet's network services to their own customers and integrate them successfully within their systems depends on Illuminet's customers' capabilities and the complexity involved. Difficulty in deploying those services could reduce Illuminet's operating margins due to increased customer support and could cause potential delays in recognizing revenue until the services are implemented.

   Illuminet may have difficulty attracting and retaining employees with the requisite skills to execute its growth plans.

   Illuminet's success depends, in part, on the continued service of its existing management and technical personnel. If a significant number of those individuals are unable or unwilling to continue in their present positions, Illuminet will have difficulty in maintaining and enhancing its networks and services. This may adversely affect its operating results and growth prospects.

   In addition, Illuminet has experienced, and it expects to continue to experience, some difficulty in hiring and retaining highly skilled employees. Specifically, it centralizes a large portion of its technical operations in geographic areas in which competition for technical talent is intense, due to the existence of competing employers seeking employees with similar sets of skills. Illuminet's continued success depends on its ability to attract, retain and motivate highly skilled employees, particularly engineering and technical personnel. Failure to do so may adversely affect its ability to expand its network and enhance its products and services.

   Capacity limits on Illuminet's technology and network hardware and software may be difficult to project and Illuminet may not be able to expand and upgrade its systems to meet increased use.

   As traffic from Illuminet's customers through its network increases, it will need to expand and upgrade its technology and network hardware and software. It may not be able to accurately project the rate of increase in usage on its network. In addition, it may not be able to expand and upgrade, in a timely manner, its systems and network hardware and software capabilities to accommodate increased traffic on its network. If it does not appropriately expand and upgrade its systems and network hardware and software, it may lose customers and revenues.

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

   Regulations affecting Illuminet's customers and future regulations to which it may be subject may adversely affect its business.

   Although Illuminet is not otherwise subject to telecommunications industry regulations, one service provided by Illuminet's NTC subsidiary is currently subject to Federal Communications Commission regulation, and the business of its customers is subject to regulation that indirectly affects its business. The U.S. telecommunications industry has been subject to continuing deregulation since 1984, when AT&T was required to divest ownership of the Bell telephone system. Illuminet cannot predict when, or upon what terms and conditions, further regulation or deregulation might occur or the effect of regulation or deregulation on its business. Several services that it offers may be indirectly affected by regulations imposed upon potential users of those services, which may increase Illuminet's costs of operations. In addition, future services Illuminet may provide could be subject to direct regulation.

   Fluctuations in Illuminet's quarterly operating results may negatively impact and cause volatility in the combined company's stock price.

   Illuminet's revenues and operating results may vary significantly from quarter to quarter due to a number of factors.

   Factors that could cause quarterly fluctuations include:

  .  seasonal fluctuations in consumer use of telecommunications services;

  . varying rates at which telecommunications companies, telephony resellers and Internet service providers use Illuminet's services;

  . loss of customers through industry consolidation, or customer decisions to deploy in-house technology;

  . the timing and execution of individual contracts, particularly large contracts;

  . significant lead times before a product or service begins generating revenues;

  .  volatile economic conditions specific to the telecommunications industry;
     and

  .  an inability to collect Illuminet's accounts receivable.

   Illuminet uses a strategic relationship to implement and sell its network usage software applications. It could lose revenues or incur significant costs to retain revenues if this relationship is terminated.

   Illuminet has a non-exclusive agreement with Agilent Technologies, Inc. to sell its network usage software applications. The agreement may be terminated with limited notice by either party without cause or penalty. In the past, Illuminet has received significant revenues under this agreement. There is no guarantee that Agilent will continue to market Illuminet's network usage software applications. If this relationship is terminated or materially changes, Illuminet would be required to devote substantial new resources to the distribution, sales and marketing, implementation and support of its network usage software applications and its efforts may not be as effective as those of Agilent.

   There is a limited market for Illuminet's existing network usage software applications.

   Illuminet derives only a small portion of its revenues from sales and maintenance of its network usage software applications. Current users of these software products include most of the regional Bell operating companies, as well as other large telecommunications carriers. With initial market sales essentially completed, Illuminet's ability to derive continued revenue from its network usage software applications is limited, unless it can develop new derivative products.

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                         THE ILLUMINET SPECIAL MEETING

Date, Time and Place of the Special Meeting

December 12, 2001, 9:00 a.m., local time
Illuminet Holdings, Inc.
4501 Intelco Loop
Lacey, Washington 98503

Purpose of the Special Meeting

   At the special meeting, Illuminet stockholders will be asked to consider and vote upon the following items:

  . a proposal to approve the merger and approve and adopt the merger agreement;

  . a proposal to grant Illuminet management the discretionary authority to adjourn the special meeting to a date not later than January 11, 2002 in order to enable the Illuminet board of directors to continue to solicit additional proxies in favor of the merger; and

  . any other matters that may properly come before the special meeting or any adjournment or postponement of the special meeting.

Recommendation of the Illuminet Board of Directors

   The Illuminet board of directors:

  .  has approved the merger and the merger agreement;

  . believes that the terms of the merger are fair to, and in the best interests of, Illuminet's stockholders;

  . recommends that the Illuminet stockholders vote FOR approval and adoption of the merger and merger agreement; and

  . recommends that the Illuminet stockholders vote FOR the adjournment proposal.

Stockholders Entitled to Vote

   You are entitled to vote at the special meeting if you owned shares of Illuminet common stock at the close of business on October 16, 2001. This date is called the record date.

Outstanding Shares on Record Date

   As of the record date, there were 32,759,500 outstanding shares of Illuminet common stock.

Number of Votes

   You will have one vote for each share you owned on the record date for the Illuminet special meeting. The proxy card indicates the number of shares you owned on the record date and are eligible to vote at the special meeting.

Quorum Requirement

   A quorum of stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of the holders of shares representing a majority of the outstanding shares of Illuminet common stock is a quorum.

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If you submit a properly executed proxy card, even if you abstain from voting, you will be considered part of the quorum. Broker non-votes will also count as present at the special meeting for establishing a quorum. A broker non-vote occurs with respect to any proposal when a broker is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given.

Shares Beneficially Owned by Illuminet Directors and Executive Officers as of the Record Date

   As of the record date, directors and executive officers of Illuminet and their affiliates beneficially owned 2,268,525 shares of Illuminet common stock, or approximately 6.6% of the outstanding shares.

Vote Necessary to Approve the Proposals

   Two-thirds of the total votes represented by the outstanding shares of Illuminet common stock on the record date are necessary to approve the merger and approve and adopt the merger agreement. Broker non-votes and abstentions have the same effect as a vote against the merger and the merger agreement.

   A majority of the votes cast on the adjournment proposal are necessary to approve the adjournment proposal.

Voting of Proxies

   The proxy card accompanying this prospectus/proxy statement is solicited on behalf of the Illuminet board of directors for use at the meeting. You may vote in person at the Illuminet meeting or by proxy. Illuminet recommends that you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

How to Vote by Proxy

   Voting instructions are included on the proxy card accompanying this prospectus/proxy statement. If you properly give your proxy and submit it to Illuminet in time to vote, one of the individuals named as your proxy (the individuals named on the proxy card) will vote your shares as you have directed. You may vote for or against the proposals or abstain from voting. Please complete, sign, date and return the accompanying proxy card in the enclosed envelope. If you submit your proxy card but do not make specific choices, your proxy will follow the board's recommendations and vote your shares FOR approval and adoption of the merger agreement and the merger and FOR the adjournment proposal.

Revoking Your Proxy

   You may revoke your proxy before it is voted by:

  . notifying Illuminet's Secretary in writing before the meeting that you have revoked your proxy (contact Illuminet Holdings, Inc., 4501 Intelco Loop SE, P.O. Box 2909, Olympia, Washington 98503, Fax: (360) 923-3440,
     Attention: Secretary);

  .  submitting a new proxy card with a later date; or

  .  voting in person at the meeting.

Voting in Person

   If you plan to attend the meeting and wish to vote in person, Illuminet will give you a ballot at the meeting. You should realize that attendance at a stockholders meeting, however, will not in and of itself constitute a revocation of a proxy.


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Effect of Abstaining

   You may abstain from voting on the proposal required for approval of the merger and the proposal required for adjournment of the meeting. Illuminet will count a properly executed proxy marked "ABSTAIN" as present for purposes of determining whether a quorum is present, but the shares represented by that proxy will not be voted at the special meeting. Because the affirmative vote of two-thirds of the outstanding shares of Illuminet common stock is required to approve and adopt the merger agreement and the merger, if you mark your proxy "ABSTAIN," it will have the effect of a vote against approval and adoption of the merger agreement and the merger. Because only votes cast on the adjournment proposal will determine the outcome of any vote on the adjournment proposal, if you mark your proxy "ABSTAIN," your proxy will have no effect on the adjournment proposal.

Broker Non-Vote

   If you are an Illuminet stockholder and your broker holds shares in its name, the broker cannot vote your shares on the proposal without your instructions. This is a "broker non-vote." You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your broker cannot vote your shares of Illuminet common stock without specific instructions from you. Because the affirmative vote of two-thirds of the outstanding shares of Illuminet common stock is required to approve and adopt the merger agreement and the merger, if you do not instruct your broker how to vote, it will have the effect of a vote against approval and adoption of the merger agreement. Because only votes cast on the adjournment proposal will determine the outcome of any vote on the adjournment proposal, if you do not instruct your broker how to vote, your proxy will have no effect on the adjournment proposal.

Voting shares in person that are held through brokers

   If your shares are held by your broker or another nominee and you wish to vote those shares in person at the special meeting, you must obtain from the nominee holding your Illuminet common stock a properly executed legal proxy identifying you as an Illuminet stockholder, authorizing you to act on behalf of the nominee at the special meeting and identifying the number of shares with respect to which the authorization is granted.

Proxy Solicitation

   Illuminet will pay its own costs of soliciting proxies. Illuminet has retained MacKenzie Partners, Inc., to aid in the solicitation of proxies and to verify records relating to the solicitations. MacKenzie Partners, Inc. will receive customary fees and expense reimbursement for these services. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. Directors, officers and employees of Illuminet may solicit proxies, without additional remuneration, by telephone, facsimile, electronic mail and in person. You should send in your proxy by mail without delay. Illuminet also reimburses brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

   Do not send in any stock certificates with your proxy. The exchange agent will mail transmittal forms with instructions for the surrender of stock certificates for Illuminet common shares to former Illuminet stockholders as soon as practicable after the completion of the merger.

No Appraisal Rights

   Illuminet stockholders are not entitled to dissenters' rights or appraisal rights with respect to the merger.

Other Business

   Illuminet is not currently aware of any other business to be acted upon at the Illuminet special meeting. If, however, any other matters are properly brought before the meeting, or any adjourned meeting, the persons named on the proxy card, and acting under that proxy, will have discretion to vote or act on those matters in accordance with their best judgment.

                           PROPOSAL ONE--THE MERGER

   This section of the prospectus/proxy statement describes certain aspects of the proposed merger and the merger agreement. While we believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should read this entire document and the other documents we refer to carefully for a more complete understanding of the merger. In addition, we incorporate important business and financial information about each of us into this prospectus/proxy statement by reference. See "Documents Incorporated by Reference in this Prospectus/Proxy Statement" on page ii. You may obtain the information incorporated by reference into this prospectus/proxy statement without charge by following the instructions in the section entitled "Where You Can Find More Information" on page iii.

Background of the merger

   From time to time during 2000 and early 2001, the management teams of VeriSign and Illuminet had exploratory discussions regarding the possibility of a business relationship or strategic transaction. None of the discussions resulted in a strategic relationship between the two companies.

   From late July 2001, Mr. Stratton Sclavos, President and Chief Executive Officer of VeriSign, had independent discussions with Mr. Roger Moore, President and Chief Executive Officer of Illuminet, about the possibility of a potential business combination between VeriSign and Illuminet.

   On May 4, 2001, at a meeting of the Illuminet board of directors, Mr. Moore informed the Illuminet board of the nature and scope of the conversations between him and Mr. Sclavos. Also, representatives of Robertson Stephens, Inc. were present for a portion of the meeting and discussed generally VeriSign's business and financial condition.

   On May 30, June 28 and July 26, 2001, telephonic meetings of the Illuminet board of directors or its Executive Committee were held during which the Illuminet directors were updated regarding the discussions with VeriSign.

   On August 3, 2001, during an Illuminet board meeting, Mr. Moore and representatives of Robertson Stephens made a detailed presentation to the Illuminet board about VeriSign's operations, business, competitive position, financial condition and management team. The Illuminet board authorized Mr. Moore to pursue discussions with VeriSign about a potential merger.

   On August 24, 2001, Illuminet's board held a telephonic meeting during which Mr. Moore provided a status report on discussions with VeriSign. Mr. Moore reported that he would continue to discuss a possible merger and keep the Illuminet board informed of his progress.

   On September 4, 2001, Illuminet's board held a special meeting in Chicago at which the status of discussions with VeriSign and the general terms of a possible business combination were reviewed with the board by Illuminet's management and legal advisors, as well as its financial advisor, Robertson Stephens. In addition, Mr. Sclavos, Ms. Dana Evan, Chief Financial Officer of VeriSign, and Mr. Robert Korzeniewski, Executive Vice President of VeriSign, were invited to participate in part of the meeting. Mr. Sclavos made a presentation on VeriSign's business. Following significant discussion, the board authorized management to proceed with further discussions and due diligence in connection with the potential merger.

   From September 4, 2001 through September 22, 2001, VeriSign and its legal and financial advisors conducted a business, legal and financial due diligence review of Illuminet, and Illuminet and its legal and financial advisors conducted a business, legal and financial due diligence review of VeriSign. Also during this period, senior management of both companies and their respective legal advisors held numerous discussions regarding various business, financial, operational and technical issues involved in combining the companies. On September 11, 2001, VeriSign's legal counsel provided Illuminet's legal counsel with a draft merger agreement and ancillary transaction agreements. During the following eleven days, senior management of both companies and their respective legal advisors negotiated the terms of the merger agreement and ancillary agreements.

   On September 18, 2001, Illuminet's board held a special meeting by telephone conference call. At this meeting Mr. Moore reported on the preliminary results of the due diligence review of VeriSign. He informed the Illuminet board that a draft merger agreement would be presented to the Illuminet board later in the week.

   On September 20, 2001, the VeriSign board of directors held a meeting to discuss the results of the business, legal and financial due diligence review of Illuminet and to discuss with VeriSign's management the strategic rationale and specific terms of the proposed business combination.

   On September 22, 2001, Illuminet's board held a special meeting in San Jose, California at which its legal advisors reviewed the principal terms of the merger and Robertson Stephens summarized the financial analyses it had performed relating to the proposed transaction and rendered its oral opinion to the Illuminet board, subsequently confirmed in writing as of September 23, 2001, that as of the date of such opinion and based on the matters considered and the limitations on the review undertaken described in the opinion, the exchange ratio in the merger was fair to the holders of Illuminet common stock, from a financial point of view. Following discussion, the Illuminet board approved the merger agreement and the merger and determined to recommend that Illuminet's stockholders vote to approve and adopt the merger and the merger agreement.

   On September 22, 2001, VeriSign's board held a special meeting by telephone conference call and approved the merger and merger agreement, the creation of the Merger Sub for the purpose of effecting the merger and the issuance of shares of VeriSign common stock in the merger.

   On September 23, 2001, the parties executed the merger agreement and the stock option agreement, and certain officers and directors of Illuminet executed voting agreements. Prior to the opening of the financial markets on September 24, 2001, the parties publicly announced their agreement to merge.

Illuminet's reasons for the merger

   The Illuminet board has determined that the terms of the merger agreement and the merger are fair to and in the best interests of Illuminet and its stockholders. In the course of reaching its decision to approve the merger agreement and the merger, the Illuminet board consulted with Illuminet's management, as well as its outside legal counsel and financial advisors, and considered the following material factors:

  . that this combination brings to the forefront Illuminet's stated growth strategies of expanding into new markets and positioning the company for a leading role in softswitch/IP-based network services;

  . that by combining complementary operations, jointly developing services and leveraging the expertise of each company, the combined company would have better opportunities for future growth;

  . the ability of the combined company to take advantage of the product development and expertise of both companies in order to bring new products to the market;

  . information concerning the business, earnings, operations, competitive position and prospects of Illuminet and VeriSign both individually and on a combined basis;

  . the ability of the combined company to capitalize on each company's strong customer and other relationships;

  . analyses and other information with respect to Illuminet and VeriSign including, without limitation, a discussion of the complementary nature of the businesses of Illuminet and VeriSign;

  . the risks and potential rewards associated with continuing to execute Illuminet's strategic plan as an independent entity as an alternative to the merger, including, among others, risks associated with remaining independent and rewards associated with the opportunity for existing Illuminet stockholders to participate in the future growth of Illuminet;

  . the presentations of Robertson Stephens and the opinion of Robertson Stephens that, as of the date of the opinion, and based on the matters considered and the limitations on the review undertaken described in the opinion, the exchange ratio in the merger was fair to the Illuminet stockholders, from a financial point of view. The opinion of Robertson Stephens is described in detail under the heading "--Opinion of Illuminet's financial advisor";

  . the amount and form of the consideration to be received by Illuminet stockholders in the merger and information on the historical trading ranges of Illuminet common stock and VeriSign common stock;

  .  the expectation that the merger will qualify as a tax-free reorganization;

  . the financial and other terms and conditions of the merger and the merger agreement, including, without limitation:

     .  the limited conditions to VeriSign's obligation to close the merger; and

     . the ability of Illuminet's board of directors, in the exercise of its fiduciary duties in accordance with the merger agreement, to authorize Illuminet to provide information to, engage in negotiations with, and, subject to payment of the termination fee, enter into a transaction with, another party as described under "The Merger Agreement--No other negotiations";

  . the possible effects of the public announcement of the merger on Illuminet's relationships with customers, suppliers and employers; and

  . the interests that certain executive officers and directors of Illuminet may have with respect to the merger in addition to their interests as stockholders of Illuminet generally as described in "--Interests of certain persons in the merger."

   In view of the number and wide variety of factors considered in connection with its evaluation of the merger, and the complexity of these matters, the Illuminet board of directors did not find it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered. In addition, the Illuminet board did not undertake to make any specific determination as to whether any particular factor was favorable or unfavorable to its ultimate determination or assign any particular weight to any factor, but conducted an overall analysis of the factors described above, including thorough discussions with and questioning of Illuminet's management and management's analysis of the proposed merger based on information received from Illuminet's legal, financial and accounting advisors. In considering the factors described above, individual members of the board of directors may have given different weight to different factors. Illuminet's board of directors considered all these factors together and, on the whole, considered them to be favorable to, and to support, its determination.

Recommendation of Illuminet's board of directors

   The board of directors of Illuminet believes that the terms of the merger are fair to and in the best interests of Illuminet and its stockholders and recommends to its stockholders that they vote "FOR" the proposal to approve the merger and approve and adopt the merger agreement.

   In considering the recommendation of the Illuminet board of directors with respect to the merger, you should be aware that certain directors and officers of Illuminet have certain interests in the merger that are different from, or are in addition to, the interests of Illuminet's stockholders generally. Please see the section entitled "--Interests of certain persons in the merger."

Opinion of Illuminet's financial advisor

   Under a letter agreement dated as of August 7, 1998, as amended on May 4, 2001, Illuminet engaged Robertson Stephens to provide financial advisory and investment banking services in connection with the proposed merger and to render an opinion as to the fairness of the exchange ratio, from a financial point of view, to the holders of Illuminet common stock.

   On September 22, 2001, at a meeting of the Illuminet board of directors held to evaluate the proposed merger, Robertson Stephens delivered to Illuminet's board of directors its oral opinion (subsequently confirmed in writing on September 23, 2001) that, as of September 23, 2001 and based on the matters considered and the limitations on the review undertaken described in the opinion, the 0.93x exchange ratio, or the Exchange Ratio, was fair from a financial point of view to the holders of Illuminet common stock. The Exchange Ratio was determined through negotiations between the respective managements of Illuminet and VeriSign. Although Robertson Stephens assisted the management of Illuminet in those negotiations, Robertson Stephens was not asked by, and did not recommend to, Illuminet that any specific exchange ratio constituted the appropriate exchange ratio for the merger.

   You should consider the following when reading the discussion of the opinion of Robertson Stephens in this document:

  . You should read carefully the entire opinion of Robertson Stephens, which is set forth in Annex D to this prospectus/proxy statement and is incorporated herein by reference.

  . The following description of the Robertson Stephens opinion is qualified by reference to the full opinion located in Annex D to this prospectus/proxy statement. The full opinion sets forth, among other things, the assumptions made by Robertson Stephens, the matters it considered and the limitations on the review undertaken.

  . The Robertson Stephens opinion was prepared for the benefit and use of the Illuminet board of directors in its consideration of the merger and does not constitute a recommendation to stockholders of Illuminet as to how they should vote at the special meeting, or take any other action, in connection with the merger.

  . The Robertson Stephens opinion does not address the relative merits of the merger and any other transactions or business strategies discussed by the Illuminet board of directors as alternatives to the merger agreement or the underlying business decision of the Illuminet board of directors to proceed with or effect the merger.

   Although developments following the date of the Robertson Stephens opinion may affect the opinion, Robertson Stephens assumed no obligation to update, revise or reaffirm its opinion. The Robertson Stephens opinion is necessarily based upon market, economic and other conditions that were in effect on, and information made available to Robertson Stephens as of, the date of the opinion. You should understand that subsequent developments may affect the conclusion expressed in the Robertson Stephens opinion and that Robertson Stephens disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion. The Robertson Stephens opinion is limited to the fairness, from a financial point of view and as of September 23, 2001, of the Exchange Ratio to the holders of Illuminet common stock.

  Opinion and Analysis of Robertson Stephens

   In connection with the preparation of the Robertson Stephens opinion, Robertson Stephens:

  . reviewed certain publicly available financial statements and other business and financial information of Illuminet and VeriSign;

  . reviewed with Illuminet and VeriSign certain publicly available estimates of research analysts relating to Illuminet and VeriSign;

  . held discussions with the respective managements of Illuminet and VeriSign concerning the businesses, past and current operations, financial conditions and future prospects of both Illuminet and VeriSign, independently and combined, including discussions with the managements of Illuminet and VeriSign concerning their views regarding the strategic rationale for the merger;

  . reviewed the financial terms and conditions set forth in the merger agreement dated September 23, 2001;

  . reviewed the stock price and trading history of Illuminet common stock and VeriSign common stock;

  . compared the financial performance of Illuminet and VeriSign and the prices and trading activity of Illuminet common stock and VeriSign common stock with that of certain other publicly traded companies comparable with Illuminet and VeriSign, respectively;

  . compared the financial terms of the merger with the financial terms, to the extent publicly available, of other transactions that it deemed relevant;

  . reviewed the pro forma impact of the merger on VeriSign's revenue per share and revenue growth rates, and earnings per share and earnings growth rates, respectively;

  . prepared an analysis of the relative contributions of Illuminet and VeriSign to the combined company;

  .  prepared a discounted cash flow analysis of each of Illuminet and VeriSign;

  . participated in discussions and negotiations among representatives of Illuminet and VeriSign and their financial and legal advisors; and

  . made such other studies and inquiries, and reviewed such other data, as it deemed relevant.

   In its review and analysis, and in arriving at its opinion, Robertson Stephens assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it (including information furnished to it orally or otherwise discussed with it by the managements of Illuminet and VeriSign) or publicly available and neither attempted independently to verify, nor assumed responsibility for verifying, any of such information. Robertson Stephens relied upon the assurances of the managements of Illuminet and VeriSign that they were not aware of any facts that would make the information, in light of the circumstances under which it was provided, inaccurate or misleading. Furthermore, Robertson Stephens did not obtain or make, or assume responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of Illuminet or VeriSign, nor was it furnished with any such evaluation or appraisal.

   With respect to the discussions which Robertson Stephens had with the respective management teams relating to estimates of future performance (and the assumptions and bases therefor) for Illuminet and VeriSign, Robertson Stephens assumed that:

  . such assumptions, estimates and forecasts have been reasonably prepared in good faith on the basis of reasonable assumptions;

  . such estimates and forecasts reflect the best currently available estimates and judgments of the managements of Illuminet and VeriSign, respectively, as to the future financial condition and performance of Illuminet and VeriSign, respectively; and

  . such estimates and forecasts will be realized in the amounts and in the periods currently estimated.

   In addition, Robertson Stephens assumed that:

  . the merger will be consummated upon the terms set forth in the merger agreement dated September 23, 2001 without material alteration thereof, including, among other things, that the merger will be accounted for as a "purchase method" business combination in accordance with United States generally accepted accounting principles, or GAAP, and that the merger will be treated as a tax free reorganization pursuant to the Internal Revenue Code of 1986, as amended; and

  . the historical financial statements of each of Illuminet and VeriSign reviewed by it were prepared and fairly presented in accordance with GAAP.

   Robertson Stephens relied as to all legal matters relevant to rendering its opinion on the advice of its legal counsel.

   Robertson Stephens expressed no opinion as to:

  . the value of any employee agreement or other arrangement entered into in connection with the merger;

  .  any tax or other consequences that may result from the merger; or

  . what the value of VeriSign common stock will be when issued to Illuminet's stockholders in connection with the merger or the price at which shares of VeriSign common stock may be traded in the future.

   The following is a summary of the material financial analyses performed by Robertson Stephens in connection with rendering its opinion. The summary of the financial analyses is not a complete description of all of the analyses performed by Robertson Stephens. Certain information in this section is presented in tabular form.

   IN ORDER TO BETTER UNDERSTAND THE FINANCIAL ANALYSES PERFORMED BY ROBERTSON STEPHENS, THESE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE ROBERTSON STEPHENS OPINION IS BASED ON THE TOTALITY OF THE VARIOUS ANALYSES THAT IT PERFORMED, AND NO PARTICULAR PORTION OF THE ANALYSIS HAS ANY MERIT STANDING ALONE.

  Exchange Ratio Analysis

   Robertson Stephens reviewed the ratios of the closing prices of Illuminet common stock to the corresponding closing prices of VeriSign common stock over various periods from September 21, 2000 through September 21, 2001. Robertson Stephens examined the premiums represented by the Exchange Ratio over the averages of these implied exchange ratios over various periods:

                                                        Transaction
                                        Period Average Exchange Ratio
                                        Exchange Ratio    Premium
                                        -------------- --------------
Spot (September 21, 2001)..............     0.913x           1.8%
10-day.................................     0.893x           4.1%
30-day.................................     0.749x          24.2%
60-day.................................     0.648x          43.5%
90-day.................................     0.612x          52.0%
Last 12 Months.........................     0.447x         107.9%

  Comparable Company Analysis

   Using publicly available information, Robertson Stephens compared certain financial information of Illuminet with publicly available information for selected companies comparable to the business or businesses of Illuminet. The following table lists the relevant comparable companies analyzed by Robertson
Stephens:

                        Illuminet Comparable Companies

     .  Ulticom Inc.                           .  Convergys Corp.
     .  CSG Systems International, Inc.        .  Comverse Technology, Inc.
     .  Amdocs Ltd.                            .  Lightbridge, Inc.
     .  Micromuse Inc.                         .  Openwave Systems Inc.
     .  OPNET Technologies, Inc.               .  Boston Communications Group,
                                                  Inc.

                             Revenues and Earnings

   As set forth in the following table, applying a range of multiples for these companies for calendar year 2001 and 2002 to Illuminet's corresponding publicly-available research estimates for calendar year 2001 and 2002 revenue and earnings resulted in the following range of implied equity values and implied exchange ratios:

                                                            Implied
                                           Implied Equity  Exchange
Methodology                 Multiple Range Value (MM) (a)  Ratio (b)
-----------                 -------------- -------------- -----------
Without Control Premium
   CY 2001 Revenues........   2.75x-3.75x  $  612-$  802  0.45x-0.59x
   CY 2002 Revenues........   2.00x-3.00x  $  581-$  828  0.43x-0.61x
   CY 2001 Earnings........ 20.00x-25.00x  $  786-$  982  0.58x-0.73x
   CY 2002 Earnings........ 16.00x-21.00x  $  801-$1,052  0.59x-0.78x
With Control Premium of 30%
   CY 2001 Revenues........   2.75x-3.75x  $  795-$1,043  0.59x-0.77x
   CY 2002 Revenues........   2.00x-3.00x  $  755-$1,076  0.56x-0.80x
   CY 2001 Earnings........ 20.00x-25.00x  $1,021-$1,277  0.76x-0.95x
   CY 2002 Earnings........ 16.00x-21.00x  $1,042-$1,367  0.77x-1.01x
                                           -------------  -----------
MEAN.......................                $  903-$1,191  0.67x-0.88x

--------
(a) Equity Value excludes a net debt of ($87.1) MM.

(b) Based on VeriSign's closing stock price of $38.30 as of September 21, 2001.

  Selected Precedent Transactions Analysis

   Robertson Stephens analyzed the aggregate value and implied transaction value multiples paid or proposed to be paid in selected precedent transactions including:

  .  Geneva Technology Ltd./Convergys Corp.

  .  InvoiceLink Corp./BCE Emergis Inc.

  .  National Telemanagement Corp./Illuminet Holdings Inc.

  .  Network Solutions Inc./VeriSign, Inc.

  .  Solect Technology Group, Inc./Amdocs Ltd.

  .  TransPoint LLC/CheckFree Corp.

  .  Signio Inc./VeriSign, Inc.

  .  Transaction Network Services, Inc./PSINet Inc.

  .  Brite Voice Systems, Inc./InterVoice Inc.

  .  IEX Corp./Tekelec

   Robertson Stephens compared, among other things, the aggregate values in these transactions as a multiple of the preceding twelve months', or LTM, actual revenues and the following twelve months', or NTM, publicly-available research estimates for revenues. Applying these multiples to similar revenue figures for Illuminet resulted in the following range of implied equity values and implied exchange ratios. Robertson Stephens also applied the premium paid to the share price of the target the day prior to and one month prior to the announcement of these transactions to the share price of Illuminet the day prior to and one month prior to the announcement of the merger, which resulted in the following implied equity values and implied exchange ratios. LTM and/or NTM earnings data was either not publicly available or was negative/not applicable for a number of the target companies represented in the selected precedent transactions and therefore was not considered an appropriate metric.

                                                                      Implied
                                          Multiple   Implied Equity  Exchange
                                           Range       Value (a)     Ratio (b)
                                         ----------- -------------- -----------
 LTM Revenues........................... 5.00x-6.00x $  947-$1,119m 0.70x-0.83x
 NTM Revenues........................... 3.75x-4.75x $  908-$1,126m 0.67x-0.83x
 Premium to 1 Month Prior Stock Price...   40%-60%   $1,536-$1,755m 1.14x-1.30x
 Premium to 1 Day Prior Stock Price.....   20%-40%   $1,481-$1,727m 1.10x-1.28x
                                                     -------------- -----------
 MEAN...................................             $1,218-$1,432m 0.90x-1.06x

--------
(a) Equity Value excludes a net debt of ($87.1) MM.

(b) Based on VeriSign's closing stock price of $38.30 as of September 21, 2001.

   No company, transaction or business used in the Comparable Company Analysis or the Selected Precedent Transaction Analysis as a comparison is identical to Illuminet or the merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies or the business segment, company or transactions to which they are compared.

  Contribution Analysis

   Robertson Stephens analyzed the respective contributions of Illuminet and VeriSign to the publicly-available research estimates for revenues, earnings before interest and taxes, or EBIT, and earnings of the combined company (without consideration of any synergies) for calendar years 2002, 2003 and 2004, as supplemented by discussions with the respective managements of Illuminet and VeriSign as to growth and margin assumptions. The actual results achieved by the combined company may vary from projected results and the variations may be material.

   The contribution analysis for calendar years 2002, 2003 and 2004 resulted in the following implied exchange ratios and implied equity values:

                                                               Implied
    Calendar Year                  Illuminet   VeriSign   Exchange Ratio (a)
    -------------                 ----------- ----------- ------------------
    2002E Revenues...............       13.7%       86.3%    0.95x-0.95x
    2002E EBIT...................       18.9%       81.1%    1.40x-1.40x
    2002E Earnings...............       18.2%       81.8%    1.33x-1.33x

    2003E Revenues...............       13.1%       86.9%    0.91x-0.91x
    2003E EBIT...................       15.4%       84.6%    1.09x-1.09x
    2003E Earnings...............       15.2%       84.8%    1.07x-1.07x

    2004E Revenues...............       12.8%       87.2%    0.89x-0.89x
    2004E EBIT...................       13.6%       86.4%    0.95x-0.95x
    2004E Earnings...............       13.7%       86.3%    0.95x-0.95x
                                  ----------- -----------    -----------
    MEAN (b)..................... 13.4%-15.0% 85.0%-86.6%    0.93x-1.06x

--------
(a) Based on VeriSign's closing stock price of $38.30 as of September 21, 2001.

(b) Based on the mean of 2004 only at the low end of the range and the average of 2002-2004 at the high end of the range.

  Discounted Cash Flow Analysis

   Robertson Stephens performed a discounted cash flow analysis using publicly-available research analyst estimates as supplemented by assumptions as to long-term revenue growth rates and operating margins, based on discussions with the management of Illuminet, of Illuminet's unlevered free cash flows and publicly-available research analyst estimates of VeriSign's unlevered free cash flows, assuming that both Illuminet and VeriSign were to continue to operate on a stand-alone basis and without giving effect to the merger. Robertson Stephens calculated the discounted cash flow using discount rates ranging from 15.0% to 17.0% for Illuminet, and discount rates ranging from 22.0% to 24.0% for VeriSign. The discounted cash flow was comprised of the sum of the present values of the projected unlevered free cash flows for calendar years 2002 through 2006, and the assumed future 2006 exit value based upon assumed multiples of 2007 net income ranging from 16.0x to 21.0x for Illuminet and 27.5x to 33.5x for VeriSign.

   This analysis implies a range of Illuminet equity values of $1,019 million to $1,083 million, with the corresponding implied exchange ratios ranging from 0.75x to 0.80x.

  Other Factors

   While this summary describes the analyses and factors that Robertson Stephens deemed material in its presentation to the Illuminet board of directors, it is not a comprehensive description of all analyses and factors considered by Robertson Stephens. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Robertson Stephens did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Robertson Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Robertson Stephens. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of

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particular techniques. The conclusion reached by Robertson Stephens is based on all analyses and factors taken as a whole and also on application of Robertson Stephens' own experience and judgment. This conclusion may involve significant elements of subjective judgment and qualitative analysis. Robertson Stephens gives no opinion as to the value or merit standing alone of any one or more parts of the analyses it performed. In performing its analyses, Robertson Stephens made numerous assumptions with respect to industry performance, general business and other conditions and matters, many of which are beyond the control of Illuminet or Robertson Stephens. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Accordingly, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which these businesses actually may be sold in the future, and these estimates are inherently subject to uncertainty. Furthermore, no opinion is being expressed as to the prices at which shares of VeriSign common stock may be traded at any future time.

   Illuminet's engagement letter with Robertson Stephens provides that, for its services, Robertson Stephens is entitled to receive a fee for delivering its opinion, whether or not the opinion is favorable, as well as an additional fee for its financial advisory and investment banking services contingent upon consummation of the merger. Illuminet has also agreed to reimburse Robertson Stephens for its out-of-pocket expenses and to indemnify and hold harmless Robertson Stephens and its affiliates and any other person, director, employee or agent of Robertson Stephens or any of its affiliates, or any person controlling Robertson Stephens or its affiliates, for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Robertson Stephens as financial advisor to Illuminet. The terms of the fee arrangements with Robertson Stephens, which Illuminet and Robertson Stephens believe are customary in transactions of this nature, were negotiated at arm's length between Illuminet and Robertson Stephens, and the Illuminet board of directors was aware of these fee arrangements.

   Robertson Stephens was retained based on Robertson Stephens' experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally, as well as Robertson Stephens' investment banking relationship and familiarity with Illuminet. Robertson Stephens has provided financial advisory services to Illuminet from time to time. In the ordinary course of business, Robertson Stephens may actively trade the securities of Illuminet and VeriSign for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in these securities.

   Robertson Stephens is an internationally recognized investment banking firm. As part of its investment banking business, Robertson Stephens is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes.

Interests of certain persons in the merger

   When considering the recommendations of Illuminet's boards of directors, you should be aware that some of the Illuminet directors and officers have interests in the merger that are different from, or are in addition to, yours as stockholders. These interests include:

  . Roger Moore, who is the chief executive officer and a director of Illuminet, will become a member of the VeriSign board of directors;

  . directors and officers of Illuminet are entitled to specified indemnification rights, as described in "The Merger
     Agreement--Indemnification of Illuminet Directors and Officers" on page 53; and

  .  some executive officers of Illuminet will become employees of VeriSign.

   In addition, Roger Moore, Terry Kremian and Dan Weiss, executive officers of Illuminet, could receive severance payments under certain circumstances in connection with the merger. If Mr. Moore elects to resign

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after the merger, or if he is terminated without cause, he would receive a lump sum severance payment equal to two times his then current annual base salary.
If Mr. Kremian or Mr. Weiss are terminated after the merger, other than for cause, they would each receive a lump sum severance payment equal to one and one-half times their then current annual base salary. Other executive officers may also receive severance benefits in accordance with their existing employment agreements.
   As a result, these executive officers and directors could be more likely to vote to approve, and recommend the approval of, the merger agreement and the merger, than if they did not hold these interests.

Completion and effectiveness of the merger

   The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including approval and adoption of the merger agreement and approval of the merger by the stockholders of Illuminet. The merger will become effective upon the filing of a certificate of merger with the State of Delaware.

Structure of the merger and conversion of Illuminet common stock and stock options

   Illinois Acquisition Corporation, a newly formed and wholly owned subsidiary of VeriSign, will be merged with and into Illuminet. As a result of the merger, the separate corporate existence of Illinois Acquisition Corporation will cease and Illuminet will survive the merger as a wholly owned subsidiary of VeriSign.

   Upon completion of the merger, each outstanding share of Illuminet common stock, other than shares held by VeriSign and its subsidiaries and Illuminet and its subsidiaries, will be converted into the right to receive 0.93 shares of fully paid and nonassessable VeriSign common stock. Upon completion of the merger, each outstanding option to purchase Illuminet common stock will be converted into an option to purchase the number of shares of VeriSign common stock equal to 0.93 times the number of shares of Illuminet common stock that could have been obtained before the merger upon the exercise of the option and the exercise price will be adjusted to reflect the exchange ratio. The number of shares of VeriSign common stock issuable in the merger will be proportionately adjusted for any stock split, stock dividend or similar event with respect to VeriSign common stock or Illuminet common stock effected between the date of the merger agreement and the completion of the merger.

   No certificate or scrip representing fractional shares of VeriSign common stock will be issued in connection with the merger. Instead, Illuminet's stockholders will receive cash, without interest, in lieu of a fraction of a share of VeriSign common stock.

Exchange of Illuminet stock certificates for VeriSign stock certificates

   When the merger is completed, VeriSign's exchange agent will mail to Illuminet stockholders a letter of transmittal and instructions for use in surrendering Illuminet stock certificates in exchange for VeriSign stock certificates. When you deliver your Illuminet stock certificates to the exchange agent along with an executed letter of transmittal and any other required documents, your Illuminet stock certificates will be canceled and you will receive VeriSign stock certificates representing the number of full shares of VeriSign common stock to which you are entitled under the merger agreement. You will also receive payment in cash, without interest, in lieu of any fractional shares of VeriSign common stock that would have been otherwise issuable to you in the merger.

   You should not submit your Illuminet stock certificates for exchange unless and until you receive the transmittal instructions and a form of letter of transmittal from the exchange agent.

   Illuminet stockholders are not entitled to receive any dividends or other distributions on VeriSign common stock until the merger is completed and they have surrendered their Illuminet stock certificates in exchange for VeriSign stock certificates.

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   VeriSign will only issue Illuminet stockholders a VeriSign stock certificate or a check in lieu of a fractional share in a name in which the surrendered Illuminet stock certificate is registered. If you wish to have your certificate issued in another name you must present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

United States federal income tax consequences of the merger

   The following discussion summarizes the material United States federal income tax consequences of the merger. This discussion is based on the Internal Revenue Code, the related regulations promulgated thereunder, existing administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. This discussion assumes that Illuminet stockholders hold their shares of Illuminet common stock as capital assets within the meaning of section 1221 of the Internal Revenue Code. This discussion does not address all aspects of United States federal income taxation that may be important to you in light of your particular circumstances or if you are subject to special rules. These special rules include rules relating to:

  .  stockholders who are not citizens or residents of the United States;

  .  financial institutions;

  .  tax-exempt organizations;

  .  insurance companies;

  .  dealers in securities;

  . stockholders who acquired their shares of Illuminet common stock through the exercise of options or similar derivative securities or otherwise as compensation; or

  . stockholders who hold their shares of Illuminet common stock as part of a straddle, conversion or other integrated transaction.

   Illuminet's obligations to complete the merger are conditioned on the delivery of an opinion to Illuminet from Blackwell Sanders Peper Martin, LLP regarding the qualification of the merger as a reorganization within the meaning of section 368(a) of the Internal Revenue Code and that each of VeriSign and Illuminet will be a party to the reorganization within the meaning of section 368(a) of the Internal Revenue Code.

   VeriSign and Illuminet believe, based on the advice of counsel, that the merger will have the United States federal income tax consequences discussed below. The opinion of counsel referred to above (1) will assume the absence of changes in existing facts and (2) will rely on assumptions, representations and covenants including those contained in certificates executed by officers of VeriSign and Illuminet. The opinion referred to above neither binds the IRS nor precludes the IRS from adopting a position contrary to that expressed in the opinions, and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court if the positions were litigated. Neither VeriSign nor Illuminet intends to obtain a ruling from the IRS with respect to the tax consequences of the merger.

   Tax consequences to Illuminet stockholders. Except as discussed below, current stockholders of Illuminet will not recognize gain or loss for United States federal income tax purposes on the exchange of Illuminet common stock for VeriSign common stock in the merger. The aggregate tax basis of the VeriSign common stock received as a result of the merger will be the same as the aggregate tax basis in the Illuminet common stock surrendered in the exchange, reduced by the tax basis of any fractional shares of VeriSign common stock for which cash is received. The holding period of the VeriSign common stock received as a result of the exchange will include the period during which the Illuminet common stock exchanged in the merger was held. Illuminet stockholders will recognize gain or loss for United States federal income tax purposes with respect to the cash they receive instead of a fractional share interest in VeriSign common stock. The gain or loss will be measured by the difference between the amount of cash they receive and the portion of the tax basis of their shares of

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Illuminet common stock allocable to the shares of Illuminet common stock exchanged for the fractional share interest. This gain or loss will be capital gain or loss and will be a long-term capital gain or loss if the shares of Illuminet common stock have been held for more than one year at the time the merger is completed.

   Tax consequences to VeriSign and Illuminet. VeriSign, including its merger subsidiary, and Illuminet will not recognize gain or loss for United States federal income tax purposes as a result of the merger.

   This discussion is only intended to provide you with a general summary, and it is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the merger. In addition, this discussion does not address tax consequences that may vary with, or are contingent on, your individual circumstances. Moreover, this discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to you of the merger.

Accounting treatment of the merger

   In July 2000, the Financial Accounting Standards Board, or FASB, issued Statements No. 141, "Business Combinations," or Statement 141, and No. 142, "Goodwill and Other Intangible Assets," or Statement 142. Under the transitional provisions of Statement No. 141, business combinations initiated after June 30, 2001 are required to be accounted for under the purchase method of accounting. Additionally, although the methodology for determining the purchase price, or the aggregate merger consideration, is largely unchanged, the methodology for allocating the purchase price to certain intangible assets has changed. The allocation of the purchase price to intangible assets and goodwill will still be based on the fair value of the assets and liabilities assumed. These allocations will be made based upon valuations and other studies that have not yet been finalized.

   Statement 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of Statement
142. Statement 142 will also require that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for Impairment in accordance with FASB Statement No. 121, "Accounting for the Impairment of Long-Lived assets and for Long-Lived Assets to Be Disposed of."

Regulatory filings and approvals required to complete the merger

   The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act, which prevents certain transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the appropriate waiting periods end or expire. We have filed the required information and materials with the Department of Justice and the Federal Trade Commission. The requirements of Hart-Scott-Rodino will be satisfied if the merger is completed within one year from the termination of the waiting period.

   The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws. Certain other persons could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period expired or ended, any state could take action under the antitrust laws. A challenge to the merger could be made and if a challenge is made we may not prevail.

   The merger contemplates the transfer of control of the FCC authorization held by Illuminet's subsidiary, NTC, and the radio license used internally by Illuminet. These transfers are subject to the prior approval of the

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FCC. Neither of us is aware of any other material governmental or regulatory approval required for completion of the merger, other than the effectiveness of the registration statement of which this prospectus/proxy statement is a part, and compliance with applicable corporate law of Delaware.

Restrictions on sales of shares by affiliates of Illuminet and VeriSign

   The shares of VeriSign common stock to be issued in the merger will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for shares of VeriSign common stock issued to any person who is an affiliate of either of us. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either of us and may include some of our officers and directors, as well as our principal stockholders. Affiliates may not sell their shares of VeriSign common stock acquired in the merger except pursuant to
(1) an effective registration statement under the Securities Act covering the resale of those shares, (2) an exemption under paragraph (d) of Rule 145 under the Securities Act or (3) any other applicable exemption under the Securities Act.

Listing on the Nasdaq National Market of VeriSign common stock to be issued in the merger

   It is a condition to the closing of the merger that the shares of VeriSign common stock to be issued in the merger be approved for listing on the Nasdaq National Market, subject to official notice of issuance.

Delisting and deregistration of Illuminet common stock after the merger

   If the merger is completed, Illuminet common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act.

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                             THE MERGER AGREEMENT

   This section of the document describes the merger agreement. While we believe that the description covers the material terms of the merger agreement, this summary may not contain all of the information that is important to you. The merger agreement is attached to this document as Annex A and we urge you to carefully read this document in its entirety.

The merger

   The merger agreement provides for the merger to be effected through the merger of Illinois Acquisition Corporation, a newly formed and wholly owned subsidiary of VeriSign, with and into Illuminet. As a result of the merger, the separate corporate existence of Illinois Acquisition Corporation will cease and Illuminet will survive the merger as a wholly owned subsidiary of VeriSign.

   Upon completion of the merger, Illuminet stockholders will become VeriSign stockholders, and each outstanding share of Illuminet common stock, other than shares held by Illuminet and its subsidiaries, will be converted into the right to receive 0.93 shares of fully paid and nonassessable VeriSign common stock. VeriSign also will assume each outstanding option to purchase Illuminet common stock and convert it into an option to purchase shares of VeriSign common stock. The merger is expected to qualify as a tax-free reorganization under the IRC, and Illuminet stockholders will recognize no gain or loss, and pay no tax, on their receipt of VeriSign shares.

Representations and warranties

   We each made representations and warranties in the merger agreement regarding aspects of our respective businesses, financial condition and other facts pertinent to the merger, including representations and warranties by each company as to:

  Illuminet's representations and warranties

   Illuminet's representations and warranties include representations as to:

  .  its corporate organization, good standing and qualification to do business;

  .  its subsidiaries and ownership interests in other entities;

  .  its and its subsidiaries' certificates of incorporation and bylaws;

  .  its capitalization;

  .  its authority to enter into the merger agreement;

  .  required consents, waivers and approvals;

  .  regulatory approvals required to complete the merger;

  .  regulation of Illuminet by communications regulatory agencies;

  .  the effect of the merger on its outstanding obligations;

  .  Illuminet's filings and reports with the Securities and Exchange
     Commission;

  .  its financial statements and liabilities;

  .  changes in its business since its most recent financial statements;

  .  its taxes;

  .  title to the properties it owns and leases;

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  .  its intellectual property, intellectual property that it uses and infringement of other intellectual property;

  .  its compliance with applicable laws;

  .  permits required to conduct its business and compliance with those permits;

  .  litigation with respect to Illuminet;

  .  its employee benefit plans;

  .  its hazardous material activities and environmental liabilities;

  .  its agreements, contracts and commitments;

  .  its customer contacts and network operations;

  .  brokers' and finders' fees in connection with the merger;

  .  its insurance;

  . information supplied by it in this document and the related registration statement filed by VeriSign;

  .  approval by its board of directors;

  .  the fairness opinion received by Illuminet from its financial advisor;

  . the inapplicability of specified laws to the merger and the inapplicability of Illuminet's stockholder rights plan; and

  .  identification of their affiliates and transactions with related parties.

  VeriSign's representations and warranties

   VeriSign's representations and warranties include representations as to:

  . its and the merger subsidiary's corporate organization and authority and qualification to do business;

  .  its and the merger subsidiary's certificate of incorporation and bylaws;

  .  its and the merger subsidiary's capitalization;

  . authorization, execution and delivery of the merger agreement by it and the merger subsidiary;

  .  required consents, waivers and approvals;

  .  regulatory or other approvals required to complete the merger;

  .  its filings and reports with the Securities and Exchange Commission;

  .  its financial statements and liabilities;

  .  changes in its business since its most recent financial statements;

  .  its taxes;

  .  absence of breaches of specified agreements;

  .  litigation with respect to it;

  .  brokers' and finders' fees in connection with the merger;

  .  information supplied by it in this document;

  .  approval by its board of directors; and

  .  it not being an "interested stockholder" of Illuminet under Delaware law.

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   The representations and warranties in the merger agreement are complicated and are not easily summarized. We urge you to read the articles of the merger agreement entitled "Representations and Warranties of Company," and "Representations and Warranties of Parent and Merger Sub" carefully.

Conduct of Illuminet's business before the closing of the merger

   Illuminet has agreed that until the closing of the merger, or unless VeriSign consents in writing, it and its subsidiaries will carry on their business in the usual, regular and ordinary course and in compliance in all material respects with applicable legal requirements, and pay its debts and taxes when due. Illuminet has also agreed to use its commercially reasonable efforts consistent with past practices and policies to:

  .  preserve intact its present business organization;

  .  keep available the services of its present officers and employees; and

  . preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings.

   In addition, Illuminet must notify VeriSign of any material event involving its business, operations or financial condition.

   Illuminet has also agreed that until the closing of the merger, or unless VeriSign consents in writing, each of Illuminet and its subsidiaries will conduct its business in compliance with specific restrictions relating to the following:

  . waiving restrictions on, accelerating or modifying the terms of or payment for options granted, restricted stock purchased under its stock plans, or repricing of stock options granted under its stock plans;

  . granting any severance or termination pay except under written agreements then in effect or in an amount equal to four months' salary of the terminated person;

  .  transferring or licensing intellectual property;

  . declaring or paying dividends or making other distributions with respect to its capital stock;

  . purchasing or redeeming shares of its capital stock except repurchases of unvested shares in connection with employee terminations;

  . issuing securities other than upon exercise of options outstanding on the date of the merger agreement, or issuances under Illuminet's employee stock purchase plan or to VeriSign under its stock option agreement;

  .  amending its certificate of incorporation or bylaws;

  . acquiring or agreeing to merge with or acquire the assets of, or making equity investments in, other entities, or entering into any material joint venture agreements;

  . selling, leasing, licensing, encumbering or disposing of property or assets that are material to the business of Illuminet and its subsidiaries;

  . incurring or guaranteeing indebtedness except in connection with the financing of ordinary course trade payables or under existing credit facilities;

  .  adopting or amending any employee benefit plan;

  . making any material capital expenditures other than those contained in Illuminet's capital budget approved prior to the date of the merger agreement;

  . materially modifying, amending or terminating material contracts or waiving, releasing or assigning any material rights under the contract;

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  .  entering into specified types of contracts other than in the ordinary course of business consistent with past practice;

  .  changing accounting practices or revaluing assets;

  . entering into any agreement regarding the acquisition, distribution or licensing of Illuminet's intellectual property other than in the ordinary course;

  . taking any action that would cause any of its representations or warranties in the merger agreement to become untrue or inaccurate; or

  . engaging in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by the merger agreement.

   The agreements related to the conduct of Illuminet's business in the merger agreement are complicated and not easily summarized. We urge you to read the sections of the merger agreement entitled "Conduct Prior to the Effective Time" carefully.

No dividends by VeriSign

   VeriSign has also agreed that until the closing of the merger, or unless Illuminet consents in writing, VeriSign will not declare or pay dividends or make other distributions with respect to its capital stock or split, combine or reclassify any of its capital stock.

No other negotiations

   Until the merger is completed or the merger agreement is terminated, Illuminet has agreed not to take any of the following actions directly or indirectly:

  . solicit, initiate, seek, entertain, encourage, facilitate, support or induce any Acquisition Proposal, as defined below;

  . participate in any discussions or negotiations regarding any Acquisition Proposal;

  .  furnish any non-public information with respect to any Acquisition
     Proposal;

  . take any other action to facilitate any inquiries or the making of any Acquisition Proposal;

  . engage in discussions with any person with respect to any Acquisition Proposal;

  .  approve, endorse or recommend any Acquisition Proposal; or

  . enter into any letter of intent or similar document or any contract, agreement or commitment relating to any Acquisition Proposal.

   However, if Illuminet receives an unsolicited, written, bona fide Acquisition Proposal prior to its stockholders' meeting that its board reasonably concludes after consultation with its financial advisor may constitute a Superior Offer, as defined below, Illuminet may furnish non-public information regarding it and may enter into discussions with the person or group who has made that Acquisition Proposal, if:

  . neither Illuminet nor its representatives shall have violated the provisions relating to any other negotiations;

  . Illuminet's board of directors concludes in good faith after consultation with outside legal counsel that this action is required for the board of directors to comply with its fiduciary obligations to its stockholders under applicable law;

  . prior to furnishing non-public information to, or entering into any discussions with, a party making the Acquisition Proposal, Illuminet gives VeriSign written notice of the Acquisition Proposal, including the

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     identity of the party making the Acquisition Proposal and the material terms and conditions of the Acquisition Proposal;

  . Illuminet furnishes the non-public information to VeriSign at the same time that Illuminet furnishes this information to the party making the Acquisition Proposal and the information furnished to the other party is subject to an agreement requiring the confidential treatment of that information; and

  . Illuminet gives VeriSign at least three business days' advance notice of its intent to furnish non-public information to or enter into discussions.

   Illuminet has agreed to inform VeriSign promptly as to any Acquisition Proposal, request for non-public information that Illuminet reasonably believes would lead to an Acquisition Proposal or inquiry that Illuminet reasonably should believe would lead to an Acquisition Proposal, the identity of the party making the Acquisition Proposal, request or inquiry, and the material terms of the Acquisition Proposal, request or inquiry. Illuminet also has agreed to keep VeriSign informed as to the status of any Acquisition Proposal, request or inquiry and to provide VeriSign a copy of all written materials provided to Illuminet in connection with any request or inquiry.

   An Acquisition Proposal is any offer or proposal by a third party relating to:

  . the acquisition or purchase of more than a 20% interest in the total outstanding voting securities of Illuminet or any of its subsidiaries;

  . any tender offer or exchange offer, that, if consummated, would result in any person or group beneficially owning 20% or more of the total outstanding voting securities of Illuminet or any of its subsidiaries;

  . any merger, consolidation, business combination or similar transaction involving Illuminet under which stockholders of Illuminet immediately prior to the acquisition hold less than 80% of the equity interest in the resulting entity;

  . any sale, lease outside the ordinary course of business, exchange, transfer, license outside the ordinary course of business, or acquisition or disposition of any material portion of the assets of Illuminet; or

  .  any liquidation or dissolution of Illuminet.

   A Superior Offer with respect to Illuminet is an unsolicited, bona fide written proposal made by a third party to complete any of the following transactions:

  . a merger or consolidation involving Illuminet under which the stockholders of Illuminet immediately preceding the transaction hold less than 50% of the equity interest in the surviving entity of the transaction; or

  . the acquisition by any person or group, including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a merger involving the company, directly or indirectly, of ownership of 100% of the then outstanding shares of capital stock of Illuminet;

on terms that the board of Illuminet determines, in its reasonable judgment, after consultation with its financial advisor, to be more favorable to Illuminet's stockholders from a financial point of view than the terms of the merger. An offer will not be a Superior Offer if any financing required to complete the transaction is not committed or is not likely in the reasonable judgment of Illuminet's board of directors, after consultation with its financial advisor, to be obtained on a timely basis.

   Illuminet's board may, without breaching the merger agreement, withhold, withdraw, amend or modify its recommendation in favor of the merger proposal if:

  .  a Superior Offer is made to Illuminet and is not withdrawn;

  . Illuminet provides written notice to VeriSign, including the identity of the party making the Superior Offer and specifying the material terms and conditions of the Superior Offer;

  . VeriSign does not, within five business days after receiving this written notice, make an offer that the board of Illuminet determines by majority vote in its good faith judgment, after consultation with its financial advisor, to be at least as favorable to Illuminet's stockholders as the Superior Offer;

  . Illuminet's board concludes in good faith, after consultation with its outside legal counsel, that the withholding, withdrawal, amendment or modification of its recommendation is required for the board to comply with its fiduciary obligations to Illuminet's stockholders under applicable law; and

  .  Illuminet has not violated specified provisions in the merger agreement.

   Illuminet also agreed to provide VeriSign with prior notice of any meeting of its board at which Illuminet's board is reasonably expected to consider any Acquisition Proposal to determine whether it is a Superior Offer. Even if the board's recommendation is withheld, withdrawn, amended or modified, Illuminet must nevertheless hold and convene the stockholders meeting.

Public disclosure

   Each of us will consult with the other and, to the extent practicable, agree before issuing any press release or making any public statement with respect to the merger, the merger agreement, or any Acquisition Proposal.

Employee benefit plans

   VeriSign and Illuminet will work together to agree upon mutually acceptable employee benefit and compensation arrangements. Illuminet will terminate its severance, separation, retention and salary continuation plans, programs or arrangements prior to the effective time of the merger, subject to specified exceptions. The merger agreement also provides that Illuminet employees will also be granted credit for service with Illuminet for purposes of VeriSign employment plans for which they are eligible.

Treatment of Illuminet stock options

   Upon completion of the merger, each outstanding option to purchase Illuminet common stock will be converted, in accordance with its terms, into an option to purchase the number of shares of VeriSign common stock equal to 0.93 times the number of shares of Illuminet common stock that could have been obtained before the merger upon the exercise of each option, rounded down to the nearest whole share. The exercise price will be equal to the exercise price per share of Illuminet common stock subject to the option before conversion divided by 0.93, rounded to the nearest whole cent.

   The other terms of each option referred to above will continue to have substantially the same terms and conditions that the options had prior to the merger. The vesting of outstanding options under Illuminet's option plans will accelerate in full upon approval of the merger by the stockholders of Illuminet. Upon completion of the merger, each outstanding award, including restricted stock, stock equivalents and stock units, under any employee incentive or benefit plans, programs or arrangements maintained by Illuminet which provide for grants of equity-based awards will be amended or converted into a similar instrument of VeriSign, with certain adjustments to preserve their value. The other terms of each Illuminet award, and the plans or agreements under which they were issued, will continue to apply in accordance with their terms, including any provisions providing for acceleration.

   VeriSign will file a registration statement on Form S-8 for the shares of VeriSign common stock issuable with respect to converted Illuminet options and will maintain the effectiveness of that registration statement on a basis comparable to registration statements applicable to other outstanding stock options of VeriSign.

Indemnification of Illuminet Directors and Officers

   After the merger, VeriSign will honor indemnification agreements between Illuminet and its directors and officers in effect at the time of the merger and will substantially maintain the indemnification provisions of

Illuminet's certificate of incorporation and bylaws as in effect at the time of the merger agreement for a period of six years following the merger. For six years following the merger, VeriSign will maintain liability insurance for Illuminet's directors and officers on terms comparable to that provided by Illuminet to its directors and officers, subject to a maximum expense of two times the amount paid by Illuminet for such coverage.

Conditions to completion of the merger

   Our obligations to complete the merger are subject to the satisfaction or waiver of each of the following conditions before closing the merger:

  . the merger agreement and the merger must be approved by stockholders of Illuminet;

  . VeriSign's registration statement, of which this proxy statement/prospectus is a part, must be effective, no stop order suspending its effectiveness may be in effect and no proceedings for suspending its effectiveness may be pending before or threatened by the SEC;

  . no governmental entity shall have enacted or issued any law, regulation or order that has the effect of making the merger illegal, otherwise prohibiting the closing of the merger;

  . all applicable waiting periods under applicable antitrust laws must have expired or been terminated; and

  . the shares of VeriSign common stock to be issued in the merger must be authorized for quotation on the Nasdaq National Market, subject to notice of issuance.

   Illuminet's obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions:

  . VeriSign's representations and warranties must be true and correct in all material respects at and as of the date the merger is to be completed as if made at and as of that time, except VeriSign's representations and warranties that address matters only as of a particular date, which must be true and correct, in all material respects as of that date;

  . VeriSign must have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by it at or before closing the merger;

  . no material adverse effect with respect to VeriSign shall have occurred since September 23, 2001 and be continuing; and

  . Illuminet must receive from its tax counsel an opinion to the effect that the merger will constitute a tax-free reorganization within the meaning of section 368(a) of the Internal Revenue Code.

   VeriSign's obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions:

  . Illuminet's representations and warranties must be true and correct in all material respects as of the date the merger is to be completed as if made at and as of that time, except Illuminet's representations and warranties that address matters only as of a particular date must be true and correct in all material respects, as applicable, as of that date;

  . Illuminet must have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by Illuminet at or before the closing of the merger;

  . no material adverse effect with respect to Illuminet shall have occurred since September 23, 2001 and be continuing;

  . VeriSign shall have received from Illuminet's regulatory counsel an opinion as to specified regulatory matters;

  . all material required approvals or consents of any governmental entity or other person shall have been obtained and become final, including the FCC and the FTC, and are not on terms reasonably likely to materially affect the ownership or operations of business by VeriSign; and

  . there shall not be instituted or pending any action or proceeding by a governmental entity seeking to:

     . restrain or prohibit the ownership or operation by VeriSign of all or any portion of Illuminet's business or for VeriSign to dispose of any business or assets of Illuminet;

     . seeking to impose limitations on the ability of VeriSign to exercise full ownership rights of the Illuminet stock it acquires; or

     . seeking to require VeriSign to divest the assets or shares of Illuminet it acquires.

   A material adverse effect is defined to be any change, event, violation, inaccuracy, circumstance or effect that is, or is reasonably likely to be, materially adverse to (1) the business, assets, capitalization, regulatory environment, financial condition, operations or results of operations of the company taken as a whole with its subsidiaries or (2) the ability of the parties to consummate the merger within the time frame the merger would otherwise be consummated. A material adverse effect does not include a change, event, violation, inaccuracy, circumstance or effect that directly and primarily results from:

  . changes in general economic conditions so long as the change does not affect the company in a disproportionate manner;

  . changes affecting the company's industry generally, so long as the change does not affect the company in a disproportionate manner; or

  .  changes in the market price of VeriSign or Illuminet common stock.

Termination of the merger agreement

   The merger agreement may be terminated at any time prior to closing the merger, whether before or after the requisite stockholder approval:

  .  by mutual consent duly authorized by the boards of VeriSign and Illuminet;

  . by either VeriSign or Illuminet, if the merger is not completed by September 30, 2002, except that the right to terminate the merger agreement under this provision is not available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur on or by September 30, 2002, and this action or failure to act constitutes a breach of the merger agreement;

  . by VeriSign or Illuminet, if a governmental authority has issued an order, decree or ruling or taken any other action that is final and nonappealable, having the effect of permanently enjoining, restraining or prohibiting the merger;

  . by VeriSign or Illuminet, if the merger is not approved by the stockholders of Illuminet, except that the right to terminate the merger agreement under this provision is not available to Illuminet where the failure to obtain stockholder approval was caused by an action or failure to act by Illuminet that constitutes a breach of the merger agreement, or a breach of the voting agreements described under "Related Agreements--Voting Agreement";

  . by VeriSign at any time prior to the adoption and approval of the merger agreement and the merger by the required vote of stockholders of Illuminet, if a Triggering Event, as described below, occurs; or

  . by Illuminet, on the one hand, or VeriSign, on the other, upon a breach of any representation, warranty, covenant or agreement on the part of the other in the merger agreement, or if any of the other's representations or warranties are or become untrue, so that the corresponding condition to closing the applicable merger would not be met. However, if the breach or inaccuracy is curable by the breaching party through the exercise of its commercially reasonable efforts, and the breaching party continues to exercise commercially reasonable efforts, then the other may not terminate the merger agreement if the breach or inaccuracy is cured within 30 days after delivery of the notice of breach or inaccuracy.

   A Triggering Event will occur if:

  . Illuminet's board of directors or any committee withdraws or amends or modifies in a manner adverse to VeriSign its recommendation in favor of the adoption and approval of the merger agreement and the approval of the merger;

  . Illuminet fails to include in this prospectus/proxy statement the recommendation of its board of directors in favor of the adoption and approval of the merger agreement and the approval of the merger;

  . Illuminet's board of directors fails to reaffirm its recommendation in favor of adoption and approval of the merger agreement and the approval of the merger within 10 business days after VeriSign requests in writing that this recommendation be reaffirmed at any time after the public announcement of an Acquisition Proposal;

  . Illuminet's board of directors approves or publicly recommends any Acquisition Proposal;

  . Illuminet enters into a letter of intent or agreement accepting an Acquisition Proposal;

  . Illuminet shall have materially breached the non-solicitation provisions of the merger agreement or the provisions of the merger agreement relating to holding the Illuminet's stockholders meeting; or

  . if a tender offer or exchange offer relating to the securities of Illuminet is commenced by a person or entity unaffiliated with VeriSign, and Illuminet does not send to its stockholders within 10 business days after the tender offer or exchange offer is first commenced a statement disclosing that Illuminet recommends rejection of the tender offer or exchange offer.

Termination fee

   Illuminet is obligated to pay VeriSign a termination fee equal to $45.5 million in immediately available funds if VeriSign terminates the merger agreement at any time prior to approval of the merger by Illuminet's stockholders because a Triggering Event has occurred.

   Illuminet is obligated to pay a termination fee equal to $45.5 million if:

  . prior to termination of the merger agreement an Acquisition Proposal is publicly announced;

  .  if the merger agreement was terminated because:

     .  the merger fails to close by September 30, 2002;

     . Illuminet or VeriSign terminates the merger agreement because the required approval of the merger by Illuminet's stockholders was not obtained; or

     . VeriSign terminates the merger agreement due to a breach of a representation, warranty covenant or agreement of Illuminet; and

  . within 18 months of the termination of the merger agreement, Illuminet completes an Acquisition or enters into an agreement providing for an Acquisition and that Acquisition is later completed with the person with whom the agreement was entered into, regardless of when the completion occurs, if Illuminet had entered into the agreement during the 18-month period.

   An Acquisition is any of the following:

  . a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the company in which Illuminet's stockholders immediately preceding the transaction hold less than 50% of the aggregate equity interests in the surviving entity of the transaction;

  . a sale or other disposition by Illuminet or its subsidiaries of assets representing in excess of 50% of the aggregate fair market value of Illuminet's business immediately prior to the sale; or

  . the acquisition by any person or group, including by way of a tender offer or an exchange offer or issuance by Illuminet, directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Illuminet.

Amendment, extension and waiver of the merger agreement

   We may amend the merger agreement before closing the merger by execution of a written instrument signed by each of us, provided that we comply with applicable state law in amending the agreement. Either of us may extend the other's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

                              RELATED AGREEMENTS

   This section of the prospectus/proxy statement describes agreements related to the merger agreement including the stock option agreement and the voting agreements. While we believe that these descriptions cover the material terms of these agreements, these summaries may not contain all of the information that is important to you. The stock option agreement is attached as Annex B, and the form of voting agreement is attached as Annex C, and we urge you to read them carefully.

The stock option agreement

   The stock option agreement grants VeriSign the right to buy up to a number of shares of Illuminet common stock equal to 19.9% of the issued and outstanding shares of Illuminet common stock as of the date, if any, after which the option is exercisable and on which VeriSign delivers an exercise notice to Illuminet, at an exercise price of $35.62 per share. Based on the number of shares of Illuminet common stock outstanding on October 16, 2001, the option would be exercisable for approximately 6,519,141 shares of Illuminet common stock. VeriSign required Illuminet to grant this stock option as a prerequisite to entering into the merger agreement.

   The option is intended to increase the likelihood that the merger will be completed. Certain aspects of the stock option agreement may have the effect of discouraging persons who might be interested in acquiring all or a significant interest in Illuminet or its assets before completion of the merger. The option is not currently exercisable.

   Until the option's termination, as described below, VeriSign may exercise the option, in whole or part, and from time to time after any of the following:

  .  a Triggering Event, as described above on page 56, occurs;

  . the board amends the Rights Agreement or takes any other action with regard to corporate laws impeding business combinations in connection with any Acquisition Proposal, as described above on page 52;

  . the failure of Illuminet to convene its stockholders' meeting within 45 days of the effectiveness of the registration statement of which this prospectus/proxy statement is a part;

  . the public announcement of the acquisition by any person or group of more than 20% of the total outstanding voting securities of Illuminet or any of its subsidiaries;

  . the public announcement of any tender offer or exchange offer that, if consummated, would result in any person or group owning 20% or more of the total outstanding voting securities of Illuminet or any of its subsidiaries;

  . the public announcement of a bona fide proposal or offer by a person reasonably able to consummate a merger, consolidation, business combination, or other similar transaction after which, the Illuminet stockholders immediately before the merger or business combination will own less than 80% of the surviving entity's equity interests;

  . a sale, lease, exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of any material assets of Illuminet; or

  . a solicitation of Illuminet's stockholders is commenced seeking to alter the composition of Illuminet's board.

   VeriSign is not required to terminate the merger agreement before exercising the option.

   The option will terminate and will not be exercisable upon the earliest of any of the following to occur:

  .  completion of the merger; or

  .  12 months following the termination of the merger agreement.

   The amount of profit that VeriSign may realize under the option, together with any termination fee, is subject to a profit cap. This "profit cap" is $65.0 million in the aggregate. If the sum of any termination fee received by VeriSign, plus all proceeds received by VeriSign in connection with any sales or other dispositions of the option or shares acquired upon exercise of the option, plus any dividends received by VeriSign on its option shares, is greater than the profit cap, then VeriSign must promptly remit the excess in cash to Illuminet.

   In addition, VeriSign may require Illuminet to repurchase the option if the option becomes exercisable, for a purchase price for the remainder of the unexercised option calculated by subtracting the exercise price of the option from the higher of:

  . the highest price paid by an acquiring person for an Illuminet share in the transaction triggering the exercisability of the option; or, if the transaction is a sale of Illuminet's assets, the sum of the total price paid for such assets plus the value of the remaining assets of Illuminet, divided by the number of Illuminet shares then outstanding; or

  . the highest closing price of Illuminet common stock for the 30 trading days ending the trading day before the date of the VeriSign request;

and multiplying the difference by the number of shares of Illuminet common stock that VeriSign could still acquire at that time under the option.

   The stock option agreement grants registration rights to VeriSign with respect to the shares of Illuminet common stock represented by the option.

Voting agreements

   VeriSign required the following Illuminet stockholders, officers and directors Roger Moore, Theodore Berns, Jack Blumenstein, Terry Kremian, Richard Lumpkin, David Nicol, James Strand and Greg Wilkinson to enter into voting agreements. These voting agreements require these Illuminet stockholders to vote all of the shares of Illuminet common stock beneficially owned by them in favor of the merger and against any competing acquisition proposal or superior offer, each as described above, and against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation of Illuminet under the merger agreement or of the stockholder under his voting agreement. The voting agreements apply only to the exercise of voting rights attaching to Illuminet shares and shall not limit the discretion of any stockholder who is a director of Illuminet with respect to his duties as a director of Illuminet.

   In addition, each Illuminet stockholder who is a party to a voting agreement agreed not to sell the Illuminet stock and options owned, controlled or acquired, either directly or indirectly, by that person until the termination of the voting agreement or the record date for the Illuminet stockholders' meeting.

   The Illuminet stockholders' voting agreements will terminate upon the earliest to occur of the termination of the merger agreement in accordance with its terms or the completion of the merger.

   As of the record date, the Illuminet stockholders who entered into voting agreements collectively owned 30,623 shares of outstanding Illuminet common stock, which represented approximately 0.1% of the outstanding Illuminet common stock. None of the Illuminet stockholders who are parties to the voting agreements were paid additional consideration in connection with them.

               PROPOSAL TWO--ADJOURNMENT OF THE SPECIAL MEETING

   If at the Illuminet special meeting on Wednesday, December 12, 2001, the number of shares of Illuminet common stock present or represented and voting in favor of approval of the merger is insufficient to approve the merger under Delaware law and under Illuminet's certificate of incorporation, Illuminet management intends to move to adjourn the special meeting in order to enable the Illuminet board of directors to continue to solicit additional proxies in favor of the merger. In that event, Illuminet will ask its stockholders to vote only upon the adjournment proposal, and not the proposal regarding the approval and adoption of the merger agreement and the merger.

   In this proposal, Illuminet is asking you to authorize the holder of any proxy solicited by the Illuminet board of directors to vote in favor of adjourning the special meeting, and any later adjournments, to a date or dates not later than January 11, 2002, in order to enable the Illuminet board of directors to solicit additional proxies in favor of the merger. If the stockholders approve the adjournment proposal, Illuminet could adjourn the special meeting, and any adjourned session of the special meeting, to a date not later than January 11, 2002 and use the additional time to solicit additional proxies in favor of the merger, including the solicitation of proxies from stockholders that have previously voted against the merger. Among other things, approval of the adjournment proposal could mean that, even if Illuminet had received proxies representing a sufficient number of votes against the merger to defeat the merger proposal, Illuminet could adjourn the special meeting without a vote on the merger proposal for up to 30 days and seek during that period to convince the holders of those shares to change their votes to votes in favor of the merger.

   Under Illuminet's certificate of incorporation and bylaws, the adjournment proposal requires the approval of a majority of the votes cast on the proposal. Broker non-votes and abstentions will have no effect on the outcome of the vote on the adjournment proposal. No proxy that is specifically marked "AGAINST" approval of the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked "FOR" the discretionary authority to adjourn the special meeting to a later date.

   The board of directors believes that if the number of shares of Illuminet common stock present or represented at the special meeting and voting in favor of the merger is insufficient to approve the merger agreement, it is in the best interests of the stockholders of Illuminet to enable the board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes in favor of the merger to bring about its approval.

   The board of directors of Illuminet believes that the terms of the adjournment proposal are fair to and in the best interests of Illuminet and its stockholders and recommends to its stockholders that they vote "FOR" the proposal to authorize the adjournment of the special meeting to a date or dates not later than January 11, 2002.

                    COMPARATIVE PER SHARE MARKET PRICE DATA

   VeriSign common stock has been traded on the Nasdaq National Market under the symbol VRSN since January 29, 1998, the date of VeriSign's initial public offering. Illuminet common stock has been traded on the Nasdaq National Market under the symbol ILUM since October 8, 1999, the date of Illuminet's initial public offering.

   The following table sets forth, for the calendar quarters indicated, the high and low sale prices per share of VeriSign common stock and Illuminet common stock as reported on the Nasdaq National Market.

                                                   VeriSign       Illuminet
                                                 Common Stock   Common Stock
                                                --------------- -------------
  Calendar Period                                High     Low    High   Low
  ---------------                               ------- ------- ------ ------
  1999:
     First Quarter............................. $ 39.00 $ 13.50 $   -- $   --
     Second Quarter............................   47.06   22.88     --     --
     Third Quarter.............................   58.88   27.25     --     --
     Fourth Quarter............................  212.00   48.81  62.13  25.50
  2000:
     First Quarter............................. $258.50 $141.00 $94.00 $43.00
     Second Quarter............................  200.50   91.00  58.50  30.63
     Third Quarter.............................  214.38  136.38  52.38  25.88
     Fourth Quarter............................  207.88   65.38  29.75  14.00
  2001:
     First Quarter............................. $ 97.75 $ 29.88 $28.00 $19.00
     Second Quarter............................   67.94   26.25  33.16  13.06
     Third Quarter.............................   63.22   32.53  39.30  25.10
     Fourth Quarter (through October 26, 2001).   53.45   39.90  49.29  36.31

   The following table sets forth the closing prices per share of VeriSign common stock and Illuminet common stock as reported on the Nasdaq National Market on (1) September 21, 2001, the business day preceding public announcement that VeriSign and Illuminet had entered into the merger agreement and (2) October 26, 2001, the last full trading day for which closing prices were available at the time of the printing of this prospectus/proxy statement.

   This table also sets forth the equivalent price per share of Illuminet common stock on those dates. The equivalent price per share is equal to the closing price of a share of VeriSign common stock on that date multiplied by 0.93, the number of shares of VeriSign common stock to be issued in exchange for each share of Illuminet common stock.

                                           Illuminet VeriSign Equivalent
                                            Common    Common  per Share
                                             Stock    Stock     Price
                                           --------- -------- ----------
        September 21, 2001................  $34.98    $38.30    $35.62
        October 26, 2001..................   39.63     42.82     39.82

   VeriSign and Illuminet believe that Illuminet common stock presently trades on the basis of the value of the VeriSign common stock expected to be issued in exchange for the Illuminet common stock in the merger, discounted primarily for the uncertainties associated with the merger. Apart from the publicly disclosed information concerning VeriSign that is included and incorporated by reference in this prospectus/proxy statement, VeriSign cannot state with certainty what factors account for changes in the market price of the VeriSign common stock.

   Illuminet stockholders are advised to obtain current market quotations for VeriSign common stock and Illuminet common stock. No assurance can be given as to the market prices of VeriSign common stock or Illuminet common stock at any time before the consummation of the merger or as to the market price of VeriSign common stock at any time after the merger. Because the exchange ratio is fixed, the exchange ratio will not be adjusted to compensate Illuminet stockholders for decreases in the market price of VeriSign common stock that could occur before the merger becomes effective. In the event the market price of VeriSign common stock decreases or increases prior to the consummation of the merger, the value of the VeriSign common stock to be received in the merger in exchange for Illuminet common stock would correspondingly decrease or increase.

   VeriSign and Illuminet have never paid cash dividends on their respective shares of capital stock. Under the merger agreement, each of VeriSign and Illuminet has agreed not to pay dividends pending the consummation of the merger, without written consent of the other. If the merger is not consummated, the Illuminet board presently intends that it would continue its policy of retaining all earnings to finance the expansion of its business. The VeriSign board presently intends to retain all earnings for use in its business and has no present intention to pay cash dividends before or after the merger.

                      COMPARISON OF RIGHTS OF HOLDERS OF
               VERISIGN COMMON STOCK AND ILLUMINET COMMON STOCK

   This section of the prospectus/proxy statement describes differences between VeriSign common stock and Illuminet common stock. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you, including the certificates of incorporation and bylaws of each company. You should read this entire document and the other documents we refer to carefully for a more complete understanding of the differences between VeriSign common stock and Illuminet common stock. You may obtain the information incorporated by reference into this prospectus/proxy statement without charge by following the instructions in the section entitled "Where you can find more information" on page iii.

   After the merger, the holders of Illuminet common stock will become stockholders of VeriSign. Because VeriSign and Illuminet are both Delaware corporations, the Delaware General Corporation Law, or the DGCL, will continue to govern the rights of the former Illuminet stockholders. The Illuminet certificate of incorporation and the Illuminet bylaws currently govern the rights of the stockholders of Illuminet. As stockholders of VeriSign after the merger, the VeriSign certificate of incorporation and the VeriSign bylaws, will instead govern their rights following the merger. The following paragraphs summarize differences between the rights of VeriSign stockholders and Illuminet stockholders under the certificates of incorporation and bylaws of VeriSign and Illuminet, as applicable. The following discussion is qualified by the actual provisions of each company's certificate of incorporation and bylaws.

Voting

   Each stockholder of Illuminet and VeriSign has the right to one vote for each share of stock held by the stockholder.

Special meeting of stockholders

   The VeriSign bylaws provide that only a majority of the members of the board of directors, chairman of the board or president may call special meetings of the stockholders.

   The Illuminet bylaws provide that special meetings of the stockholders may be called by the chairman of the board, the president or the board of directors, or by written demand of at least one-third of the stock entitled to vote at the meeting.

Action by written consent in lieu of a stockholders meeting

   VeriSign stockholders do not have the ability to take action by written consent.

   Illuminet stockholders have the ability to take action by written consent of the holders of outstanding shares of Illuminet so long as the action is signed by the holders having the minimum number of shares to approve the action if the action were taken at a meeting at which all outstanding shares of common stock were present and voting.

Voting by written ballot

   Both the VeriSign and Illuminet certificates of incorporation contain provisions not requiring written ballots for the election of directors. The Illuminet bylaws provide that upon the demand of any stockholder, the vote for directors shall be by ballot.

Record date for determining stockholders

   The VeriSign bylaws provide that the board of directors may fix a record date that shall be not more than 60 nor less than 10 days before the date of the stockholder meeting nor more than 60 days prior to any other action.

   The VeriSign bylaws provide that if the board of directors does not fix a record date in the manner described above, then:

   (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and

   (2) the record date for determining stockholders for any other purpose shall be at the close of business on the same day on which the board of directors adopts the related resolution.

   The Illuminet bylaws provide that the board of directors may fix a record date that shall be not more than 60 nor less than 10 days before the date of the stockholder meeting nor more than 60 days prior to any other action.

Notice of board nomination and other stockholder business--annual meetings

   The VeriSign bylaws require that nominations of persons for election to the board of directors and the proposal of business to be considered at an annual meeting of stockholders must be generally made by the board of directors. If made by a stockholder, the proposal or nomination must be made by advance written notice given to VeriSign between 60 and 90 days prior to the first anniversary of the preceding year's annual meeting of stockholders. However, if the date of the annual meeting at which the nomination or business is proposed by a stockholder is more than 30 days before or more than 60 days after that anniversary, then the notice may be given by the stockholder no earlier than the 90th day prior to the meeting and not later than the later of 60 days prior to the meeting or the 10th day following the first public announcement of the meeting. These notice provisions are subject to certain exceptions with respect to electing directors to fill board seats resulting from increases in the size of the board of directors not publicly announced at least 70 days prior to the annual meting. In addition, certain other information regarding the business proposed for discussion must be included in the stockholder notice to VeriSign.

   The Illuminet bylaws require that annual meetings of stockholders for the election of directors and for other business must be specified in the notice of meeting given by or at the direction of the board, otherwise properly brought before the meeting by or at the direction of the board. No business other than that stated in the notice shall be transacted at any meeting without the consent of the majority of stockholders entitled to vote at the meeting.

Notice of board nomination and other stockholder business--special meetings

   The VeriSign bylaws provide that, at special meetings of stockholders, the only business that can be conducted will be the items of business set forth in the notice of the special meeting. The bylaws also provide that nominations of candidates for directors at a special meeting at which directors are to be elected shall be made (1) by the board of directors or (2) if the board of directors has determined that directors will be elected at the meeting, by a stockholder meeting certain qualifications who gives VeriSign advance written notice of the nominations no earlier than 90 days prior to that special meeting and no later than the later of (A) 60 days before the special meeting, or (B) the 10th day after the first public announcement of the meeting and the nominees proposed by the board of directors to be elected at the meeting.

   The Illuminet bylaws provide that the business that may be conducted at any special meeting shall be confined to the purposes stated in the notice of the special meeting.

Number of directors

   The VeriSign bylaws provide that the board of directors shall consist of not fewer than six and not more than nine directors.

   The Illuminet bylaws provide that the board of directors shall consist of not fewer than five and not more than sixteen directors.

Election of directors

   The holders of VeriSign common stock and Illuminet common stock elect all members of the respective company's board of directors.

   The VeriSign certificate of incorporation and bylaws provide for a staggered board of directors divided into three classes with the term of office of the first class, Class I, to expire at the annual meeting of the stockholders held in 2004; the term of office of the second class, Class II, to expire at the annual meeting of stockholders held in 2003; the term of office of the third class, Class III, to expire at the annual meeting of stockholders held in 2002; and after for each term to expire at each third succeeding annual meeting of stockholders after the corresponding election.

   The Illuminet certificate of incorporation and bylaws provide for a staggered board of directors divided into three classes with the term of office of the first class, Class I, to expire at the annual meeting of the stockholders held in 2003; the term of office of the second class, Class II, to expire at the annual meeting of stockholders held in 2004; the term of office of the third class, Class III, to expire at the annual meeting of stockholders held in 2002; and after for each term to expire at each third succeeding annual meeting of stockholders after the corresponding election.

Removal of directors

   The VeriSign bylaws provide that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors of VeriSign.

   The Illuminet bylaws provide that any director or directors may be removed from office only for cause and only by the vote of 80% of the voting power of all the shares entitled to vote generally in the election of directors.

Board of directors vacancies

   The VeriSign bylaws provide that vacancies may be filled by the stockholders, by a majority of the directors then in office or by a sole remaining director. The Illuminet bylaws provide that vacancies may be filled by a majority vote of the directors remaining in office.

Notice of special meetings of the board of directors

   The VeriSign bylaws provide that the chairman of the board, the president or one-third of the directors then in office may call a special meeting of the board of directors. The bylaws require that written notice of the time and place of these meetings be given at least four days before the meeting if the notice is mailed, or at least 48 hours before the meeting if notice is given by hand, telegram, telecopy or telex, unless this notice requirement is waived in writing by each member of the board of directors.

   The Illuminet bylaws provide that the chairman of the board, the president or the secretary on the written request of any four directors may call a special meeting of the board of directors. The bylaws require at least four days' prior notice to each director. The meeting shall be held at such place or places as may be determined by the board or as stated in the notice of the meeting.

Board action--generally

   The VeriSign bylaws provide that, except as required by the DGCL, the vote of a majority of the directors present at a meeting at which a quorum is present or a written consent to action executed by all members of the board of directors shall be the act of the board of directors of VeriSign.

   The Illuminet bylaws provide that, except as required by the DGCL, the vote of majority of the directors present at a meeting at which a quorum is present or a written consent to action executed by all members of the board of directors shall be the act of the board of directors of Illuminet.

Action by committees

   Both the VeriSign bylaws and the Illuminet bylaws authorize their respective boards of directors to establish committees by resolution setting forth the powers and duties of these committees.

Preferred stock

   Both the VeriSign and Illuminet certificates of incorporation authorize the respective board of directors to issue shares of preferred stock in one or more series and to fix the designations, preferences, powers and rights of the shares to be included in each series. The VeriSign certificate of incorporation reserves for issuance 5,000,000 shares of preferred stock and the Illuminet certificate of incorporation reserves for issuance 100,000 shares of preferred stock.

Indemnification

   The VeriSign certificate of incorporation and bylaws and the Illuminet certificate of incorporation provide that its respective directors and officers shall be indemnified to the full extent authorized by Delaware law against all expenses, liabilities and losses reasonably incurred by that person in connection with any action, proceeding or suit brought against that person by reason of the fact that he or she is or was a director or officer of VeriSign or Illuminet, as the case may be, or is or was serving at the request of VeriSign or Illuminet, as the case may be, as a director or officer of another corporation, partnership, joint venture, trust or similar entity. The VeriSign bylaws and Illuminet bylaws require the respective corporations to pay all expenses incurred by a director or officer in defending any proceeding within the scope of the indemnification provisions as these expenses are incurred in advance of its final disposition.

Limitation on liability

   Both the VeriSign certificate of incorporation and Illuminet certificate of incorporation provide that a director of the respective corporation shall not be personally liable to the respective corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation and its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (c) under section 174 of the DGCL; or (d) for any transaction from which the director derived an improper personal benefit.

Interested directors

   The VeriSign bylaws require that in order for a transaction between VeriSign and an interested director or officer not to be void or voidable solely for this reason, there must be full disclosure of material facts as to the interested director's relationship or interest to the transaction as well as one of the following:

  . approval by a majority of disinterested directors, even though the disinterested directors may be less than a quorum;

  . approval by a good faith vote of the stockholders entitled to vote thereon; or

  . the transaction must be fair to VeriSign as of the time it is authorized, approved or ratified by the board of directors, a committee thereof, or the stockholders.

   Because the Illuminet certificate of incorporation and bylaws do not contain a provision expressly addressing interested director transactions, Illuminet is subject to section 144 of the DGCL.

Dividends

   VeriSign and Illuminet stockholders are entitled to receive dividends, subject to preferences of any outstanding preferred stock, out of assets legally available for dividend distribution at times and in amounts as the respective boards of directors may from time to time determine.

Liquidation

   In the event of a liquidation, dissolution or winding up of either VeriSign or Illuminet, after payment of any amounts owed to creditors, subject to preferences of any outstanding preferred stock, the remaining assets of VeriSign or Illuminet will be divided equally, on a share for share basis, to the holders of the common stock of VeriSign or Illuminet, respectively.

Amendment of bylaws

   The VeriSign bylaws provide that stockholders holding a majority of VeriSign's outstanding voting stock may adopt, amend or repeal the bylaws. The VeriSign certificate of incorporation and bylaws provide that the board of directors has the power to adopt, amend or repeal the bylaws.

   The Illuminet bylaws provide that the bylaws may be amended at any meeting of the stockholders or at a special meeting of the stockholders, by the affirmative vote of a majority of the stock issued and outstanding or by the Board of Directors at any meeting of directors.

Delaware takeover statute

   Because the VeriSign and Illuminet certificates of incorporation and bylaws do not contain a provision expressly electing for either company to not be governed by section 203 of the DGCL, VeriSign and Illuminet are subject to the Delaware takeover statute.

Stockholder rights plan

   VeriSign has not adopted a stockholder rights plan.

   Illuminet has a stockholder rights plan that would significantly discourage, delay or prevent a merger or acquisition. The rights become exercisable if a person or group acquires or makes a tender offer for more than 20% of Illuminet outstanding common stock. Upon the occurrence of such an event, each right entitles the holder, other than the acquiror, to purchase for $150 Illuminet common stock or, in some instances, stock of the acquiring entity, that would be worth $300. The rights expire on November 20, 2008, unless redeemed earlier by Illuminet. This plan has been amended so as not to be triggered by the merger.

                  SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS,
                     MANAGEMENT AND DIRECTORS OF ILLUMINET

   The following table lists information with respect to the beneficial ownership of Illuminet's common stock as of October 16, 2001 by: (1) each person known by Illuminet to beneficially own more than 5% of Illuminet's outstanding common stock, (2) each of Illuminet's directors, (3) Illuminet's four "most highly compensated" executive officers under SEC rules, and (4) all of Illuminet's executive officers and directors as a group. Unless otherwise indicated, the person or persons named have sole voting and investment power and that person's address is c/o Illuminet, 4501 Intelco Loop, S.E., Lacey, Washington 98503. In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by that person under options exercisable within 60 days of October 16, 2001 are deemed beneficially owned by that person and are deemed outstanding for purposes of determining the total number of outstanding shares for that person and are not deemed outstanding for that purpose for all other stockholders.

                                                                       Shares Beneficially
                                                                              Owned
                                                                       ------------------
Name and Address of Beneficial Owner                                     Number    Percent
------------------------------------                                   ---------   -------
TDSI Corporation(1)................................................... 2,541,556     7.8%
  Suite 4000
  30 N. LaSalle St.
  Chicago, IL 60602
Theodore D. Berns(2)..................................................    66,070       *
Jack W. Blumenstein(3)................................................     7,066       *
Richard A. Lumpkin(4).................................................   453,835     1.4
James W. Strand(5)....................................................    41,214       *
Gregory J. Wilkinson(6)...............................................     5,310       *
Roger H. Moore(7).....................................................   900,907     2.7
Daniel E. Weiss(8)....................................................    86,594       *
George F. Lebus.......................................................   374,302     1.2
F. Terry Kremian(9)...................................................   130,380       *
David J. Nicol(10)....................................................   111,014       *
Bruce E. Johnson(11)..................................................    91,833       *
Executive officers and directors as a group (11 persons).............. 2,268,525     6.6

--------
  *  Less than 1%
 (1) Includes 51,544 shares issuable under options exercisable within 60 days after October 16, 2001, the rights to which have been assigned by Gregory
     J. Wilkinson, director.
 (2) Includes 54,602 shares issuable under options exercisable within 60 days after October 16, 2001.
 (3) Includes 5,866 shares issuable under options exercisable within 60 days after October 16, 2001.
 (4) As a voting member of SKL Investment Group, LLC, Mr. Lumpkin may be deemed the beneficial owner of 437,584 shares of Illuminet common stock owned by SKL. The figures in the table for Mr. Lumpkin also include 16,251 shares issuable under options exercisable within 60 days after October 16, 2001.
 (5) Includes 34,510 shares issuable under options exercisable within 60 days after October 16, 2001.
 (6) Includes 5,110 shares issuable under options exercisable within 60 days after October 16, 2001.
 (7) Includes 900,000 shares issuable under options exercisable within 60 days after October 16, 2001.
 (8) Includes 85,350 shares issuable under options exercisable within 60 days after October 16, 2001.
 (9) Includes 127,250 shares issuable under options exercisable within 60 days after October 16, 2001.
(10) Includes 104,000 shares issuable under options exercisable within 60 days after October 16, 2001.
(11) Includes 70,000 shares issuable under options exercisable within 60 days after October 16, 2001.

                        ILLUMINET STOCKHOLDER PROPOSALS

   Under Rule 14a-8 of the Exchange Act, Illuminet stockholders may present proper proposals for inclusion in Illuminet's proxy statement and for consideration at the next annual meeting of its stockholders by submitting those proposals to Illuminet in a timely manner. As noted in Illuminet's proxy statement relating to its 2001 annual meeting of stockholders, in order to be included for the 2002 annual meeting, stockholder proposals must be received by Illuminet at its executive offices no later than November 26, 2001, and must comply with the Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. In the event the merger is approved at the special meeting, Illuminet does not intend to hold an annual meeting in 2002.

                                 LEGAL OPINION

   The validity of the shares of VeriSign common stock offered by this prospectus/proxy statement will be passed upon for VeriSign by Fenwick & West LLP.

                                    EXPERTS

   The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Illuminet Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The consolidated financial statements and financial statement schedule of Illuminet Holdings, Inc. as of December 31, 1999, and for each of the two years in the period ended December 31, 1999 incorporated in this prospectus/proxy statement and Registration Statement by reference from the 2000 Annual Report on Form 10-K of Illuminet filed with the Commission on March 9, 2001 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing therein which, are based in part on the reports of PricewaterhouseCoopers LLP, independent accountants relative to the 1998 and 1999 financial statements of National Telemanagement Corporation (not separately presented in the aforementioned Form 10-K). The financial statements referred to above are incorporated by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

   The consolidated financial statements of National Telemanagement Corporation and subsidiary as of December 31, 1999 and for each of the two years in the period ended December 31, 1999 have been audited by PriceWaterhouseCoopers LLP, independent accountants, whose report thereon appears in the Annual Report on Form 10-K of Illuminet Holdings, Inc. for the year ended December 31, 2000, which Form 10-K has been incorporated by reference in this prospectus/proxy statement. Such financial statements are not separately presented in the aforementioned Form 10-K and to the extent they have been included in the financial statements of Illuminet Holdings, Inc. as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, have been so included in reliance on the report of PricewaterhouseCoopers LLP given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of VeriSign, Inc. and subsidiaries as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                                                        ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
================================================================================



                         AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                                VERISIGN, INC.,

                       ILLINOIS ACQUISITION CORPORATION

                                      AND

                           ILLUMINET HOLDINGS, INC.



                                                             September 23, 2001

================================================================================
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
   ARTICLE I      THE MERGER.............................................  A-1
         1.1      The Merger.............................................  A-1
         1.2      Effective Time; Closing................................  A-1
         1.3      Effect of the Merger...................................  A-1
         1.4      Certificate of Incorporation; Bylaws...................  A-2
         1.5      Directors and Officers.................................  A-2
         1.6      Effect on Capital Stock................................  A-2
         1.7      Exchange of Certificates...............................  A-3
         1.8      No Further Ownership Rights in Company Common Stock....  A-5
         1.9      Restricted Stock.......................................  A-5
        1.10      Tax Consequences.......................................  A-5
        1.11      Alternative Transaction Structure......................  A-5
        1.12      Taking of Necessary Action; Further Action.............  A-6

  ARTICLE II      REPRESENTATIONS AND WARRANTIES OF COMPANY..............  A-6
         2.1      Organization; Subsidiaries.............................  A-6
         2.2      Company Capitalization.................................  A-7
         2.3      Obligations With Respect to Capital Stock..............  A-8
         2.4      Authority; Non-Contravention...........................  A-8
         2.5      SEC Filings; Company Financial Statements.............. A-10
         2.6      Absence of Certain Changes or Events................... A-10
         2.7      Taxes.................................................. A-11
         2.8      Title and Operation of Properties...................... A-12
         2.9      Intellectual Property.................................. A-13
        2.10      Compliance with Laws................................... A-14
        2.11      Litigation............................................. A-15
        2.12      Employee Benefit Plans................................. A-15
        2.13      Environmental Matters.................................. A-18
        2.14      Certain Agreements..................................... A-19
        2.15      Customer Contracts and Network Operations.............. A-20
        2.16      Brokers' and Finders' Fees............................. A-21
        2.17      Insurance.............................................. A-21
        2.18      Disclosure............................................. A-21
        2.19      Board Approval......................................... A-21
        2.20      Fairness Opinion....................................... A-21
        2.21      DGCL Section 203 and Rights Agreement.................. A-21
        2.22      Affiliates............................................. A-22

 ARTICLE III      REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB A-22
         3.1      Organization of Parent and Merger Sub.................. A-22
         3.2      Parent and Merger Sub Capitalization................... A-23
         3.3      Obligations With Respect to Capital Stock.............. A-23
         3.4      Authority; Non-Contravention........................... A-23
         3.5      SEC Filings; Parent Financial Statements............... A-24
         3.6      Absence of Certain Changes or Events................... A-25
         3.7      Taxes.................................................. A-25
         3.8      Intellectual Property.................................. A-25
         3.9      Litigation............................................. A-26
        3.10      Disclosure............................................. A-26

                                                                                                  Page
                                                                                                  ----
        3.11      Parent Contracts............................................................... A-26
        3.12      Brokers' and Finders' Fees..................................................... A-26
        3.13      Board Approval................................................................. A-26
        3.14      DGCL Section 203............................................................... A-26

  ARTICLE IV      CONDUCT PRIOR TO THE EFFECTIVE TIME............................................ A-26
         4.1      Conduct of Business by Company................................................. A-26
         4.2      No Parent Dividend............................................................. A-28

   ARTICLE V      ADDITIONAL AGREEMENTS.......................................................... A-29
         5.1      Proxy Statement/Prospectus; Registration Statement; Antitrust and Other Filings A-29
         5.2      Meeting of Company Stockholders................................................ A-30
         5.3      No Solicitation................................................................ A-31
         5.4      Confidentiality; Access to Information......................................... A-32
         5.5      Public Disclosure.............................................................. A-33
         5.6      Reasonable Efforts; Notification............................................... A-33
         5.7      Third Party Consents........................................................... A-34
         5.8      Stock Options and ESPP......................................................... A-34
         5.9      Form S-8....................................................................... A-34
        5.10      Indemnification................................................................ A-34
        5.11      Nasdaq Listing................................................................. A-35
        5.12      Letter of Company's Accountants................................................ A-35
        5.13      Takeover Statutes; Company Rights Agreement.................................... A-35
        5.14      Certain Employee Benefits...................................................... A-35
        5.15      Section 16 Matters............................................................. A-36
        5.16      Company Affiliates; Restrictive Legend......................................... A-36

  ARTICLE VI      CONDITIONS TO THE MERGER....................................................... A-36
         6.1      Conditions to Obligations of Each Party to Effect the Merger................... A-36
         6.2      Additional Conditions to Obligations of Company................................ A-37
         6.3      Additional Conditions to the Obligations of Parent and Merger Sub.............. A-37

 ARTICLE VII      TERMINATION, AMENDMENT AND WAIVER.............................................. A-38
         7.1      Termination.................................................................... A-38
         7.2      Notice of Termination; Effect of Termination................................... A-40
         7.3      Fees and Expenses.............................................................. A-40
         7.4      Amendment...................................................................... A-41
         7.5      Extension; Waiver.............................................................. A-41

ARTICLE VIII      GENERAL PROVISIONS............................................................. A-41
         8.1      Non-Survival of Representations and Warranties................................. A-41
         8.2      Notices........................................................................ A-41
         8.3      Interpretation; Certain Defined Terms.......................................... A-42
         8.4      Counterparts................................................................... A-43
         8.5      Entire Agreement; Third Party Beneficiaries.................................... A-43
         8.6      Severability................................................................... A-43
         8.7      Other Remedies; Specific Performance........................................... A-44
         8.8      Governing Law.................................................................. A-44
         8.9      Rules of Construction.......................................................... A-44
        8.10      Assignment..................................................................... A-44
        8.11      Waiver of Jury Trial........................................................... A-44

                         AGREEMENT AND PLAN OF MERGER

   This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of September 23, 2001, among VeriSign, Inc., a Delaware corporation ("Parent"), Illinois Acquisition Corporation, a Delaware corporation and a wholly owned first-tier subsidiary of Parent ("Merger Sub"), and Illuminet Holdings, Inc., a Delaware corporation ("Company").

                                   RECITALS

   A. The respective Boards of Directors of Parent, Merger Sub and Company have approved this Agreement, and declared advisable the merger of Merger Sub with and into Company (the "Merger") upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law").

   B. For United States federal income tax purposes, the Merger is intended to qualify as a "reorganization" pursuant to the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

   C. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain stockholders of Company are entering into a Voting Agreement with Parent in the form of Exhibit A (the "Voting Agreement").

   D. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, Parent and Company are entering into a Stock Option Agreement in the form of Exhibit B (the "Stock Option Agreement").

   In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

                                   ARTICLE I
                                  THE MERGER

   1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and the applicable provisions of Delaware Law, at the Effective Time, Merger Sub shall be merged with and into Company, the separate corporate existence of Merger Sub shall cease, and Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

   1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger, in such appropriate form as determined by the parties, with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "Certificate of Merger") (the time of such filing (or such later time as may be agreed in writing by Company and Parent and specified in the Certificate of Merger) being the "Effective Time") as soon as practicable on or after the Closing Date. The closing of the Merger (the "Closing") shall take place at the offices of Fenwick & West LLP, located at Two Palo Alto Square, Palo Alto, California, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

   1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Certificateof Incorporation; Bylaws.

      (a) At the Effective Time, the Certificate of Incorporation of Company shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: "The name of the corporation is "Illuminet Holdings, Inc."

      (b) At the Effective Time, the Bylaws of Company shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Bylaws.

   1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

   1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities:

   (a) Conversion of Company Common Stock. Each share of common stock, par value $0.01 per share, of Company, including each attached right ("Company Right") issued pursuant to the Rights Agreement dated November 20, 1998 ("Company Rights Agreement"), between Company and UMB Bank, N.A., as rights agent ("Company Common Stock") issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(a), will be canceled and extinguished and automatically converted (subject to Section 1.6(d)) into the right to receive 0.93 (the "Exchange Ratio") of a share of common stock, par value $0.001 per share, of Parent ("Parent Common Stock") upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.7. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof, a cash payment shall be made pursuant to Section 1.7(d). Company Common Stock that is Company Restricted Stock (as defined in
Section 1.9) shall be subject to the provisions of Section 1.9.

   (b) Cancellation of Company-Owned and Parent-Owned Stock. Each share of Company Common Stock held by Company or owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

   (c) Stock Options; Employee Stock Purchase Plan. At the Effective Time, all options to purchase Company Common Stock then outstanding under (i) Company's 1997 Equity Incentive Plan (the "Company Stock Option Plan") and (ii) the option granted to Roger Moore shall be converted in accordance with Section 5.7 of this Agreement. Rights outstanding under Company's 1999 Employee Stock Purchase Plan (the "Company ESPP") shall be treated as set forth in Section 5.7 of this Agreement.

   (d) Capital Stock of Merger Sub. Each share of common stock, par value $0.00001 per share, of Merger Sub (the "Merger Sub Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.00001 par value per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub common stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

      (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

   1.7 Exchange of Certificates.

      (a) Exchange Agent. Parent shall select an institution reasonably acceptable to Company to act as the exchange agent (the "Exchange Agent") in the Merger.

      (b) Exchange Fund. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Parent Common Stock (such shares of Parent Common Stock, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto, are hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 1.5 in exchange for outstanding shares of Company Common Stock.

      (c) Exchange Procedures. Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates ("Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.5, (i) a letter of transmittal in customary form (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock (after aggregating all Certificates surrendered by such holder) into which such holder is entitled pursuant to
   Section 1.6(a)(which shall be in uncertificated book entry form unless a physical certificate is requested or required by applicable law or regulation), payment in lieu of fractional shares that such holders have the right to receive pursuant to Section 1.7(d) and any dividends or distributions payable pursuant to Section 1.7(c), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.7(d) and any dividends or distributions payable pursuant to Section 1.7(c). No interest will be paid or accrued on any cash in lieu of fractional shares of Parent Common Stock or on any unpaid dividends or distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

      (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, (i) promptly after such surrender, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.7(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

      (e) Fractional Shares.

          (i) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the number of full shares of Parent Common Stock delivered to the Exchange Agent pursuant to Section 1.7(a), over (B) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Company Common Stock pursuant to Section 1.7(b) (such excess, the "Excess Shares"). Following the Effective Time, the Exchange Agent, as agent for the holders of Company Common Stock, shall sell the Excess Shares at then prevailing prices on the Nasdaq Stock Market in the manner set forth in paragraph
       (ii) of this Section 1.7(d).

          (ii) The sale of the excess shares by the Exchange Agent shall be executed on the Nasdaq Stock Market and shall be executed in round lots to the extent practicable. The Exchange Agent shall use all commercially reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's reasonable judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sales have been distributed to the holders of Company Common Stock, the Exchange Agent will hold such proceeds in trust for the holders of Company Common Stock. The Exchange Agent will determine the portion of such net proceeds to which each holder of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Company Common Stock is entitled (after aggregating all shares of Parent Common Stock to be issued to such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Common Stock are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock with respect to fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of Company Common Stock in accordance with the terms of Section 1.7(b).

          (iii) Notwithstanding the provisions of paragraphs (i) and (ii) of this Section 1.7(d), Parent may decide, at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments contemplated in such paragraphs, that Parent shall pay to the Exchange Agent an amount sufficient for the Exchange Agent to pay each holder of Company Common Stock the amount such holder would have received pursuant to Section 1.7(e)(ii) assuming that the sales of Parent Common Stock were made at a price equal to the average of the closing prices of the Parent Common Stock on the Nasdaq Stock Market, regular session, for the ten consecutive trading days immediately following the Effective Time and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this paragraph (ii). In such event, Excess Shares shall not be issued or otherwise transferred to the Exchange Agent pursuant to Sections 1.7(a) or (d).

      (f) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable Legal Requirement (as defined in Section 2.2(a)). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

      (g) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Company Common Stock represented by such

   Certificates were converted pursuant to Section 1.5, cash for fractional shares, if any, as may be required pursuant to Section 1.7(d) and any dividends or distributions payable pursuant to Section 1.7(c); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

      (h) No Liability. Notwithstanding anything to the contrary in this
   Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

      (i) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with the provisions of this Section 1.7 shall thereafter look only to Parent for the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 1.7(d) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 1.7(c), in each case, without any interest thereon.

   1.8 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.7(c) and (d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

   1.9 Restricted Stock. If any shares of Company Common Stock that are outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition providing that such shares ("Company Restricted Stock") may be forfeited or repurchased by Company upon any termination of the stockholders' employment, directorship or other relationship with Company (and/or any affiliate of Company) under the terms of any restricted stock purchase agreement or other agreement with Company that does not by its terms provide that such repurchase option, risk of forfeiture or other condition lapses upon consummation of the Merger, then the shares of Parent Common Stock issued upon the conversion of such shares of Company Common Stock in the Merger will continue to be unvested and subject to the same repurchase options, risks of forfeiture or other conditions following the Effective Time, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends noting such repurchase options, risks of forfeiture or other conditions. Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement. A listing of the holders of Company Restricted Stock, together with the number of shares and the vesting schedule of Company Restricted Stock held by each, is set forth in Part 1.9 of the Company Disclosure Letter.

   1.10 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a "reorganization" within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

   1.11 Alternative Transaction Structure. The parties agree that Parent may change the method of effecting the business combination with Company, including by merging Company with an affiliate of Parent, and Company shall cooperate in such efforts, including by entering into an appropriate amendment to this Agreement

(to the extent such amendment does not substantively affect this Agreement or adversely affect the rights and obligations of Company or its stockholders); provided however that such affiliate shall become a party to, and agree to be bound by, the terms of this Agreement and that any action taken pursuant to this Section 1.11 shall not (i) alter or change the kind or amount of consideration to be issued to the holders of Company Common Stock as provided for in this Agreement, (ii) adversely affect the tax consequences of the transaction to the holders of Company Common Stock, (iii) significantly delay the receipt of any required regulatory approval or (iv) otherwise cause the closing conditions in Article VI to not be capable of being fulfilled (unless duly waived by the party entitled to the benefits thereof).

   1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub will take all such lawful and necessary action. Parent shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

                                  ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF COMPANY

   As of the date of this Agreement and as of the Closing Date, except as disclosed in (i) factual statements set forth in Company's (A) Annual Report on Form 10-K for the year ending December 31, 2000 or (B) Quarterly Report on Form 10-Q or Current Report on Form 8-K filed subsequent to the filing of such Form 10-K but prior to the date of this Agreement (for the avoidance of doubt, disclosure included in any section titled "risks and uncertainties", "forward looking statements" or a similar type caption in any such filings shall not qualify or modify any representation or warranty in this Agreement), or (ii) the disclosure letter delivered by Company to Parent dated as of the date hereof (the "Company Disclosure Letter") (each Part of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such Part is disclosed in such a way as to make its relevance to such other representation, warranty or covenant readily apparent), Company represents and warrants to Parent and Merger Sub as follows:

   2.1 Organization; Subsidiaries.

      (a) Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority, and all requisite qualifications to do business as a foreign corporation, to conduct its business in the manner in which its business is currently being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualifications would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 8.3) on Company.

      (b) Neither Company nor any of its subsidiaries owns any capital stock of, or any equity interest of any nature in, any corporation, partnership, joint venture arrangement or other business entity, other than the entities identified in Part 2.1(b) of the Company Disclosure Letter, except for passive investments in equity interests of public companies as part of the cash management program of Company. Neither Company nor any of its subsidiaries has agreed or is obligated to make, or is bound by any Contract (as defined in Section 8.3), in effect as of the date hereof or as may hereinafter be in effect under which it may become obligated to make any future investment in or capital contribution to any other entity. Neither Company, nor any of its subsidiaries, has, at any time, been a general partner of any general partnership, limited partnership or other entity.
   Part 2.1(b) of the Company Disclosure Letter indicates the jurisdiction of organization of each entity listed therein and Company's direct or indirect equity interest therein.

      (c) Company has delivered or made available to Parent a true and correct copy of the Certificate of Incorporation and Bylaws of Company and similar governing instruments of each of its subsidiaries, each as amended to date (collectively, the "Company Charter Documents"), and each such instrument is in full force and effect. Neither Company nor any of its subsidiaries is in violation of any of the provisions of the Company Charter Documents. Company has delivered or made available to Parent all proposed or considered amendments to the Company Charter Documents.

   2.2 Company Capitalization.

      (a) The authorized capital stock of Company consists solely of 150,000,000 shares of Company Common Stock, of which there were 32,661,554 shares issued and outstanding as of the close of business on September 20, 2001, 100,000 shares of preferred stock, par value $0.01 per share, of which 4,416 shares have been designated Series A Convertible Preferred, none of which are issued or outstanding, and 7,000 shares have been designated Series B Participating Cumulative Preference Stock, none of which are issued or outstanding, and 7,000,000 shares of Class A common stock, par value $0.01 per share, none of which are issued or outstanding. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Company or any Contract to which Company is a party or by which it is bound. As of the date of this Agreement, there are 5,000 shares of Company Common Stock held in treasury by Company. There are no shares of Company Restricted Stock issued or outstanding.

      (b) As of the close of business on September 20, 2001, (i) 2,872,494 shares of Company Common Stock are subject to issuance pursuant to outstanding options to purchase Company Common Stock under the Company Stock Option Plan for an aggregate exercise price of $45,271,670, (ii) 900,000 shares of Company Common Stock are subject to issuance pursuant to the non-qualified option granted to Roger Moore (together with the options set forth in clause (i) above, the "Company Options") for an aggregate exercise price of $2,124,000, and (iii) 300,000 shares of Company Common Stock are reserved for future issuance under the Company ESPP. Part 2.2(b) of the Company Disclosure Letter sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of Company Common Stock subject to such Company Option; (iii) the exercise price of such Company Option; (iv) the date on which such Company Option was granted or assumed;
   (v) the vesting schedule of such Company Option, and the extent to which such Company Option is vested as of the date of this Agreement; (vi) the date on which such Company Option expires; and (vii) whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of any such acceleration. Company has made available to Parent an accurate and complete copy of the Company Stock Option Plan and the form of all stock option agreements evidencing Company Options. There are no options outstanding to purchase shares of Company Common Stock other than pursuant to the Company Stock Option Plan and the Stock Option Agreement. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except in connection with the Company Options, there are no Contracts of any character to which Company is bound obligating Company to accelerate the vesting of any Company Option as a result of the Merger. Except as set forth in Part 2.2(b) of the Company Disclosure Letter, all of which terminate on or prior to the Closing, there are no outstanding or authorized stock appreciation, profit participation, "phantom stock," or other similar plans or Contracts with respect to Company or any of its subsidiaries.

      (c) All outstanding shares of Company Common Stock, all outstanding Company Options, and all outstanding shares of capital stock of each subsidiary of Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements and
   (ii) all requirements set forth in applicable agreements or instruments. For the purposes of this Agreement, "Legal Requirements" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, judgment, injunction, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 2.3).

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

   2.3 Obligations With Respect to Capital Stock. There are no equity securities, partnership interests or similar ownership interests of any class of Company equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities Company owns free and clear of all claims and Encumbrances (as defined in Section 8.3), directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of certain subsidiaries of Company that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries, as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights) or other Contracts of any character to which Company or any of its subsidiaries is a party or by which it is bound obligating Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Company or any of its subsidiaries or obligating Company or any of its subsidiaries to grant, extend, accelerate the vesting of, extend the exercise period of, or enter into any such subscription, option, warrant, equity security, call, right or other Contract. Neither Company nor any of its subsidiaries have any authorized, issued, or outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders have the right to vote. Except for the Company Rights Agreement and the Voting Agreement, there are no registration rights, and there is no voting trust, proxy, rights agreement, "poison pill" anti-takeover plan or other agreement or understanding to which Company is a party or by which it is bound with respect to any equity security of any class of Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. Stockholders of Company will not be entitled to dissenters' or appraisal rights under applicable state law in connection with the Merger.

   2.4 Authority; Non-Contravention.

      (a) Company has all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Company, subject only to the approval and adoption of this Agreement and the approval of the Merger by Company's stockholders (the "Company Stockholder Approvals") and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock is sufficient for Company's stockholders to approve and adopt this Agreement and approve the Merger, and no other approval of any holder of any securities of Company is required in connection with the consummation of the transactions contemplated hereby. Each of this Agreement and the Stock Option Agreement has been duly executed and delivered by Company and, assuming the due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

      (b) The execution and delivery of this Agreement and the Stock Option Agreement by Company does not, and the performance of this Agreement and the Stock Option Agreement by Company will not, (i) conflict with or violate the Company Charter Documents, (ii) subject to obtaining the Company Stockholder Approvals and compliance with the requirements set forth in Section 2.4(b), conflict with or violate any Legal Requirement applicable to Company or any of its subsidiaries or by which Company or any of its subsidiaries or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Company or any of its subsidiaries pursuant to, any Contract to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective assets are bound or affected. Part 2.4(b) of the Company Disclosure Letter list all consents, waivers and approvals under any of Company's or any of its subsidiaries' Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a material loss of benefits to or a Material Adverse Effect on, Company, Parent or the Surviving Corporation as a result of the Merger.

      (c) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("Governmental Entity") or other person, is required to be obtained or made by Company or any of its subsidiaries in connection with the execution and delivery of this Agreement or the Stock Option Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (ii) the filing of the Proxy Statement/Prospectus (as defined in Section 2.17) with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the effectiveness of the Registration Statement (as defined in Section 2.17), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the securities or antitrust laws of any foreign country,
   (iv) the filing of applications with the Federal Communications Commission for the authorization to transfer control of (x) the Section 214 authorization held by subsidiary National Telemanagement Corporation d/b/a American Roaming Network ("NTC") and (y) radio station WPMS279 held by Company, and (v) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to, or have a Material Adverse Effect on, Company, Parent or the Surviving Corporation.

      (d) Except with respect to Company's ownership of NTC and its ownership of radio station WPMS279, neither Company nor any of its subsidiaries engages in any business or offers any product or service that is subject to regulation by the Federal Communications Commission, any state public service or utility commission, or foreign regulatory authority (collectively, "Communications Regulatory Agencies"), and no filing or other notification (including any tariff or other rate schedule) is required to be delivered to or filed with any Communications Regulatory Agency with respect to (i) the business conducted or intended to be conducted by, or any product or service offered or intended to be offered by, Company or any of its subsidiaries or (ii) the execution, delivery or performance of this Agreement, the Stock Option Agreement or the Voting Agreement or the consummation of the Merger and the other transactions contemplated hereby and thereby. Except as set forth in Part 2.4 of the Company Disclosure Letter, (i) neither Company nor its subsidiaries are, directly or indirectly, under the control of any regional or local exchange carrier, inter-exchange carrier or other communications entity regulated by any Communications Regulatory Agency (a "Telecommunications Entity") and no such Telecommunications Entity has the ability to, directly or indirectly, exercise any control, influence or direction with respect to the management or business operations of Company or any of its subsidiaries; (ii) to the personal knowledge of the Chief Financial Officer or Controller of Company, no shares of any class of stock or other voting interests of Company or any of its subsidiaries is owned, directly or indirectly, by any Telecommunications Entity and no Telecommunications Entity has any financial interest in the assets or operations of Company or its subsidiaries (other than as a customer or supplier in the ordinary course of business); (iii) none of the officers or directors of Company or any of its subsidiaries is a director or officer of any Telecommunications Entity, and no officer or director of any Telecommunications Entity is a director or officer of Company or any of its subsidiaries; (iv) neither Company nor any of its subsidiaries has been described as, or has represented itself to be, a Telecommunications Entity in (1) any Contract or other arrangement entered into by Company or any of its subsidiaries in connection with its business or the procurement of equipment or other property for use in the construction or operation of its network facilities, or (2) any filing with any Communications Regulatory Agency; and (v) neither Company nor any of its subsidiaries directly or indirectly own shares of any class of stock or other voting interests of any Telecommunications Entity, and neither Company nor any of its subsidiaries has any financial interest in the assets or operations of any Telecommunications Entity or its subsidiaries (other than as a customer or supplier in the ordinary course of business).

   2.5 SEC Filings; Company Financial Statements.

      (a) Company has filed all forms, reports and documents required to be filed by Company with the SEC since the effective date of the registration statement of Company's initial public offering and has made available to Parent such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Company may file subsequent to the date hereof) are referred to herein as the "Company SEC Reports." As of their respective dates, the Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Company SEC Report. None of Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

      (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "Company Financials"), including each Company SEC Report filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presented the consolidated financial position of Company and its subsidiaries as at the respective dates thereof and the consolidated results of Company's and its subsidiaries' operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Company contained in Company SEC Reports as of June 30, 2001 is hereinafter referred to as the "Company Balance Sheet." Except as disclosed in the Company Financials, since the date of the Company Balance Sheet, neither Company nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Company and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred in connection with this Agreement.

      (c) Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

   2.6 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet there has not been: (i) any Material Adverse Effect with respect to Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Company or any of its subsidiaries of any of Company's or its subsidiaries' capital stock or any other securities of Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Company's or any of its subsidiaries' capital stock, (iv) any granting by Company or any of its subsidiaries of any increase in compensation or fringe benefits or payment of any bonus to any of their directors or employees, in any case, in excess of 10% of any such amount prior to such increase, (v) any making of any loan or providing any advance to their directors or employees, or any granting by Company or any of its subsidiaries of any increase in severance or termination pay or any entry by Company or any of its subsidiaries into, or material modification or amendment of, any currently effective employment, severance, termination or indemnification Contract or any Contract the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Company of the nature contemplated hereby, (vi) any material change or alteration in the policy of Company or its subsidiaries relating to the granting of stock options or other equity compensation to their directors, employees and consultants, (vii) entry by Company or any of its subsidiaries into, or material modification, amendment or cancellation of, any licensing or other agreement with regard to the use, acquisition or licensing of any material Intellectual Property (as defined in Section 2.9) other than licenses, assignment agreements, or other similar Contracts entered into in the ordinary course of business consistent with past practice, (viii) entry by Company or any of its subsidiaries into, or material modification, amendment or cancellation of, any material Contract (including any Contract related to any material network component, any material billing and collection or clearing house services, or any Contract related to any material third party database or data collection), (ix) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, (x) any material revaluation by Company or any of its subsidiaries of any of their material assets, including writing off notes or accounts receivable other than in the ordinary course of business, or (xi) any material disruption to network operations or any material network outage, or any material failure to comply with the network standards and objectives established by Company or its subsidiaries, in any such case under clause (xi) above, that have resulted or could result in (1) a material breach of any Contract with a customer or other third party, (2) the payment of any penalties, (3) the issuance of any credits by Company or its subsidiaries outside of the ordinary course of business, or (4) the issuance of any credits by Company or its subsidiaries in the ordinary course of business which, in the aggregate, exceed $250,000 calculated on an annual basis.

   2.7 Taxes.

      (a) Company and each of its subsidiaries have timely filed all material federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by or on behalf of Company and each of its subsidiaries with any Tax authority, such Returns are true, correct and complete in all material respects, and Company and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

      (b) Company and each of its subsidiaries have withheld all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA") and other Taxes required to be withheld, except such Taxes which are not material to Company, and Company and its subsidiaries have paid such Taxes to the appropriate Tax authorities by the applicable due date.

      (c) Neither Company nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Company or any of its subsidiaries, nor has Company or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

      (d) No audit or other examination of any Return of Company or any of its subsidiaries by any Tax authority is presently in progress, nor has Company or any of its subsidiaries been notified of any request for such an audit or other examination.

      (e) No material adjustment relating to any Returns filed by Company or any of its subsidiaries has been proposed formally or informally by any Tax authority to Company or any of its subsidiaries or any representative thereof.

      (f) Neither Company nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Company, other than any liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in connection with the operation of the business of Company and its subsidiaries in the ordinary course.

      (g) There is no agreement, plan or arrangement to which Company or any of its subsidiaries is a party, including this Agreement and the agreements entered into in connection with this Agreement, covering any employee or former employee of Company or any of its subsidiaries that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no Contract to which Company or any of its subsidiaries is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

      (h) Neither Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Company or its subsidiaries.

      (i) Neither Company nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement, other than among Company and its wholly owned subsidiaries.

      (j) Except as may be required as a result of the Merger, Company and its subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) ending after December 31, 1994 pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

      (k) None of Company's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

      (l) Company has not been distributed in a transaction qualifying under
   Section 355 of the Code within the last two years, nor has Company distributed any corporation in a transaction qualifying under Section 355 of the Code within the last two years.

      (m) Company is not aware of any fact, circumstance, plan or intention on the part of Company that would be reasonably likely to prevent the Merger from qualifying as a "reorganization" pursuant to the provisions of Section 368 of the Code.

      (n) Neither Company nor any of its subsidiaries has incurred, has any liability, or has assumed any liability on behalf of a customer, for or in respect of any fees, Taxes, assessments or forfeitures due to or imposed by any Communications Regulatory Agency in connection with the provision of any product or service by Company or any of its subsidiaries.

   For the purposes of this Agreement, "Tax" or "Taxes" refers to (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated consolidated, combined or unitary group, and (iii) any liability for amounts of the type described in clauses (i) and (ii) as a result of any express or implied obligation to indemnify another person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

   2.8 Title and Operation of Properties.

      (a) Part 2.8 of the Company Disclosure Letter lists all real property owned by Company or any of its subsidiaries and all real property leases to which Company or any of its subsidiaries is a party and each amendment thereto that is in effect as of the date of this Agreement that have a book value in excess of $500,000 or provide for annual payments in excess of $500,000, respectively. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a claim against Company or any of its subsidiaries that is material to Company.

      (b) Company or one of its subsidiaries (i) has good and marketable title to all the property and assets reflected in the latest balance sheet included in the Company Financials as being owned by Company or any of its subsidiaries or acquired after the date thereof which are material to Company (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of any Encumbrances, except as reflected in the Company Financials and except for Encumbrances for Taxes not yet due and payable and such Encumbrances which are not material in character, amount or extent, and (ii) is lessee of all leasehold estates reflected in the latest financial statements included in such Company Financials or acquired after the date thereof which are material to Company (except for leases that are not material and have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by lessee or, to Company's knowledge, the lessor.

   2.9 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

   "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, URLs, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world;
(vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (viii) all privacy, publicity and any similar or equivalent rights throughout the world; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

   "Company Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Company or one of its subsidiaries.

   "Registered Intellectual Property" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.

   "Company Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, Company or one of its subsidiaries.

      (a) No material Company Intellectual Property or product or service of Company or any of its subsidiaries is subject to any proceeding or outstanding decree, order, judgment, agreement, law, regulation or stipulation restricting in any manner the use, transfer, or licensing thereof by Company or any of its subsidiaries, or which may materially and adversely affect the validity, use or enforceability of such Company Intellectual Property.

      (b) Each material item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property, except, in each case, as would not materially adversely affect such item of Company Registered Intellectual Property.

      (c) Company or one of its subsidiaries (i) owns or has license (sufficient for the conduct of its business as currently conducted) to, each material item of Intellectual Property used in the business of Company and its subsidiaries, and (ii) owns and has good and exclusive title to or has an exclusive license to each material item of Company Intellectual Property, free and clear of any material Encumbrance.

      (d) Neither Company nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Company Intellectual Property, to any third party.

      (e) Part 2.9(e) of the Company Disclosure Letter lists all material contracts, licenses and agreements to which Company or its subsidiaries is a party (i) with respect to material Company Intellectual Property licensed or transferred to any third party; or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to Company or any of its subsidiaries, including any Contracts relating to access by Company or its subsidiaries to material third party databases or data collections owned by third parties.

      (f) The operation of the business of Company and its subsidiaries as such business currently is conducted, including Company's or its subsidiaries' design, development, marketing and sale of the products or services of Company or its subsidiaries (including with respect to products currently under development) has not, does not and will not, to Company's knowledge, infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

      (g) Neither Company nor any of its subsidiaries has received notice from any third party that the operation of the business of Company or any of its subsidiaries or any act, product or service of Company or any of its subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

      (h) To the knowledge of Company, no person has or is infringing or misappropriating any Company Intellectual Property.

      (i) Company and its subsidiaries have taken reasonable steps to protect Company's and its subsidiaries' rights in Company's and such subsidiaries' confidential information and trade secrets.

   2.10 Compliance with Laws.

      (a) Neither Company nor any of its subsidiaries is in material conflict with, or in material default or in material violation of any material Legal Requirement applicable to Company or any of its subsidiaries or by which Company or any of its subsidiaries or any of their respective properties is bound or affected. To Company's knowledge, no investigation or review by any Governmental Entity is pending or has been threatened in a writing delivered to Company or any of its subsidiaries against Company or any of its subsidiaries, nor, to Company's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of Company or any of its subsidiaries. There is no Legal Requirement binding upon Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of Company or any of its subsidiaries, or any acquisition of material property by Company or any of its subsidiaries.

      (b) Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to or required for the operation of the business of

   Company and its subsidiaries as currently conducted (collectively, the "Company Permits"), and are in material compliance with the terms of the Company Permits.

   2.11 Litigation. There are no claims, suits, actions or proceedings pending or, to the knowledge of Company, threatened against, relating to or affecting Company or any of its subsidiaries, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Company, Parent or the Surviving Corporation following the Merger. No Governmental Entity has at any time challenged or questioned in a writing delivered to Company or any of its subsidiaries or filed in any legal proceeding or otherwise the legal right of Company or any of its subsidiaries to conduct its business as currently conducted. As of the date hereof, to the knowledge of Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of Company or any of its subsidiaries to seek indemnification from Company or such subsidiary.

   2.12 Employee Benefit Plans.

      (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.12(a)(i) below (which definition shall apply only to this Section 2.11 and Section 5.14), for purposes of this Agreement, the following terms shall have the meanings set forth below:

          (i) "Affiliate" shall mean any other person or entity under common control with Company within the meaning of Section 414(b), (c), (m) or
       (o) of the Code and the regulations issued thereunder;

          (ii) "Company Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Company or any Affiliate for the benefit of any Employee (for the avoidance of doubt, "Company Employee Plan" does not include "Employee Agreements");

          (iii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

          (iv) "DOL" shall mean the Department of Labor;

          (v) "Employee" shall mean any current, former, or retired employee, officer, or director of Company or any Affiliate;

          (vi) "Employee Agreement" shall mean each management, employment, severance, consulting, relocation or similar agreement or contract between Company or any Affiliate and (A) any Employee, requiring annual or one time payments in excess of $25,000, or (B) any consultant, requiring annual or one time payments in excess of $50,000;

          (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

          (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

          (ix) "International Employee Plan" shall mean each Company Employee Plan that has been adopted or maintained by Company or any of its Affiliates, whether informally or formally, for the benefit of Employees outside the United States;

          (x) "IRS" shall mean the Internal Revenue Service;

          (xi) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

          (xii) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

          (xiii) "Pension Plan" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

      (b) Schedule. Part 2.12 of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Neither Company nor any of its Affiliates have any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement, nor do they have any intention or commitment to do any of the foregoing.

      (c) Documents. Company has provided to Parent: (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Company Employee Plan; (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts;
   (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to Company or its Affiliates that is material to Company; (ix) all COBRA forms and related notices; and (x) all registration statements and prospectuses prepared in connection with each Company Employee Plan.

      (d) Employee Plan Compliance. (i) (A) Company or one of its Affiliates has performed in all material respects all obligations required to be performed by Company or its Affiliates under, and (B) none of Company of its Affiliates is in default or violation of, or has knowledge of any default or violation by any other party to, each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under
   Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code, ERISA and the Uruguay Round Agreements Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996 and the Taxpayer Relief Act of 1997 (collectively referred to as "GUST"), or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination and no event has occurred which would adversely affect the status of such determination letter or the qualified status of such Plan;
   (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under
   Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the

   Effective Time in accordance with its terms, without liability to Parent, Company or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Company, threatened by the IRS or DOL with respect to any Company Employee Plan;
   (vii) neither Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code; and (viii) all contributions due from Company or any Affiliate with respect to any of the Company Employee Plans have been made as required under ERISA or have been accrued on the Company Balance Sheet. All material filings and reports as to each Employee Plan required to have been submitted to the IRS or the DOL have been duly submitted.

      (e) Pension Plans. Neither Company nor any Affiliate does now or has ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code.

      (f) Multiemployer Plans. At no time has Company or any of its Affiliates contributed to or been requested to contribute to any Multiemployer Plan.

      (g) No Post-Employment Obligations. No Company Employee Plan or Employment Agreement provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA, the Americans with Disabilities Act of 1990, as amended, the Health Insurance Portability and Accountability Act of 1996, as amended, the Women's Health and Cancer Rights Act of 1998 and the FMLA, and the regulations thereunder or other applicable statute, and Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

      (h) COBRA; FMLA. The group health plans (as defined in Section 4980B(g) of the Code) that benefit employees of Company or its Affiliates are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, the Americans with Disabilities Act of 1990, as amended, the Health Insurance Portability and Accountability Act of 1996, as amended, the Women's Health and Cancer Rights Act of 1998 and FMLA, and the regulations thereunder, as such requirements affect Company, its Affiliates and its Employees. As of the Closing Date, there will be no material outstanding, uncorrected violations under COBRA, with respect to any of the Company's Employee Plans, covered employees, or qualified beneficiaries.

      (i) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, extension of the exercise period, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. No payment or benefit which will or may be made by Company or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment," within the meaning of
   Section 280G(b)(1) of the Code or will be treated as a nondeductible expense within the meaning of Section 162 of the Code.

      (j) Employment Matters. Company and each of its subsidiaries: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) has properly classified independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable laws; (iv) is not liable for any material arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (v) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or, to Company's knowledge, threatened or reasonably anticipated claims or actions against Company or any of its subsidiaries under any worker's compensation policy or long-term disability policy. To Company's knowledge, no Employee of Company or any of its subsidiaries has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such Employee is bound due to such Employee being employed by Company or any of its subsidiaries and disclosing to Company or any of its subsidiaries or using trade secrets or proprietary information of any other person or entity.

      (k) Labor. No work stoppage or labor strike against Company or any of its subsidiaries is pending, threatened or reasonably anticipated. Company does not know of any current, pending, threatened or reasonably anticipated activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any liability to Company or its subsidiaries that is material to Company. Neither Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither Company nor any of its subsidiaries is presently, or has been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Company or any of its subsidiaries.

      (l) International Employee Plan. Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities that, as of the Effective Time, will not be offset by insurance or are fully accrued on the Company Balance Sheet. Except as required by law, no condition exists that would prevent Company or Parent from terminating or amending any International Employee Plan at any time for any reason.

   2.13 Environmental Matters.

      (a) Hazardous Material. Except as would not result in liability to Company or any of its subsidiaries that is material to Company, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a "Hazardous Material") are present, as a result of the actions of Company or any of its subsidiaries or any affiliate of Company, or, to Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof that Company or any of its subsidiaries has at any time owned, operated, occupied or leased.

      (b) Hazardous Materials Activities. Except as would not result in a material liability to Company (in any individual case or in the aggregate)
   (i) neither Company nor any of its subsidiaries has transported, stored, used, manufactured, disposed of released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither Company nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

      (c) Permits. Company and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents ("Environmental Permits") material to and necessary for the conduct of Company's and its subsidiaries' Hazardous Material Activities and other businesses of Company and its subsidiaries as such activities and businesses are currently being conducted.

      (d) Environmental Liabilities. No material action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to Company's knowledge, no material action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against Company or any of its subsidiaries in a writing delivered to Company or any of its subsidiaries concerning any Environmental Permit of Company or any of its subsidiaries, Hazardous Material or any Hazardous Materials Activity of Company or any of its subsidiaries. Company is not aware of any fact or circumstance which could involve Company or any of its subsidiaries in any material environmental litigation or impose upon Company or any of its subsidiaries any environmental liability material to Company.

      (e) Radio Frequency Radiation Compliance. Company and its subsidiaries provide no service to the public that would be subject to the rules, regulations, standards and guidelines prescribed or established by (i) the Federal Communications Commission pursuant to Section 704(b) of the Telecommunications Act of 1996, as amended, and (ii) any other
   Communications Regulatory Agency, in each case relating to the environmental effects of radio frequency radiation.

   2.14 Certain Agreements. Neither Company nor any of its subsidiaries is a party to or is bound by:

      (a) any employment or consulting Contract with any employee or member of Company's Board of Directors, other than those that are terminable by Company or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law or good faith and fair dealing may limit Company's or any of its subsidiaries' ability to terminate employees at will, or any consulting Contract;

      (b) any Contract, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

      (c) any Contract of indemnification, any guaranty or any instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, or otherwise;

      (d) any Contract containing covenants purporting to limit or which effectively limit Company's or any of its subsidiaries' freedom to compete in any line of business or in any geographic area or which would so limit Company or Surviving Corporation or any of its subsidiaries after the Effective Time or granting any exclusive distribution or other exclusive rights;

      (e) any Contract currently in force relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business, or pursuant to which Company has any material ownership or participation interest in any corporation, partnership, joint venture, strategic alliance or other business enterprise other than Company's subsidiaries;

      (f) any Contract with regard to the acquisition or licensing of any material Intellectual Property other than licenses, assignment, or other similar Contracts entered into in the ordinary course of business consistent with past practice;

      (g) any Contract with any (i) officer, (ii) director, (iii) holder of 5% or more of the capital stock of Company or (iv) subsidiary, in any case of
   (i), (ii) and (iv), of Company or any subsidiary of Company;

      (h) any executed but not fully performed Contract providing for capital expenditures by Company or its subsidiaries in excess of $500,000;

      (i) any Contract material to the performance of Company's and its subsidiaries' network operations (such Contracts listed on Part 2.14(i) of the Company Disclosure Letter being a "Material Network Contract");

      (j) any Contract related to access to any material third party database or data collection;

      (k) any material billing and collection or clearing house Contract; or

      (l) any other Contract currently in effect, the cancellation of which would have a Material Adverse Effect on Company.

   The Contracts required to be disclosed in the Company Disclosure Letter pursuant to clauses (a) through (l) above or pursuant to Section 2.9 or are required to be filed with any Company SEC Report ("Company Contracts") are valid and in full force and effect, except to the extent that such invalidity would not be material to Company. Neither Company nor any of its subsidiaries, nor to Company's knowledge, any other party thereto, is in material breach, violation or default under, and neither Company nor any of its subsidiaries has received written notice that it has materially breached, violated or defaulted, any of the terms or conditions of any Company Contract in such a manner as would be material to Company.

   2.15 Customer Contracts and Network Operations.

      (a) Part 2.15(a) of the Disclosure Letter lists the ten customers of Company and its subsidiaries that have contributed the most revenue, in the aggregate, to Company and its subsidiaries in the current fiscal year ("Key Customers"). Part 2.15 of the Disclosure Letter also lists each material Contract between a Key Customer and Company or its subsidiaries ("Key Customer Contract"). Each Key Customer Contract is in full force and effect. Neither Company nor any of its subsidiaries, nor to Company's knowledge, any other party thereto, is in breach, violation or default under, and neither Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted, any of the terms or conditions of any Key Customer Contract. Neither Company nor any of its subsidiaries has received any written or oral indication or assertion from any Key Customer that there has been any material problem with the service Company or its subsidiaries provide to such Key Customers or that a Key Customer desires to amend, decrease services pursuant to, terminate, relinquish or not renew any Key Customer Contract. No Contract with a Key Customer materially differs from Company's or subsidiaries' standard form contract for the applicable service in the form previously provided to Parent.

      (b) There has not occurred with respect to Company or its subsidiaries
   (i) any material disruption to network operations or any network outage,
   (ii) any material delay in implementing any planned network build out or scheduled upgrading or maintenance activities, (iii) any material failure to comply with any network performance standards or objectives set forth in any material customer Contract or promulgated by Telcordia or the American National Standards Institute, or (iv) any failure to correct any material network deficiency or condition of which Company or its subsidiaries have knowledge that could cause or result in any of the foregoing (collectively, a "Network Failure"), which have resulted, or could result, in (1) a material breach of any material Contract with a customer or other third party, (2) the payment of any penalties or (3) the issuance of any credits by Company or its subsidiaries which, in the aggregate, exceed $150,000. Company or its subsidiaries have implemented remedial measures reasonably designed to prevent the reoccurrence of any Network Failure.

      (c) Neither Company nor any of its subsidiaries has provided to its customers or any third parties, other than in the ordinary course of business and consistent with the terms of the standard form customer contract for such product or service in the form previously provided to Parent, (i) any warranties, representations, covenants or guarantees regarding products or services provided by Company or its subsidiaries, including any warranties, representations, covenants or guarantees regarding network or service availability, service levels, operability or non-interruption; (ii) any rights to obtain refunds or credits with respect to any product or service provided by Company or its subsidiaries; and (iii) any indemnities with respect to intellectual property infringement or the performance or availability of any product or service of Company or any of its subsidiaries.

   2.16 Brokers' and Finders' Fees. Except for fees payable to Robertson Stephens, Inc. pursuant to an engagement letter dated May 4, 2001, a copy of which has been provided to Parent, neither Company nor any of its subsidiaries has incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

   2.17 Insurance. Part 2.17 of the Company Disclosure Letter sets forth a list of all insurance policies and fidelity bonds carried by Company or any of its subsidiaries. Such policies and bonds are written by insurers of recognized financial responsibility against such risks and losses and in such amounts as is reasonably sufficient for the conduct of the business of Company and its subsidiaries, including to cover the replacement cost of the fixed assets used in Company's and its subsidiaries' businesses. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. To the knowledge of Company, there has been no threatened termination of, or material premium increase with respect to, any of such policies.

   2.18 Disclosure. The information supplied by Company for inclusion in the Form S-4 (or any similar successor form thereto) Registration Statement to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (the "Registration Statement") shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Company for inclusion or incorporation by reference in the proxy statement/prospectus to be filed with the SEC as part of the Registration Statement (the "Proxy Statement/Prospectus") shall not, on the date the Proxy Statement/Prospectus is mailed to Company's stockholders, at the time of the meeting of Company's stockholders (the "Company Stockholders' Meeting") to consider the Company Stockholder Approvals, or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting which has become false or misleading. The proxy statement included in the Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to Company or any of its affiliates, officers or directors should be discovered by Company which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Company shall promptly inform Parent. Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub that is contained in any of the foregoing documents.

   2.19 Board Approval. The Board of Directors of Company has, as of the date of this Agreement, (i) determined that the Merger is fair to, and in the best interests of Company and its stockholders, and has approved this Agreement and the Stock Option Agreement and (ii) declared the advisability of the Merger and recommends that the stockholders of Company approve and adopt this Agreement and approve the Merger.

   2.20 Fairness Opinion. Company's Board of Directors has received a written opinion from Robertson Stephens, Inc., dated as of the date hereof, to the effect that, as of the date hereof, the consideration to be received by Company's stockholders in the Merger is fair to Company's stockholders from a financial point of view, and has delivered to Parent a copy of such opinion.

   2.21 DGCL Section 203 and Rights Agreement. The restrictions contained in
Section 203 of the Delaware Law applicable to a "business combination" (as defined in such Section 203) are not applicable to the execution, delivery or performance of this Agreement or the Stock Option Agreement or to the consummation of the Merger. To Company's knowledge, no other anti-takeover, control share acquisition, fair price, moratorium or other similar statute or regulation (each, a "Takeover Statute") applies or purports to apply to this Agreement, the Merger or the other transactions contemplated hereby. Company has (i) duly authorized and executed an appropriate amendment to the Company Rights Agreement which amendment has been provided to Parent and (ii) taken all other action necessary or appropriate so that the entering into of this Agreement, the Stock Option Agreement or the Voting Agreement, and the consummation of the transactions contemplated hereby and thereby (including the Merger) do not and will not result in Parent or Merger Sub being or becoming an "Acquiring Person" thereunder or the ability of any person to exercise a "Right" (as defined in the Company Rights Agreement) or enabling or requiring Rights to separate from the shares of Company Common Stock to which they are attached or to be triggered or become exercisable and the Company Rights Agreement will expire immediately prior to the Effective Time, and the Company Rights Agreement, as so amended, has not been further amended or modified except in accordance herewith. No "Distribution Date" or "Shares Acquisition Date" (as such terms are defined in the Company Rights Plan) has occurred prior to the date of this Agreement, nor will occur as a result of the entry by Company into this Agreement, the Stock Option Agreement or the Voting Agreement or the consummation of any of the transactions contemplated hereby and thereby.

   2.22 Affiliates. Part 2.22 of the Company Disclosure Letter is a complete list of those persons who may be deemed to be, in Company's reasonable judgment, affiliates of Company within the meaning of Rule 145 promulgated under the Securities Act. Except as set forth in the Company SEC Reports, since the date of Company's last proxy statement filed with the SEC, no event has occurred as of the date of this Agreement that would be required to be reported by Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

                                  ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

   As of the date of this Agreement and as of the Closing Date, except as disclosed in (i) factual statements set forth in Parent's (A) Annual Report on Form 10-K for the year ending December 31, 2000 or (B) Quarterly Report on Form 10-Q or Current Report on Form 8-K filed subsequent to the filing of such Form 10-K but prior to the date of this Agreement (for the avoidance of doubt, disclosure included in any section titled "risk factors", "forward looking statements" or a similar type caption in any such filings shall not qualify or modify any representation or warranty in this Agreement), or (ii) the disclosure letter delivered by Parent to Company dated as of the date hereof (the "Parent Disclosure Letter") (each Part of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such Part is disclosed in such a way as to make its relevance to such other representation, warranty or covenant readily apparent, Parent and Merger Sub represent and warrant as follows:

   3.1 Organization of Parent and Merger Sub.

      (a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority, and all requisite qualifications to do business as a foreign corporation, to conduct its business in the manner in which its business is currently being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualifications would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

      (b) Parent has delivered or made available to Company a true and correct copy of the Certificate of Incorporation and Bylaws of Parent and Merger Sub, each as amended to date (collectively, the "Parent Charter Documents"), and each such instrument is in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of the Parent Charter Documents. Parent has delivered or made available to Company all proposed or considered amendments to the Parent Charter Documents.

   3.2 Parent and Merger Sub Capitalization.

      (a) The authorized capital stock of Parent consists solely of 1,000,000,000 shares of Parent Common Stock, of which there were 204,114,323 shares issued and outstanding as of the close of business on September 20, 2001, and 5,000,000 shares of Preferred Stock, par value $0.001 per share, none of which are issued or outstanding. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Parent or any Contract to which Parent is a party or by which it is bound.

      (b) As of the close of business on September 20, 2001, (i) 21,308,338 shares of Parent Common Stock are subject to issuance pursuant to outstanding options to purchase Parent Common Stock, and (ii) 1,471,370 shares of Parent Common Stock are reserved for future issuance under Parent's 1998 Equity Employee Stock Purchase Plan. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable.

      (c) The authorized capital stock of Merger Sub consists of 100 shares of common stock, $0.00001 par value, all of which, as of the date hereof, are issued and outstanding and are held directly by Parent. All of the outstanding shares of Merger Sub's common stock have been duly authorized and validly issued, and are fully paid and nonassessable. Merger Sub has no subsidiaries.

      (d) Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose.

      (e) The Parent Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable.

   3.3 Obligations With Respect to Capital Stock. Except as set forth in Part
3.3 of the Parent Disclosure Letter, there are no equity securities, partnership interests or similar ownership interests of any class of Parent equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities Parent owns free and clear of all claims and Encumbrances, directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of certain subsidiaries of Parent that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries, as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Parent, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Part 3.2 or Part 3.3 of the Parent Disclosure Letter, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights) or other Contracts of any character to which Parent or any of its subsidiaries is a party or by which it is bound obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right or other Contract.

   3.4 Authority; Non-Contravention.

      (a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and, with respect to Parent, the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, and the Stock Option Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to the filing of the Certificate of Merger pursuant to Delaware Law. No vote of Parent's stockholders is necessary to approve and adopt this Agreement or approve the Merger, and no approval of any holder of any securities of Parent is required in connection with the consummation of the other transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitutes the valid and binding obligations of Parent and Merger Sub, respectively, enforceable against Parent and Merger Sub in accordance with their terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity. The Stock Option Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by Company, constitutes the valid and binding obligations of Parent, respectively, enforceable against Parent in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

      (b) The execution and delivery of this Agreement by each of Parent and Merger Sub, and the Stock Option Agreement by Parent, does not, and the performance of this Agreement by Parent and Merger Sub, and the Stock Option Agreement by Parent, will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or Merger Sub, (ii) subject to compliance with the requirements set forth in Section 3.4(c), conflict with or violate any Legal Requirement applicable to Parent or Merger Sub or by which any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Parent or Merger Sub pursuant to, Contract or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound or affected.

      (c) No consent, approval, order or authorization of, or registration with any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the Stock Option Agreement or the consummation of the Merger, except for
   (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Proxy Statement/Prospectus and the Registration Statement with the SEC and a Schedule 13D with regard to the Voting Agreement in accordance with the Securities Act and the Exchange Act, and the effectiveness of the Registration Statement, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Parent or the Surviving Corporation or have a material adverse effect on the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of such requirement.

   3.5 SEC Filings; Parent Financial Statements.

      (a) Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since the effective date of the registration statement of Parent's initial public offering, and has made available to Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the "Parent SEC Reports." As of their respective dates, the Parent SEC Reports
   (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Parent SEC Report. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

      (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the "Parent Financials"), including any Parent SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto,
   (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presented the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Parent contained in Parent SEC Reports as of June 30, 2001 is hereinafter referred to as the "Parent Balance Sheet."

      (c) Except as disclosed in the Parent Financials, since the date of the Parent Balance Sheet, neither Parent nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent, except for liabilities incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred in connection with this Agreement.

      (d) Parent has heretofore furnished to Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

   3.6 Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet there has not been (i) any Material Adverse Effect with respect to Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent's or any of its subsidiaries' capital stock, (iii) any split, combination or reclassification of any of Parent's or any of its subsidiaries' capital stock, (iv) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or
(v) any material revaluation by Parent of any of its material assets, including writing off notes or accounts receivable other than in the ordinary course of business.

   3.7 Taxes. Parent is not aware of any fact, circumstance, plan or intention on the part of Parent that would be reasonably likely to prevent the Merger from qualifying as a "reorganization" pursuant to the provisions of Section 368 of the Code.

   3.8 Intellectual Property. For the purposes of this Agreement, "Parent Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Parent or one of its subsidiaries.

      (a) No material Parent Intellectual Property is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Parent, or which may materially and adversely affect the validity, use or enforceability of such Parent Intellectual Property, which proceeding, decree, order, judgment, agreement or stipulation would reasonably be expected to have a Material Adverse Effect on Parent.

      (b) To Parent's knowledge, the operation of the business of Parent as such business currently is conducted, including Parent's design, development, marketing and sale of the products or services of Parent (including with respect to products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction, except for such matters as would not reasonably be expected to have a Material Adverse Effect on Parent.

      (c) Parent has not received notice from any third party that the operation of the business of Parent or any act, product or service of Parent, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction, which allegations if true, would reasonably be expected to have a Material Adverse Effect on Parent.

   3.9 Litigation. There are no claims, suits, actions or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent or any of its subsidiaries, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Parent or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

   3.10 Disclosure. The information supplied by Parent for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is mailed to Company's stockholders, at the time of the Company Stockholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting which has become false or misleading. The Registration Statement and prospectus included in the Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Parent shall promptly inform Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by Company which is contained in any of the foregoing documents.

   3.11 Parent Contracts. Neither Parent nor any of its subsidiaries is in breach or default under, and neither Parent nor any of its subsidiaries has received written notice that it has materially breached or defaulted, any of the terms or conditions of any Contract set forth on Part 3.11 of the Parent Disclosure Letter, in such a manner as would reasonably be expect to have a Material Adverse Effect on Parent.

   3.12 Brokers' and Finders' Fees. Except for fees payable to Credit Suisse First Boston Corporation, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

   3.13 Board Approval. The Board of Directors of Parent has, (i) as of the date of this Agreement, determined that the Merger is fair to, and in the best interests of Parent and its stockholders, and has approved this Agreement and the Stock Option Agreement and (ii) reserved for issuance sufficient shares of Parent Common Stock to consummate the transactions contemplated hereby.

   3.14 DGCL Section 203. Neither Parent nor any affiliate is, or has been during the past three years, an "interested stockholder" (as defined in Section 203 of the Delaware Law) of Company, other than as contemplated by this Agreement.

                                  ARTICLE IV
                      CONDUCT PRIOR TO THE EFFECTIVE TIME

   4.1 Conduct of Business by Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Legal Requirements, pay its debts (other than unsecured trade debt which it will pay consistent with past practice) and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings. In addition, Company will promptly notify Parent of any material event involving its business, operations or financial condition.

   In addition, without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, or except as set forth in Part 4.1 of the Disclosure Letter without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

      (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

      (b) Grant any severance or termination pay to any employee except pursuant to written agreements in effect, or policies existing, on the date hereof and as previously disclosed in writing to Parent, or adopt any new severance plan;

      (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company Intellectual Property, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

      (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

      (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

      (f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance delivery and/or sale of (i) shares of Company Common Stock pursuant to the exercise of Company Options, (ii) shares of Company Common Stock issuable to participants in the Company ESPP consistent with the terms thereof and (iii) shares of Company Common Stock issuable to Parent (or a designee of Parent) pursuant to the Stock Option Agreement;

      (g) Cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

      (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Company and its subsidiaries or enter into any material joint ventures, strategic relationships or alliances;

      (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Company and its subsidiaries;

      (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company or any of its subsidiaries, enter into any "keep well" or other Contract to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than
   (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities in the ordinary course of business;

      (k) Adopt or amend (other than any amendment required by law or regulation) any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, make any loan or provide any advance to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, employees or consultants other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

      (l) Make any material capital expenditures outside of the ordinary course of business or outside of the budget previously provided to Parent;

      (m) Materially modify, amend or terminate any Company Contract or other material Contract to which Company or any subsidiary thereof is a party (including any Key Customer Contracts, any Material Network Contract, any material billing, collection or clearing house Contract, or any Contract related to access to any material third party databases or data collections) or waive, release or assign any material rights or claims thereunder;

      (n) Enter into any Contract with regard to the acquisition or licensing of any material Intellectual Property (as defined in Section 2.9) other than licenses, distribution Contracts, or other similar Contracts entered into in the ordinary course of business consistent with past practice;

      (o) Enter into (A) any Contract that would be a Material Network Contract, (B) any Contract related to any material billing and collection or clearing house services, or (C) any Contract related to access to any material third party database or data collection, except in any such case in the ordinary course of business consistent with past practice;

      (p) Materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

      (q) Engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement, including with respect to the Company Rights Agreement or any Takeover Statute;

      (r) Take any action that would cause any representation or warranty of Company to become untrue or inaccurate; or

      (s) Agree in writing or otherwise commit or negotiate to take any of the actions described in Section 4.1(a) through (r) above.

   4.2 No Parent Dividend. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall not declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of Parent or split, combine or reclassify any capital stock of Parent or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock of Parent, except to the extent that Company shall otherwise consent in writing.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

   5.1 Proxy Statement/Prospectus; Registration Statement; Antitrust and Other Filings.

      (a) As promptly as practicable after the execution of this Agreement, Company will prepare and file with the SEC, the Proxy Statement/Prospectus and Parent will prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus. Each of Company and Parent will respond to any comments of the SEC, will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and Company will cause the Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. Promptly after the date of this Agreement, each of Company and Parent will prepare and file (i) with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties (the "Antitrust Filings") and (ii) any other filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Company and Parent each shall promptly supply the other with any information which may be required in order to effectuate any filings pursuant to this Section 5.1.

      (b) Each of Company and Parent will notify the other promptly (i) upon the occurrence of any event which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any Antitrust Filing or Other Filing or (ii) upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any Antitrust Filings or Other Filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any Antitrust Filing or Other Filing. Except where prohibited by applicable Legal Requirements, and subject to the mutual confidentiality agreement, dated as of September 10, 2001 (the "Confidentiality Agreement"), each of Company and Parent shall consult with the other prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby; provided that with respect to any such filing, presentation or submission, each of Parent and Company need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information or where such properties or information is subject to the attorney-client privilege (it being understood that the participation and cooperation contemplated herein is not intended to constitute, nor shall be deemed to constitute, any form of direct or indirect waiver of the attorney-client privilege maintained by any party hereto). Each of Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder.

   5.2 Meeting of Company Stockholders.

      (a) Promptly after the date hereof, Company will take all action necessary in accordance with the Delaware Law and its Certificate of Incorporation and Bylaws to convene and hold the Company Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon approval and adoption of this Agreement and approval of the Merger. Subject to Section 5.2(c), Company will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to obtain such approvals and to secure the vote or consent of its stockholders required by the rules of the Nasdaq Stock Market, Delaware Law and its Certificate of Incorporation and Bylaws. Notwithstanding anything to the contrary contained in this Agreement, Company may adjourn or postpone the Company Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to Company's stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which Company Stockholders' Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders' Meeting. Company shall ensure that the Company Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Company in connection with the Company Stockholders' Meeting are solicited, in compliance with the Delaware Law, its Certificate of Incorporation and Bylaws, the rules of the Nasdaq Stock Market and all other applicable legal requirements. Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal (as defined in Section 5.3), or Superior Offer, or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of Company with respect to this Agreement or the Merger.

      (b) Subject to Section 5.2(c): (i) the Board of Directors of Company shall recommend that Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders' Meeting; (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Company has recommended that Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting; and (iii) neither the Board of Directors of Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Board of Directors of Company that Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger.

      (c) Nothing in this Agreement shall prevent the Board of Directors of Company from withholding, withdrawing, amending or modifying its recommendation in favor of the Merger if (i) a Superior Offer (as defined below) is made to Company and is not withdrawn, (ii) Company shall have provided written notice to Parent (a "Notice of Superior Offer") advising Parent that Company has received a Superior Offer, specifying all of the material terms and conditions of such Superior Offer and identifying the person or entity making such Superior Offer, (iii) Parent shall not have, within five business days of Parent's receipt of the Notice of Superior Offer, made an offer that Company's Board of Directors by a majority vote determines in its good faith judgment (after consultation with a financial advisor of national standing) to be at least as favorable to Company's stockholders as such Superior Offer (it being agreed that the Board of Directors of Company shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof), (iv) the Board of Directors of Company concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company's stockholders under applicable law and (v) Company shall not have violated any of the restrictions set forth in Section 5.3 or this
   Section 5.2. Company shall provide

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   Parent with at least three business days prior notice (or such lesser prior notice as provided to the members of Company's Board of Directors but in no event less than twenty-four hours) of any meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to consider any Acquisition Proposal to determine whether such Acquisition Proposal is a Superior Offer. Nothing contained in this Section 5.2(c) shall limit Company's obligation to hold and convene the Company Stockholders' Meeting (regardless of whether the recommendation of the Board of Directors of Company shall have been withdrawn, amended or modified). For purposes of this Agreement, "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger or consolidation involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction or (ii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a merger involving Company), directly or indirectly, of ownership of 100% of the then outstanding shares of capital stock of Company, on terms that the Board of Directors of Company determines, in its reasonable judgment (after consultation with a financial advisor of national standing) to be more favorable to Company stockholders from a financial point of view than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed or is not likely in the reasonable judgment of Company's Board of Directors (after consultation with its financial advisor) to be obtained by such third party on a timely basis.

      (d) Nothing contained in this Agreement shall prohibit Company or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that the Board of Directors of Company shall not recommend that the stockholders of Company tender their shares in connection with a tender offer except to the extent that the Board of Directors determines in its good faith judgment, after consultation with outside counsel and a financial advisor of national standing, that the tender offer constitutes a Superior Offer and that such recommendation is required in order for the Board of Directors of Company to comply with its fiduciary duties to Company's stockholders under applicable law.

   5.3 No Solicitation.

      (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of any Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal; provided, however, that prior to the approval of this Agreement and the Merger at the Company Stockholders' Meeting, this Section 5.3(a) shall not prohibit Company from furnishing nonpublic information regarding Company and its subsidiaries to, or entering into discussions with, any person or group who has submitted (and not withdrawn) to Company an unsolicited, written, bona fide Acquisition Proposal that the Board of Directors of Company reasonably concludes (after consultation with a financial advisor of national standing) may constitute a Superior Offer if
   (1) neither Company nor any representative of Company and its subsidiaries shall have violated any of the restrictions set forth in this Section 5.3,
   (2) the Board of Directors of Company concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of Company to comply with its

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

   fiduciary obligations to Company's stockholders under applicable law, (3) prior to furnishing any such nonpublic information to, or entering into any such discussions with, such person or group, Company gives Parent written notice of the identity of such person or group and all of the material terms and conditions of such Acquisition Proposal and of Company's intention to furnish nonpublic information to, or enter into discussions with, such person or group, and Company receives from such person or group an executed confidentiality agreement containing terms at least as restrictive with regard to Company's confidential information as the Confidentiality Agreement (as defined in Section 5.1), (4) Company gives Parent at least three business days advance notice of its intent to furnish such nonpublic information or enter into such discussions, and (5) contemporaneously with furnishing any such nonpublic information to such person or group, Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by Company to Parent). Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.3 by Company.

   For purposes of this Agreement, "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent) relating to, or involving: (A) any acquisition or purchase from Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 20% interest in the total outstanding voting securities of Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 20% or more of the total outstanding voting securities of Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction, other than as set forth on Part 5.3(a) of the Company Disclosure Letter; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of any material portion of the assets of Company and its subsidiaries; or (C) any liquidation or dissolution of Company.

      (b) In addition to the obligations of Company set forth in paragraph (a) of this Section 5.3, Company as promptly as practicable shall advise Parent orally and in writing of any request for non-public information which Company reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which Company reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Company will (i) keep Parent informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry and (ii) provide to Parent as promptly as practicable a copy of all written materials provided to Company in connection with any such request, Acquisition Proposal or inquiry.

   5.4 Confidentiality; Access to Information.

      (a) Confidentiality Agreement. The parties acknowledge that Company and Parent have previously executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms.

      (b) Access to Information. Company will afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of Company during the period prior to the Effective Time to obtain all information concerning the business, properties, results of operations and personnel of Company, as Parent may reasonably request. Parent will afford Company and its accountants, counsel and other representatives reasonable access during

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

   normal business hours to the properties, books, records and personnel of Parent during the period prior to the Effective Time to obtain all information concerning the business, properties, results of operations and personnel of Parent, as Company may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.4 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

   5.5 Public Disclosure. Parent and Company will consult with each other, and to the extent reasonably practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

   5.6 Reasonable Efforts; Notification.

      (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its affiliates shall be under any obligation (i) to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, any of its affiliates or Company or the holding separate of the shares of Company Common Stock (or shares of stock of the Surviving Corporation), or (ii) imposing or seeking to impose or confirm any limitation or regulation on the ability of Parent or any of its subsidiaries or affiliates to freely conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation).

   (b) Each of Company and Parent will give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger, (ii) any notice or other communication from any Governmental Entity in connection with the Merger, (iii) any litigation relating to, involving or otherwise affecting Company, Parent or their respective subsidiaries that relates to or may reasonably be expected to affect, the consummation of the Merger. Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3 would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Parent shall give prompt notice to Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2 would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

   5.7 Third Party Consents. As soon as practicable following the date hereof, Parent and Company will each use its commercially reasonable efforts to obtain any material consents, waivers and approvals under any of its or its subsidiaries' respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby.

   5.8 Stock Options and ESPP.

      (a) At the Effective Time, each outstanding Company Option, whether or not then exercisable, will be converted into an option to purchase Parent Common Stock. Each Company Option so converted will continue to have, and be subject to, substantially the same terms and conditions set forth in the Company Stock Option Plan immediately prior to the Effective Time (including any repurchase rights or vesting provisions), except that (i) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such converted Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Continuous employment with Company or its subsidiaries shall be credited to the optionee for purposes of determining the vesting of all converted Company Options after the Effective Time.

      (b) Company shall take all actions necessary pursuant to the terms of the Company ESPP in order to shorten the Option Period(s) under such plan which includes the Effective Time (the "Current Offerings") such that a new purchase date for each such Option Period shall occur prior to the Effective Time and shares shall be purchased by Company ESPP participants prior to the Effective Time. The Current Offerings shall expire immediately following such new purchase date, and the Company ESPP shall terminate immediately prior to the earlier of (i) the Effective Time or (ii) the date upon which the Company ESPP terminates by its terms. Subsequent to such new purchase date, Company shall take no action, pursuant to the terms of the Company ESPP, to commence any new offering period.

   5.9 Form S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to converted Company Options as soon as is reasonably practicable after the Effective Time and shall maintain the effectiveness of such registration statement on a basis comparable to registration statements applicable to other outstanding stock options of the Parent.

   5.10 Indemnification.

      (a) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to any indemnification Contracts between Company and its directors and officers as of the Effective Time (the "Indemnified Parties") and any indemnification provisions under Company's Certificate of Incorporation or Bylaws as in effect on the date hereof, in each case, subject to applicable law. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period

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

   of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Company, unless such modification is required by law.

      (b) For a period of six years after the Effective Time, Parent will cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Company's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of Company; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in excess of 200% of the annual premium currently paid by Company for such coverage (or such coverage as is available for such 200% of such annual premium).

      (c) This Section 5.9 shall survive the consummation of the Merger, is intended to benefit Company, the Surviving Corporation and each Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the Indemnified Parties.

   5.11 Nasdaq Listing. Parent agrees to authorize for listing on the Nasdaq Stock Market the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, effective upon official notice of issuance.

   5.12 Letter of Company's Accountants. Company shall use all reasonable efforts to cause to be delivered to Parent a letter of Company's independent accountants, dated no more than two business days before the date on which the Registration Statement becomes effective (and satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

   5.13 Takeover Statutes; Company Rights Agreement.

      (a) No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Stock Option Agreement to be subject to any Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and Company and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions.

      (b) Company shall promptly take all actions necessary in order to ensure that the entering into of this Agreement, the Stock Option Agreement and the Voting Agreement and the consummation of the transactions contemplated hereby and thereby and any other action, or combination of actions in furtherance hereof and thereof, do not and will not result in the ability of any person to exercise a Company Right under the Company Rights Agreement or enable or require the Company Right to separate from the shares of Company Common Stock to which they are attached or to be triggered or become exercisable.

   5.14 Certain Employee Benefits.

      (a) As soon as practicable after the execution of this Agreement, Parent and Company shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements for Company and its Affiliates employees following the Merger. The Company and its Affiliates shall take such actions as are necessary to terminate any Company Employee Plans and any leased employee arrangement immediately prior to the Closing Date, unless otherwise agreed to by Parent and Company; provided that those employees of Company or any of its Affiliates who are eligible to participate in each such Company Employee Plans shall be provided the opportunity to participate in a employee benefit plan maintained by Parent. The Company and its Affiliates agree that they shall terminate any and all group severance, separation, retention and salary continuation plans, programs or arrangements (other than agreements disclosed in Part 5.14 of the Company Disclosure Letter) prior to the Closing Date.

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

      (b) Employees of Company and its subsidiaries will be granted credit for all service with Company, its subsidiaries or its Affiliates under each Company employee benefit plan, program or arrangement of Parent or its Affiliates in which such Employees are eligible to participate for all purposes, except for purposes of benefit accrual under a defined benefit pension plan. To the extent that Employees become eligible to participate in a medical, dental or health plan of Parent or its Affiliates in lieu of the Company's Employee Plan, Parent will cause such plan to (i) waive any preexisting condition exclusions and waiting period limitations for conditions covered under the applicable medical, dental or health plans maintained or contributed to by Company (but only to the extent corresponding exclusions and limitations were satisfied by such Employees under the applicable medical, dental or health plans maintained or contributed to by Company); and (ii) credit any deductible or out of pocket expenses incurred by the Employees and their beneficiaries under such plans during the portion of the calendar year prior to such participation.

      (c) With respect to matters described in this Section 5.14, Company will use all reasonable efforts to consult with Parent (and consider in good faith the advice of Parent) prior to sending any notices or other communication materials to its Employees.

   5.15 Section 16 Matters. Provided that Company delivers to Parent the
Section 16 Information (as defined below) in a timely fashion, Parent and Company shall take all such steps as may be required (to the extent permitted under applicable law) to cause any disposition of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by
Article I of this Agreement by each Company Insider to be exempt under Rule 16b-3 promulgated under the Exchange Act. "Section 16 Information" shall mean information regarding the Company Insiders, the number of shares of Company capital stock held by each such Company Insider and expected to be exchanged for Parent Common Stock in connection with the Merger, and the number and description of the Company Options held by each such Company Insider and expected to be converted into options for Parent Common Stock in connection with the Merger. "Company Insiders" shall mean those officers and directors of Company who will be subject to the reporting requirement of Section 16(b) of the Exchange Act with respect to Parent.

   5.16 Company Affiliates; Restrictive Legend. Parent will give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received pursuant to the Merger by any Company Affiliate, and there will be placed on the certificates representing such Parent Common Stock, or any substitutions therefor, a legend stating in substance:

   THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES AND MAY BE TRANSFERRED ONLY (A) IN CONFORMITY WITH RULE 145(D) UNDER SUCH ACT OR (B) IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER, IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO THE ISSUER, THAT THE TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED.

                                  ARTICLE VI
                           CONDITIONS TO THE MERGER

   6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

      (a) Company Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been approved, by the requisite vote of the stockholders of Company under applicable law and the Company Charter Documents.

      (b) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

      (c) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or been terminated. Any other material foreign antitrust approvals required to be obtained prior to the consummation of the Merger shall have been obtained.

      (d) Nasdaq Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq Stock Market, subject to official notice of issuance.

   6.2 Additional Conditions to Obligations of Company. The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

      (a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of materiality, which statements shall be true and correct in all respects giving effect to such standard) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on the Closing Date, except that those representations and warranties which address matters only as of a particular date (other than the date of this Agreement) shall remain true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of materiality, which statements shall be true and correct in all respects giving effect to such standard) as of such date (it being understood that, for purposes of determining the accuracy of such representations and warranties,any update of or modification to the Parent Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded). Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent.

      (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent.

      (c) Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement and be continuing.

      (d) Tax Opinion. Company shall have received an opinion of Blackwell Sanders Peper Martin LLP, dated as of the Closing Date, in form and substance reasonably satisfactory to it, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, that the Merger will constitute a reorganization within the meaning of
   Section 368(a) of the Code and that each of Parent and Company will be a party to the reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

   6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Parent:

      (a) Representations and Warranties. Each representation and warranty of Company contained in this Agreement shall be true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of materiality, which statements shall be true and correct in all respects giving effect to such standard) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on the Closing Date, except that those representations and warranties which address matters only as of a particular date (other than the date of this Agreement) shall remain true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of materiality, which statements shall be true and correct in all respects giving effect to such standard) as of such date (it being understood that, for purposes of determining the accuracy of such representations and warranties,any update of or modification to the Company Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by the Chief Executive Officer or Chief Financial Officer of Company.

      (b) Agreements and Covenants. Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer or Chief Financial Officer of Company.

      (c) Material Adverse Effect. No Material Adverse Effect with respect to Company shall have occurred since the date of this Agreement and be continuing.

      (d) Legal Opinion. Parent shall have received the written legal opinion of Kraskin, Lesse & Cosson, LLP, telecommunications legal counsel to Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Parent, covering the matters set forth on Exhibit C.

      (e) No Restraints. There shall not be instituted, pending or threatened any action, proceeding or hearing by any Governmental Entity (i) seeking to restrain, prohibit, regulate or otherwise interfere with the ownership or operation by Parent or any of its subsidiaries of all or any portion of the business of Company or any of its subsidiaries or of Parent or any of its subsidiaries or to compel Parent or any of its subsidiaries to dispose of or hold separate all or any portion of the business or assets of Company or any of its subsidiaries or of Parent or any of its subsidiaries, (ii) seeking to impose or confirm limitations or regulations on the ability of Parent or any of its subsidiaries effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to stockholders or freely conduct Company's business or
   (iii) seeking to require divestiture by Parent or any of its subsidiaries of any such assets or shares.

      (f) Consents. (i) All material required approvals or consents of any Governmental Entity or other person in connection with the Merger and the consummation of the other transactions contemplated hereby shall have been obtained and become final and non-appealable (and all relevant statutory, regulatory or other governmental waiting periods, shall have expired), and
   (ii) all such approvals and consents which have been obtained shall have been so obtained on terms that are not reasonably likely to materially affect the ownership or operations of business by Parent.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

   7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the stockholders of Company or Parent:

      (a) by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

      (b) by either Company or Parent if the Merger shall not have been consummated by September 30, 2002 (the "Outside Date") for any reason; provided, however, that the right to terminate this Agreement under this
   Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

      (c) by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

      (d) by either Company or Parent, if the approval and adoption of this Agreement and the approval of the Merger by the stockholders of Company shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Company stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Company where the failure to obtain Company stockholder approval shall have been caused by
   (i) the action or failure to act of Company and such action or failure to act constitutes a material breach by Company of this Agreement or (ii) a breach of the Voting Agreement by any party thereto other than Parent;

      (e) by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of Company) if a Triggering Event (as defined below) shall have occurred;

      (f) by Company, either (i) upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, or (ii) if a Material Adverse Effect on Parent shall have occurred; provided that if such inaccuracy in Parent's representations and warranties or breach by Parent, or Material Adverse Effect on Parent, is curable prior to the Outside Date by Parent through the exercise of its commercially reasonable efforts, then Company may not terminate this Agreement under this Section 7.1(g) for 30 days after delivery of written notice from Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach or Material Adverse Effect on Parent (it being understood that Company may not terminate this Agreement pursuant to this paragraph
   (iii) if such breach by Parent or Material Adverse Effect on Parent is cured during such 30-day period, or if Company shall have materially breached this Agreement); or

      (g) by Parent, either (i) upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, or (ii) if a Material Adverse Effect on Company shall have occurred; provided that if such inaccuracy in Company's representations and warranties or breach by Company, or Material Adverse Effect on Company, is curable prior to the Outside Date by Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(g) for 30 days after delivery of written notice from Parent to Company of such breach, provided Company continues to exercise commercially reasonable efforts to cure such breach or Material Adverse Effect on Company (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (g) if such breach by Company or Material Adverse Effect on Company is cured during such 30-day period, or if Parent shall have materially breached this Agreement).

   For the purposes of this Agreement, a "Triggering Event" shall be deemed to have occurred if: (i) the Board of Directors of Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of the adoption and approval of the Agreement or the approval of the Merger; (ii) Company shall have failed to include in the Proxy Statement/Prospectus the recommendation of the Board of Directors of Company in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the Board of Directors of Company fails to reaffirm its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within 10 business days after Parent requests in writing that such recommendation be reaffirmed;
(iv) the Board of Directors of Company or any committee thereof shall have approved or publicly recommended any Acquisition Proposal; (v) Company shall have entered into any letter of intent or other Contract accepting any Acquisition Proposal; (vi) Company shall have materially breached any of the provisions of Sections 5.2 or 5.3; or (vii) a tender or exchange offer relating to securities of Company shall have been commenced by a person unaffiliated with Parent, and Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 business days after such tender or exchange offer is first published sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer.

   7.2 Notice of Termination; Effect of Termination. Any proper termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in
Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.2 and Article VIII, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

   7.3 Fees and Expenses.

      (a) General. Except as set forth in this Section 7.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses,incurred in relation to the printing and filing with the SEC of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

      (b) Company Payments. In the event that this Agreement is terminated by Parent or Company, as applicable, pursuant to Sections 7.1(b), 7.1(d), 7.1(e) or 7.1(g), Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a fee equal to $45.5 million in immediately available funds (the "Termination Fee"); provided, that in the case of a termination under Sections 7.1(b), 7.1(d) or 7.1(g) prior to which no Triggering Event has occurred, (i)such payment shall be made only if (A) following the date of this Agreement and prior to the termination of this Agreement, a person has publicly announced an Acquisition Proposal and (B) within 18 months following the termination of this Agreement, either a Company Acquisition (as defined below) is consummated, or Company enters into a Contract providing for a Company Acquisition and (ii) such payment shall be made promptly, but in no event later than two days after the consummation of any such Company Acquisition or the entry by Company into any such Contract. Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, the amount of, and the basis for payment of, the Termination Fee are reasonable and appropriate in all respects, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if Company fails to pay in a timely manner the Termination Fee due pursuant to this Section 7.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against Company for the amounts set forth in this Section 7.3(b), Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

   For the purposes of this Agreement, "Company Acquisition" shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by Company or its subsidiaries of assets (in a transaction or series of transactions) representing in excess of 50% of the aggregate fair market value of Company's business immediately prior to such sale, or
(iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Company.

   7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Parent and Company; provided, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange or the Nasdaq Stock Market requires further approval by such stockholders without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and Company. The agreement of Parent to any amendment shall be deemed to be the agreement of Merger Sub to such amendment.

   7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, except that Parent may not extend for the benefit of Merger Sub and vice versa, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The agreement of Parent to any extension or waiver shall be deemed to be the agreement of Merger Sub to such extension or waiver. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                 ARTICLE VIII
                              GENERAL PROVISIONS

   8.1 Non-Survival of Representations and Warranties. The representations and warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

   8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. Subject to the foregoing, all notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

      (a)   if to Parent or Merger Sub, to:

          VeriSign, Inc.
          487 East Middlefield Road
          Mountain View, California 94043
          Attention: James M. Ulam, General Counsel
          Facsimile No.: 650-426-5113
          with a copy to:

          Fenwick & West LLP
          Two Palo Alto Square
          Palo Alto, California 94306
          Attention: Gordon K. Davidson
                   Douglas N. Cogen
                   Jeffrey R. Vetter
          Facsimile No.: 650-494-1417

      (b) if to Company, to:

          Illuminet Holdings, Inc.
          4501 Intelco Loop
          Lacey, Washington 98503
          Attention: Chief Executive Officer
          Facsimile No.: 360-923-3440

          with a copy to:

          Blackwell Sanders Peper Martin LLP
          Two Pershing Square
          2300 Main Street
          Suite 1000
          Kansas City, Missouri 14108
          Attention: James M. Ash
                   Shari L. Wright
          Facsimile No.: 816-983-8080

   8.3 Interpretation; Certain Defined Terms.

      (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

      (b) For purposes of this Agreement, other than Section 2.12, the term "affiliates" shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the first-mentioned person;

      (c) For purposes of this Agreement, the term "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment, obligation or undertaking of any nature.

      (d) For purposes of this Agreement, "Encumbrances" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

      (e) For purposes of this Agreement, the term "knowledge" means with respect to a party hereto, with respect to any matter in question, that any of the officers (with respect to Company, only those officers set forth on Part 8.3 of the Company Disclosure Letter (the "Disclosure Officers")) or directors of such party has actual knowledge of such matter, after reasonable inquiry of such matter. Any such person will be deemed to have actual knowledge of a matter if (i) such matter is reflected in one or more documents (whether written or electronic, including e-mails sent to or by such individual) in, or that have been in, such individual's possession within the past year, including personal files of such individual, (ii) such matter is reflected in one or more documents (whether written or electronic) contained in books and records of such party that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities, or (iii)such knowledge could be obtained from reasonable inquiry of the individuals who directly report to the Disclosure Officers or any individuals employed by such party charged with senior administrative or operational responsibility for such matters for such party.

      (f) For purposes of this Agreement, the term "Material Adverse Effect" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is or is reasonably likely to be materially adverse to (1) the business, assets (including intangible assets), capitalization, regulatory environment, financial condition, operations or results of operations of such entity taken as a whole with its subsidiaries or (2) the ability of the parties hereto to consummate the Merger within the time frame the Merger would otherwise be consummated in the absence of such change, event, violation, inaccuracy, circumstance or effect, except to the extent that any such change, event, violation, inaccuracy, circumstance or effect set forth in (1) or (2) above, directly and primarily results from (i) changes in general economic conditions or changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity in a disproportionate manner) or (ii) changes in the trading prices for such entity's capital stock.

      (g) For purposes of this Agreement, the term "person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

      (h) For purposes of this Agreement, "subsidiary" of a specified entity will be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

   8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

   8.5 Entire Agreement; Third Party Beneficiaries. This Agreement, its Exhibits and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Stock Option Agreement, the Voting Agreement, the Company Disclosure Letter and the Parent Disclosure Letter and any non-competition agreement between Parent and employees of Company or its subsidiaries (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.9.

   8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this

Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

   8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

   8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

   8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

   8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section shall be void.

   8.11 Waiver of Jury Trial. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                                   * * * * *

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

                                          VERISIGN, INC.

                                                  /s/ STRATTON D. SCLAVOS
                                          By: _________________________________
                                          Name: Stratton D. Sclavos
                                          Title: President and Chief Executive
                                            Officer

                                          ILLINOIS ACQUISITION CORPORATION

                                                  /s/ STRATTON D. SCLAVOS
                                          By: _________________________________
                                          Name: Stratton D. Sclavos
                                          Title: Chief Executive Officer

                                          ILLUMINET HOLDINGS, INC.

                                                     /s/ ROGER H. MOORE
                                          By: _________________________________
                                          Name: Roger H. Moore
                                          Title: President and Chief Executive
                                            Officer

                                                                        ANNEX B

                            STOCK OPTION AGREEMENT

   This STOCK OPTION AGREEMENT (the "Agreement") is made and entered into as of September 23, 2001, between Illuminet Holdings, Inc., a Delaware corporation ("Company"), and VeriSign, Inc., a Delaware corporation ("Parent").

                                   RECITALS

   A. Concurrently with the execution and delivery of this Agreement, Company, Parent and Illinois Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), are entering into an Agreement and Plan of Merger (the "Merger Agreement"), that provides, among other things, that upon the terms and subject to the conditions thereof, for the merger of Merger Sub and Company (the "Merger"). Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

   B. As a condition to Parent's willingness to enter into the Merger Agreement, Parent has required that Company agree, and Company has agreed, to grant to Parent an option to acquire shares of Company Common Stock ("Company Shares"), upon the terms and subject to the conditions set forth herein.

   In consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

   1. Grant of Option. Company hereby grants to Parent an irrevocable option (the "Option"), exercisable following the occurrence of an Exercise Event (as defined in Section 2(a)), to acquire up to a number of Company Shares equal to 19.9% of the Company Shares issued and outstanding as of the date upon which an Exercise Notice (as defined in Section 2(b) below) shall have been delivered (the "Option Shares"), in the manner set forth below by paying cash at a price of $35.62 per share (the "Exercise Price"). All references in this Agreement to Company Shares issued to Parent hereunder shall be deemed to include any associated Company Rights.

   2. Exercise of Option; Profit Cap.

      (a) For all purposes of this Agreement, an "Exercise Event" shall mean the occurrence of any of (i) a Triggering Event (as such term is defined in the Merger Agreement), (ii) the amendment by Company of the Company Rights Agreement or the taking by Company of any corporate action that removes any applicable restrictions under Section 203 of the Delaware Law or under any other Takeover Statute, in each case, in connection with any Acquisition Proposal; (iii) Company's failure to take all action necessary to convene the Company's Stockholders' Meeting as promptly as practicable, and in any event within 45 days after the declaration of effectiveness of the Registration Statement; (iv) (A) the public announcement of an acquisition or purchase by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 20% beneficial ownership interest in the total outstanding voting securities of Company or any of its subsidiaries; (B) the public announcement or commencement of any tender offer or exchange offer that if consummated would result in any person or "group" beneficially owning 20% or more of the total outstanding voting securities of Company or any of its subsidiaries; (C) the public announcement of a bona fide proposal or offer by a person or entity reasonably able to consummate any of the following: a merger, consolidation, business combination or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction; or (D) a sale, lease, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of any material portion of the assets of Company; or (v) the commencement of a solicitation within the meaning of Rule 14a-1(l) by any person or entity other than Company or its Board of Directors (or any person or entity acting on behalf of Company or its Board of Directors) seeking to alter the composition of Company's Board of Directors. Company shall notify Parent promptly in writing of the occurrence of any Exercise Event of which it has knowledge.

      (b) At any time following the occurrence of an Exercise Event, Holder may deliver to Company a written notice (an "Exercise Notice") specifying that it wishes to exercise its rights to acquire Company Shares under the Option and close a purchase of Option Shares and specifying the total number of Option Shares it wishes to acquire. Unless such Exercise Notice is withdrawn by Holder, the closing of a purchase of such Option Shares (a "Closing") shall take place at the principal offices of Company upon such date (which shall be no earlier than three business days following the delivery of the Exercise Notice) as may be designated by Holder in the Exercise Notice. For purposes of this Agreement Parent and each person holding an interest in the Option or the Option Shares as Parent's transferee are referred to collectively as the "Holder."

      (c) The Option shall terminate upon the earlier to occur of (i) the Effective Time (as such term is defined in the Merger Agreement) or (ii) 12 months following the termination of the Merger Agreement in accordance with its terms under any circumstances; provided, however, that if the Option is exercisable but cannot be exercised by reason of any applicable government order or because the waiting period related to the issuance of the Option Shares under the HSR Act shall not have expired or been terminated, or because any other condition to closing under Section 3 hereof has not been satisfied, then the Option shall not terminate until the tenth business day after all such impediments to exercise shall have been removed or shall have become final and not subject to appeal.

      (d) Company shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2.

      (e) This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Holder, upon presentation and surrender of this Agreement at the principal office of Company, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of Company Shares purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Company will execute and deliver a new Agreement of like tenor and date.

      (f) If the sum of (i) any Termination Fee received by Parent under
   Section 7.3(b) of the Merger Agreement plus (ii) the proceeds received by Holder for any sales or other dispositions of Option Shares in excess of Holder's purchase price for such Option Shares plus (iii) the proceeds received by Holder for any sales or other dispositions of the Option (including pursuant to Parent's exercise of its rights to surrender the Option pursuant to Section 9 hereof), plus (iv) any dividends or distributions received by Parent declared on Option Shares is, in the aggregate, greater than $65.0 million (such cumulative amount, the "Profit Cap"), then all such proceeds received by Parent in excess of the Profit Cap shall be promptly remitted in cash by Parent to Company.


   3. Conditions to Closing. The obligation of Company to issue Option Shares to Holder hereunder is subject to the conditions that (a) any waiting period under the HSR Act applicable to the issuance of the Option Shares hereunder shall have expired or been terminated; (b) all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity, if any, required in connection with the issuance of the Option Shares hereunder shall have been obtained or made, as the case may be; and (c) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect. It is understood and agreed that at any time during which Holder shall be entitled to deliver to Company an Exercise Notice, the parties will use their respective reasonable efforts to satisfy all conditions to Closing, so that a Closing may take place as promptly as practicable.

   4. Closing. At any Closing, (a) Company shall deliver to Holder a certificate in definitive form representing the number of Company Shares designated by Holder in its Exercise Notice consistent with this Agreement, such certificate to be registered in the name of Holder and to bear the legend set forth in Section 11 hereof, against delivery of (b) payment by Holder to Company of the aggregate Exercise Price for the Company Shares so designated and being purchased by delivery of a certified check, bank check or wire transfer of immediately available funds.

   5. Representations and Warranties of Company. Company represents and warrants to Parent that (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (b) the execution and delivery of this Agreement by Company and consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or any of the transactions contemplated hereby; (c) this Agreement has been duly executed and delivered by Company and constitutes the legal, valid and binding obligation of Company and, assuming this Agreement has been duly executed and delivered by Parent, is enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity; (d) except for any filings, authorizations, approvals or orders required under the HSR Act and the applicable blue sky laws of any state, and the rules and regulations promulgated thereunder, or by the Nasdaq Stock Market, Company has taken all necessary corporate and other action to authorize and reserve for issuance and to permit it to issue upon exercise of the Option, and at all times from the date hereof until the termination of the Option will have reserved for issuance, a sufficient number of unissued Company Shares for Parent to exercise the Option in full and will take all necessary corporate or other action to authorize and reserve for issuance all additional Company Shares or other securities which may be issuable pursuant to
Section 8(a) upon exercise of the Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement and payment therefor by Parent, will be validly issued, fully paid and nonassessable; (e) upon delivery of the Company Shares and any other securities to Parent upon exercise of the Option, Parent will acquire such Company Shares or other securities free and clear of all Encumbrances, excluding those imposed by Parent; (f) the execution and delivery of this Agreement by Company do not, and the performance of this Agreement by Company will not, (i) violate the Certificate of Incorporation or Bylaws of Company, (ii) conflict with or violate any order applicable to Company or any of its subsidiaries or by which they or any of their material property is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a material Encumbrance on any material property or assets of Company or any of its subsidiaries pursuant to, any material contract or agreement to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or any of their material property is bound or affected; and (g) the execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity, except pursuant to the HSR Act and except for any filings required under the blue sky laws of any state and the rules and regulations promulgated thereunder or by the Nasdaq Stock Market.

   6. Representations and Warranties of Parent. Parent represents and warrants to Company that (i) the execution and delivery of this Agreement by Parent and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and this Agreement has been duly executed and delivered by a duly authorized officer of Parent and will constitute a legal, valid and binding obligation of Parent and, assuming this Agreement has been duly executed and delivered by Parent, is enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity; and (ii) Parent is acquiring the Option, and, if and when the Parent exercises the Option, it will be acquiring the Option Shares issuable upon the exercise thereof for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act of 1933, as amended (the "Securities Act").

   7. Registration Rights.

      (a) Following the termination of the Merger Agreement, Holder may by written notice (a "Registration Notice") to Company (sometimes referred to herein as the "Registrant") request the Registrant to promptly prepare, file and keep current a shelf registration statement under the Securities Act covering this Option and any shares issued and issuable pursuant to this Option and Company shall use reasonable best efforts to cause such registration statement to become effective, as promptly as practicable, and keep such registration statement current in order to permit the sale or other disposition of this Option and any Option Shares (such Option Shares, together with any other shares of Company's capital stock issuable in lieu of or with respect to such Option Shares, the "Registrable Securities") in accordance with any plan of disposition requested by Holder. Company shall use its reasonable best efforts to cause such registration statement to become effective and remain effective for such period not in excess of 180 days from the date such registration statement first becomes effective or such shorter time as may be necessary to effect such sales or other dispositions.

      (b) (i) Holder shall not be entitled to more than two effective registrations hereunder; provided that no registration of Registrable Securities shall be deemed to be a registration for purposes of this clause
   (i) unless such registration shall have become and remained effective pursuant to Section 7(a) hereof; (ii) the Registrant will not be required to file any such registration statement or maintain its effectiveness during any period of time (not to exceed 60 days in the aggregate) when (A) the Registrant is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and such information would have to be disclosed if a registration statement were filed or effective at that time; (B) the Registrant is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) the Registrant determines, in its good faith, reasonable judgment, that such registration would materially interfere with any financing, acquisition or other material transaction involving the Registrant; and (iii) the Registrant will not be required to maintain the effectiveness of any such registration statement for a period greater than 180 days. The Registrant shall use all reasonable best efforts to cause any Registrable Securities registered pursuant to this Section 7 to be qualified for sale under the securities or blue sky laws of such jurisdictions as Holder may reasonably request and shall continue such registration or qualification in effect in such jurisdictions until Holder has sold or otherwise disposed of all of the securities subject to the registration statement; provided, however, that the Registrant shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

      (c) The registration rights set forth in this Section 7 are subject to the condition that Holder shall provide the Registrant with such information with respect to Holder's Registrable Securities, the plan for distribution thereof, and such other information with respect to Holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in a registration statement all material facts required to be disclosed with respect to a registration thereunder, including the identity of Holder and Holder's plan of distribution.

      (d) A registration effected under this Section 7 shall be effected at the Registrant's expense, except for underwriting discounts and commissions and the fees and expenses of counsel to Holder, and the Registrant shall use all reasonable best efforts to: (i) provide such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings and as an underwriter may reasonably require, (ii) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statements as may be necessary to comply with the provisions of the Securities Act and (iii) furnish to Holder and to any underwriter of such securities such number of copies of the final prospectus and such other documents as Holder or underwriters may reasonably request. In connection with any registration which Holder requests be underwritten, Holder and the Registrant agree to enter into an underwriting agreement reasonably acceptable to each such party, in form and substance customary for transactions of this type with the underwriters participating in such offering.

      (e) Indemnification

          (i) The Registrant will indemnify Holder, each of Holder's directors and officers and each person who controls Holder within the meaning of
       Section 15 of the Securities Act, and each underwriter of the Registrant's securities, with respect to any registration, qualification or compliance which has been effected pursuant to this Agreement, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any action or litigation, commenced or threatened (each, a "Damage Claim"), arising out of or based on (A) any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, (B) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or (C) any violation by the Registrant of any rule or regulation promulgated under the Securities Act, the Securities Exchange Act of 1934, as amended, any federal or state securities law or any rule or regulation promulgated under any of them applicable to the Registrant (each matter in clause
       (A), (B) or (C), a "Violation"), in each case in connection with any such registration, qualification or compliance, and the Registrant will reimburse Holder and, each of its directors and officers and each person who controls Holder within the meaning of Section 15 of the Securities Act, and each underwriter for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such Damage Claim, provided that the Registrant will not be liable in any such case to the extent that any such Damage Claim arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Registrant by Holder or director or officer or controlling person or underwriter, and provided, further, that the indemnity agreement contained in this Section 7(e)(i) shall not apply to amounts paid in settlement of any such Damage Claim (including defense costs) if such settlement is effected without the consent of the Registrant, which consent shall not be unreasonably withheld.

          (ii) The Holder will indemnify the Registrant, each of the Registrant's directors and officers and each underwriter of the Registrant's securities covered by such registration statement and each person who controls the Registrant within the meaning of Section 15 of the Securities Act, against all Damage Claims arising out of or based on any Violation in connection with any such registration, qualification or compliance, and will reimburse the Registrant, such directors, officers or control persons or underwriters for any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such Damage Claim, in each case to the extent, but only to the extent, that such Violation occurs in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Registrant by Holder expressly for use therein, provided that in no event shall any indemnity under this Section 7(e)(ii) exceed the gross proceeds of the offering received by Holder and provided,further that the indemnity agreement contained in this Section 7(e)(ii) shall not apply to amounts paid in settlement of any such Damage Claim (including defense costs) if such settlement is effected without the consent of Holder, which consent shall not be unreasonably withheld.

          (iii) Each party entitled to indemnification under this Section 7(e) (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall pay such expense if representation of the Indemnified Party by counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding, and provided, further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 7(e) unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. No Indemnifying Party shall be required to indemnify any Indemnified Party with respect to any settlement entered into without such Indemnifying Party's prior consent (which shall not be unreasonably withheld).

          (iv) If the indemnification provided for in this Section 7(e) is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any Damage Claim, then the Indemnifying Party, in lieu of indemnifying the Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party with respect to such Damage Claim in the proportion that is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party in connection with the statements or omissions that resulted in such Damage Claim, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. In any such case, (A) Holder will not be required to contribute any amount in excess of the aggregate public offering price of all such Registrable Securities offered and sold by Holder pursuant to such registration statement, and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

   8. Adjustment Upon Changes in Capitalization; Rights Plans

      (a) In the event of any change in the Company Shares by reason of stock dividends, stock splits, reverse stock splits, mergers (other than the Merger), recapitalizations, combinations, exchanges of shares and the like, the type and number of shares or securities subject to the Option and the Exercise Price shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Holder shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Holder would have received in respect of the Company Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. Company shall use all reasonable best efforts to promptly take all action necessary to protect the rights of Holder against dilution.

      (b) Prior to such time as the Option is terminated, and at any time after the Option is exercised (in whole or in part, if at all), Company shall not
   (i) amend (nor permit the amendment of) its Company Rights Agreement nor adopt (nor permit the adoption of) a new stockholders rights plan that contains provisions for the distribution or exercise of rights thereunder as a result of Holder or any affiliate or transferee being the beneficial owner of shares of Company by virtue of the Option being exercisable or having been exercised (or as a result of beneficially owning shares issuable in respect of any Option Shares), or (ii) take any other action which would prevent or disable Holder from exercising its rights under this Agreement or enjoying the full rights and privileges possessed by other holders of Company Shares generally with respect to the Option Shares obtained by Holder upon exercise of the Option.

   9. Surrender of Option. At any time following the occurrence of an Exercise Event, Holder may, at its sole option and upon Holder's written request to Company, surrender the Option, to the extent not previously exercised, to Company in exchange for the payment by Company to Holder in immediately available funds of an amount equal to the product of: (x) the excess, if any, of (i) the greater of (A) the highest price per share paid or agreed to be paid by an acquiring person for any Company Shares in the transaction that causes an Exercise Event (or, in the event of a sale of all or a substantially portion of Company's assets, the sum of the price paid for such assets and the current market value of the remaining assets of Company, divided by the number of Company Shares then outstanding (the value of any consideration other than cash to be determined, in the case of consideration with a readily ascertainable market value, by reference to such market value and, in any case where the market value of the consideration is not so ascertainable, by agreement in good faith between Holder and Company)) or (B) the highest closing sale price of Company Shares on the Nasdaq Stock Market during the 30 day period ending with the trading day immediately preceding the date of such request over (ii) the Exercise Price, multiplied by (y) the total number of Option Shares as to which the Option has not theretofore been exercised. Upon the delivery by Holder to Company of a surrender request, each party shall take all actions necessary to consummate such surrender transaction as expeditiously as possible. Upon exercise of its right to surrender the Option or any portion thereof and full payment therefor to Holder pursuant to this Section 9, any and all rights of Holder with respect to the portion of the Option so surrendered shall be terminated.

   10. Substitute Option. Company shall not enter into any Company Acquisition unless the acquiring person or any person that controls such acquiring person, as designated by Holder, assumes in writing all obligations of Company hereunder.

   11. Restrictive Legends. Each certificate representing Option Shares issued to Holder hereunder (other than certificates representing shares sold in a registered public offering pursuant to Section 7) shall include a legend in substantially the following form:

   THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED
   UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

   12. Listing and HSR Filing. The Company, upon the request of Holder, shall promptly file an application to list the Company Shares to be acquired upon exercise of the Option for quotation on the Nasdaq Stock Market and shall use its reasonable efforts to obtain approval of such listing as soon as practicable. Promptly after the date hereof, upon request by Holder, each of the parties hereto shall file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice all required premerger notification and report forms and other documents and exhibits required to be filed under the HSR Act ("HSR Filings") to permit the acquisition of the Company Shares subject to the Option at the earliest possible date. In the event that Holder does not exercise its rights to acquire Company Shares hereunder before the expiration of the period for which permission has initially been granted pursuant to the HSR Act, Company shall, upon request of Holder in connection with Holder's election to exercise this option, promptly prepare and file all additional HSR Filings to permit acquisition of the Company Shares subject to the Option as soon as possible after delivery of the Exercise Notice and demand by Holder for preparation and filing by Company of such additional HSR Filings. All such fees and expense (other than fees and expenses for counsel to Holder) in connection with such listing application or HSR Filings will be paid for by Company.

   13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as set forth in Sections 2(b) and 7, nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement.

   14. Specific Performance; Fees.

      (a) The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement or the right to enforce any of the covenants or agreements set forth herein by specific performance. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

      (b) If any action, suit or other proceeding (whether at law, in equity or otherwise) is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover, in addition to any other remedy granted to such party therein, all such party's costs and attorneys fees incurred in connection with the prosecution or defense of such action, suit or other proceeding.

   15. Entire Agreement. This Agreement and the Merger Agreement (including the appendices and exhibits thereto) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

   16. Further Assurances. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

   17. Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

   18. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. Subject to the foregoing, all notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

          (a) if to Parent, to:

             VeriSign, Inc.
             487 East Middlefield Road
             Mountain View, California 94043
             Attention: James M. Ulam, General Counsel
             Facsimile No.: 650-426-5113
             with a copy to:

             Fenwick & West LLP
             Two Palo Alto Square
             Palo Alto, CA 94306
             Attention: Gordon K. Davidson
                    Douglas N. Cogen
                    Jeffrey R. Vetter
             Facsimile No.: 650-494-1417

          (b) if to Company, to:

             Illuminet Holdings, Inc.
             4501 Intelco Loop
             Lacey, Washington 98503
             Attention: Chief Executive Officer
             Facsimile No.: 360-923-3440

             with a copy to:

             Blackwell Sanders Peper Martin LLP
             Two Pershing Square
             2300 Main Street
             Suite 1000
             Kansas City, MO 14108
             Attention: James M. Ash
                    Shari L. Wright
             Facsimile No.: 816-983-8080

   19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

   20. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

   21. Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

   22. Amendments; Waiver. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

   23. Assignment. Company may not sell, transfer, assign or otherwise dispose of any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of Parent. The rights and obligations hereunder shall inure to the benefit of and be binding upon any successor or permitted assign of a party hereto. No consent shall be required in connection with a merger, consolidation, reorganization, sale of substantially all assets or similar transaction with respect to a party hereto. Any purported assignment in violation of this Section shall be void.

   24. Public Announcement. Company shall consult with Parent and Parent shall consult with Company before issuing any press release with respect to the initial announcement of this Agreement or the transactions contemplated hereby and neither party shall issue any such press release prior to such consultation except as may be required by law.

   25. Waiver of Jury Trial. EACH OF PARENT AND COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT OR COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                                   * * * * *


   IN WITNESS WHEREOF, the parties hereto have caused this Stock Option Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                          VERISIGN, INC.

                                                  /s/ STRATTON D. SCLAVOS
                                          By: _________________________________
                                          Name: Stratton D. Sclavos
                                          Title:  President and Chief Executive
                                            Officer

                                          ILLUMINET HOLDINGS, INC.

                                                     /s/ ROGER H. MOORE
                                          By: _________________________________
                                          Name: Roger H. Moore
                                          Title:  President and Chief Executive
                                            Officer

                                                                        ANNEX C

                           FORM OF VOTING AGREEMENT

   This VOTING AGREEMENT (the "Agreement") is made and entered into as of September 23, 2001, between VeriSign, Inc., a Delaware corporation ("Parent"), and the undersigned stockholder ("Stockholder") of Illuminet Holdings, Inc., a Delaware corporation ("Company").

                                   RECITALS

   A. Concurrently with the execution of this Agreement, Parent, Company and Illinois Acquisition Corporation, a Delaware corporation and a wholly-owned first-tier subsidiary of Parent ("Merger Sub"), are entering into an Agreement and Plan of Merger (the "Merger Agreement") which provides for the merger of Merger Sub with and into Company (the "Merger"). Pursuant to the Merger, shares of common stock of Company, par value $0.01 per share ("Company Common Stock") will be converted into shares of Parent Common Stock on the basis described in the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

   B. Stockholder is the record holder or beneficial owner of, or exercises voting power over, such number of outstanding shares of Company Common Stock as is indicated on the final page of this Agreement.

   C. As a material inducement to enter into the Merger Agreement, Parent desires Stockholder to agree, and Stockholder is willing to agree, to vote the Shares (as defined below), and such other shares of capital stock of Company over which Stockholder has voting power, so as to facilitate consummation of the Merger.

   In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

   1. AGREEMENT TO VOTE SHARES

      1.1 Definitions. For purposes of this Agreement:

      (a) Shares. The term "Shares" shall mean all issued and outstanding shares of Company Common Stock owned of record or beneficially by Stockholder or over which Stockholder exercises voting power, in each case, as of the record date for persons entitled (i) to receive notice of, and to vote at the meeting of the stockholders of Company called for the purpose of voting on the matters referred to in Section 1.2, or (ii) to take action by written consent of the stockholders of Company with respect to the matters referred to in Section 1.2. Stockholder agrees that any shares of capital stock of Company that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership or over which Stockholder exercises voting power after the execution of this Agreement and prior to the date of termination of this Agreement pursuant to Section 3 below shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares on the date hereof.

      (b) Subject Securities. The term "Subject Securities" shall mean: (i) all securities of Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock beneficially owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires ownership during the period from the date of this Agreement through the earlier of termination of this Agreement pursuant to Section 3 below or the record date for the meeting at which stockholders of Company are asked to vote upon approval of the Merger Agreement and the Merger.

      (c) Transfer. Stockholder shall be deemed to have effected a "Transfer" of a security if Stockholder directly or indirectly: (i) sells, pledges, hypothecates, encumbers, transfers or disposes of, or grants an option with respect to, such security or any interest in such security; or (ii) enters into an agreement or commitment providing for the sale, pledge, hypothecation encumbrance, transfer or disposition of, or grant of an option with respect to, such security or any interest therein.

      1.2 Agreement to Vote Shares. Stockholder hereby covenants and agrees that, during the period commencing on the date hereof and continuing until the first to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement (the "Effective Time") and (ii) termination of this Agreement in accordance with its terms, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of Company, however called, or in connection with any written consent of the stockholders of Company, Stockholder will appear at the meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Shares:

          (1) in favor of the approval and adoption of the Merger Agreement and the approval of the Merger and the other actions contemplated by the Merger Agreement and any actions required in furtherance thereof;

          (2) against approval of any proposal made in opposition to or in competition with the consummation of the Merger, including, without limitation, any Acquisition Proposal or Superior Offer (each as defined in the Merger Agreement) or any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Company under the Merger Agreement or of the Stockholder under this Agreement.

   Stockholder further agrees not to enter into any agreement or understanding with any person the effect of which would be inconsistent with or violative of any provision contained in this Section 1.2.

      1.3. Transfer and Other Restrictions. (a) Prior to the termination of this Agreement, Stockholder agrees not to, directly or indirectly:

          (i) except pursuant to the terms of the Merger Agreement, offer for sale, Transfer or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale Transfer or other disposition of any or all of the Subject Securities or any interest therein except as provided in Section
       1.2 hereof;

          (ii) grant any proxy, power of attorney, deposit any of the Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Securities except as provided in this Agreement; or

          (iii) take any other action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement.

      (b) To the extent Stockholder is, as of the date hereof, party to a contract or agreement that requires Stockholder to Transfer Shares to another person or entity (excluding a contract or agreement pledging Shares to Company), Stockholder will not effect any such Transfer unless and until the transferee agrees to be bound by and executes an agreement in the form of this Agreement with respect to the Shares to be Transferred. Nothing herein shall prohibit Stockholder from exercising (in accordance with the terms of the option or warrant, as applicable) any option or warrant Stockholder may hold; provided that the securities acquired upon such exercise shall be deemed Shares.

      1.4 Irrevocable Proxy. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Parent a proxy in the form attached hereto as Exhibit I (the "Proxy"), which shall be irrevocable, with respect to the Shares, subject to the other terms of this Agreement.

      1.5 Appraisal Rights. Stockholder agrees not to exercise any rights of appraisal and any dissenters' rights that Stockholder may have (whether under applicable law or otherwise) or could potentially have or acquire in connection with the Merger.

      1.6 No Limitation on Discretion as Director. This Agreement is intended solely to apply to the exercise by Stockholder of rights attaching to ownership of the Shares, and nothing herein shall be deemed to apply to, or to limit in any manner the discretion of Stockholder who is a director of the Company with respect to, any action which may be taken or omitted by Stockholder acting in Stockholder's fiduciary capacity as a director of the Company.

   2. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

      (a) Stockholder is the record and beneficial owner of, or Stockholder exercises voting power over, the shares of Company Common Stock indicated on the final page of this Agreement, which, on and as of the date hereof, are free and clear of any Encumbrances that would adversely affect the ability of Stockholder to carry out the terms of this Agreement. The number of Shares set forth on the signature pages hereto are the only Shares beneficially owned by such Stockholder and, except as set forth on such signature pages, the Stockholder holds no options to purchase or rights to subscribe for or otherwise acquire any securities of the Company and has no other interest in or voting rights with respect to any securities of the Company.

      (b) Stockholder has the requisite capacity, power and authority to enter into this Agreement and to consummate the transaction contemplated by this Agreement. The execution and delivery of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated by this Agreement have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except (i) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, and (ii) for the limitations imposed by general principles of equity. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation which would result in the creation of any Encumbrance upon any of the Shares owned by such Stockholder under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree, or other instrument binding on such Stockholder or any Shares owned by such Stockholder. No consent, approval, order or authorization of, or registration, declaration or filing with or exemption by any Governmental Entity is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated by this Agreement, except for applicable requirements, if any, of Sections 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into and perform such Agreement. Prior to the approval of Company's Board of Directors of this Agreement, Stockholder and Parent had no agreement, arrangement or understanding with respect to the voting of any of Stockholder's securities of the Company.

   3. TERMINATION

   This Agreement shall terminate and shall have no further force or effect as of the first to occur of (i) the Effective Time and (ii) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VII thereof.

   4. MISCELLANEOUS

      4.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      4.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other. Any purported assignment in violation of this Section shall be void.

      4.3 Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

      4.4 Specific Performance; Injunctive Relief; Attorneys Fees. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity. If any action, suit or other proceeding (whether at law, in equity or otherwise) is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover, in addition to any other remedy granted to such party therein, all such party's costs and attorneys fees incurred in connection with the prosecution or defense of such action, suit or other proceeding.

      4.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. Subject to the foregoing, all notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
          If to Parent:

          VeriSign, Inc.
          487 East Middlefield Road
          Mountain View, California 94043
          Attention: James M. Ulam, General Counsel
          Facsimile No.: 650-426-5113

          with a copy to:

          Fenwick & West LLP
          Two Palo Alto Square
          Palo Alto, California 94306
          Attention: Gordon K. Davidson
                  Douglas N. Cogen
                  Jeffrey R. Vetter
          Facsimile: 650-494-1417

          If to Stockholder, to the address for notice set forth on the last page hereof.

          with a copy to:

          Blackwell Sanders Peper Martin LLP
          Two Pershing Square
          2300 Main Street
          Suite 1000
          Kansas City, Missouri 14108
          Attention: James M. Ash
                  Shari L. Wright
          Facsimile: 816-983-8080

   Any party hereto may by notice so given provide and change its address for future notices hereunder. Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail in the manner set forth above.

      4.6 Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of Delaware, excluding that body of law relating to conflict of laws.

      4.7 Entire Agreement. This Agreement, the Merger Agreement and the Proxy granted hereunder constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

      4.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      4.9 Captions. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

                               *   *   *   *   *

   IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be executed by their duly authorized respective officers as of the date first above written.

                                          VERISIGN, INC.

                                          By:__________________________________
                                          Name:
                                          Title:

                                          STOCKHOLDER:

                                          [STOCKHOLDER]

                                          By: _________________________________
                                          Name:
                                          Title:

                                          Stockholder's Address for Notice:

                                          [Address]

                                             Outstanding shares of Company
                                             Common Stock held of record or
                                             beneficially owned by Stockholder
                                             or over which Stockholder
                                             exercises voting power:


                                             __________________________________

                                                                      EXHIBIT I

                               IRREVOCABLE PROXY

   The undersigned stockholder (the "Stockholder") of Illuminet Holdings, Inc., a Delaware corporation (the "Company"), hereby irrevocably appoints and constitutes the members of the Board of Directors of VeriSign, Inc., a Delaware corporation ("Parent"), and each such Board member (collectively, the "Proxyholders"), the agents, attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to the shares of capital stock of Company which are listed below (the "Shares"), and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof and prior to the date this proxy terminates, to vote the Shares as follows: the Proxyholders named above are empowered at any time prior to termination of this proxy to exercise all voting and other rights (including, without limitation, the power to execute and deliver written consents with respect to the Shares) of the undersigned at every annual, special or adjourned meeting of Company stockholders, and in every written consent in lieu of such a meeting, or otherwise, (i) in favor of adoption of the Agreement and Plan of Merger (the "Merger Agreement") among Parent, Illinois Acquisition Corporation and Company, and the approval of the merger of Illinois Acquisition Corporation with and into Company (the "Merger"), and (ii) against approval of any proposal made in opposition to or in competition with consummation of the Merger, including, without limitation, any Acquisition Proposal or Superior Offer (each as defined in the Merger Agreement) or any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Company under the Merger Agreement or of the Stockholder under the voting agreement between Parent and Stockholder (the "VotingAgreement").

   The Proxyholders may not exercise this proxy on any other matter. The Stockholder may vote the Shares on all such other matters. The proxy granted by the Stockholder to the Proxyholders hereby is granted as of the date of this Irrevocable Proxy in order to secure the obligations of the Stockholder set forth in Section 1 of the Voting Agreement, and is irrevocable and coupled with an interest in such obligations and in the interests in Company to be purchased and sold pursuant the Merger Agreement.

   This proxy will terminate upon the termination of the Voting Agreement in accordance with its terms. Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof are hereby revoked and no subsequent proxies will be given until such time as this proxy shall be terminated in accordance with its terms. Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. The undersigned stockholder authorizes the Proxyholders to file this proxy and any substitution or revocation of substitution with the Secretary of the Company and with any Inspector of Elections at any meeting of the stockholders of the Company.

   This proxy is irrevocable and shall survive the insolvency, incapacity, death or liquidation of the undersigned. Dated: September 23, 2001.

                                          _____________________________________
                                          Signature

                                          _____________________________________
                                          Name (and Title)

                                          Shares of Company Common Stock held
                                          of record by or beneficially owned by
                                          the Stockholder or over which the
                                          Stockholder exercises voting power:

                                          _____________________________________

                                                                        ANNEX D

                              September 23, 2001

Board of Directors
Illuminet Holdings, Inc.
4501 Intelco Loop, S.E.
Olympia, WA 98503

Members of the Board:

   We understand that Illuminet Holdings, Inc. (the "Company"), Verisign, Inc. ("Acquiror") and Illinois Acquisition Corporation (a wholly owned subsidiary of Acquiror, "Merger Sub") are proposing to enter into an Agreement and Plan of Merger (the "Agreement") which will provide, among other things, for the merger (the "Merger") of Merger Sub with and into the Company. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Acquiror. Under the terms, and subject to the conditions, set forth in the Agreement dated September 23, 2001 (the "Merger Agreement"), at the effective time of the Merger, the outstanding shares of common stock of the Company, par value $0.01 per share ("Company Common Stock"), other than certain shares to be canceled pursuant to the Agreement will be converted into the right to receive 0.93 of a share (the "Exchange Ratio") of the common stock of Acquiror, par value $0.001 per share ("Acquiror Common Stock"). The Merger Agreement also provides that Acquiror will receive an option to purchase up to 19.9% of the Company Common Stock and that the Company will pay a termination fee in the event the Merger is not consummated under certain circumstances (principally circumstances involving a competing acquisition of the Company). Our understanding is that under no circumstances will the aggregate of the termination fee and the proceeds from the option agreement (less the exercise price) exceed $65 million. The terms and conditions of the Merger are set out more fully in the Merger Agreement.

   You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view, as of the date hereof, to the "Holders of Company Common Stock". The "Holders of Company Common Stock" shall be defined as all holders of Company Common Stock other than Acquiror, Merger Sub, any affiliates of Acquiror or Merger Sub. We understand that the Holders of Company Common Stock are not entitled to appraisal rights under applicable law.

   For purposes of this opinion we have, among other things:

    (i) reviewed certain publicly available financial statements and other business and financial information of the Company and Acquiror, respectively;

    (ii) reviewed with the Company and Acquiror certain publicly available estimates of research analysts relating to the Company and Acquiror;

   (iii) held discussions with the respective managements of the Company and Acquiror concerning the businesses, past and current operations, financial conditions and future prospects of both the Company and Acquiror, independently and combined, including discussions with the managements of the Company and Acquiror concerning their views regarding the strategic rationale for the Merger;

    (iv) reviewed the financial terms and conditions set forth in the Merger Agreement;

    (v) reviewed the stock price and trading history of Company Common Stock and Acquiror Common Stock;

    (vi) compared the financial performance of the Company and Acquiror and the prices and trading activity of Company Common Stock and Acquiror Common Stock with that of certain other publicly traded companies comparable with the Company and Acquiror, respectively;

   (vii) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions that we deemed relevant;

  (viii) reviewed the pro forma impact of the Merger on Acquiror's revenue per share and revenue growth rates, and earnings per share and earnings growth rates, respectively;

    (ix) prepared an analysis of the relative contributions of the Company and Acquiror to the combined company;

    (x) prepared a discounted cash flow analysis of each of the Company and Acquiror;

    (xi) participated in discussions and negotiations among representatives of the Company and Acquiror and their financial and legal advisors; and

   (xii) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

   In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us orally or otherwise discussed with us by the managements of the Company and Acquiror) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, any of such information. We have relied upon the assurances of the managements of the Company and Acquiror that they are not aware of any facts that would make such information, in light of the circumstances under which it was provided, inaccurate or misleading. Furthermore, we did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of the Company or Acquiror, nor were we furnished with any such evaluation or appraisal. With respect to the discussions which we have had with the respective management teams relating to estimates of future performance (and the assumptions and bases therefor) for Acquiror and the Company, we have assumed that such forecasts have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments of the managements of Acquiror and the Company, respectively, as to the future financial condition and performance of the Company and Acquiror, respectively, and we have further assumed that such forecasts will be realized in the amounts and in the time periods currently estimated. We have assumed that the Merger will be consummated upon the terms set forth in the Merger Agreement without material alteration thereof, including, among other things, that the Merger will be accounted for as a "purchase method" business combination in accordance with U.S. generally accepted accounting principles ("GAAP") and that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. In addition, we have assumed that the historical financial statements of each of the Company and Acquiror reviewed by us have been prepared and fairly presented in accordance with GAAP consistently applied.

   This opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view as to the date hereof, to the Holders of Company Common Stock of the Exchange Ratio. We do not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the Merger, (ii) any tax or other consequences that might result from the Merger or (iii) what the value of Acquiror Common Stock will be when issued to the Company's stockholders pursuant to the Merger or the price at which the shares of Acquiror Common Stock that are issued pursuant to the Merger may be traded in the future. Our opinion does not address the relative merits of the Merger and the other business strategies that the Company's Board of Directors has considered or may be considering, nor does it address the decision of the Company's Board of Directors to proceed with the Merger. Neither does our opinion address any legal or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

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

   In connection with the preparation of our opinion, we were not authorized to solicit, and did not solicit, third-parties regarding alternatives to the Merger.

   We are acting as financial advisor to the Company in connection with the Merger and will receive (i) a fee contingent upon the delivery of this opinion and (ii) an additional fee contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement. We have provided financial advisory services in the past to the Company with respect to mergers and acquisitions and public financings. We maintain a market in the shares of Company Common Stock and Acquiror Common Stock. In the ordinary course of business, we may trade in the Company's securities and Acquiror's securities for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in the Company's securities or Acquiror's securities.

   Our opinion expressed herein is provided for the information of the Board of Directors of the Company in connection with its evaluation of the Merger. Our opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote, or take any other action, with respect to the Merger. This opinion may not be summarized, described or referred to or furnished to any party except with our express prior written consent.

   Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the Holders of Company Common Stock from a financial point of view.

                                          Very truly yours,

                                          Robertson Stephens, Inc.

                                          /s/ Robertson Stephens, Inc.
                                          --------------------------------------



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